Exhibit 10.4

EXECUTION COPY

THIRD MEZZANINE LOAN AGREEMENT

Dated as of November 6, 2007

among

HRHH GAMING JUNIOR MEZZ TWO, LLC,

as Gaming Mezz Borrower,

HRHH JV JUNIOR MEZZ TWO, LLC,

as JV Borrower,

and

COLUMN FINANCIAL, INC.,

as Lender

i

ii

SCHEDULES

Schedule I-A	–	Legal Description of Hotel/Casino Property
Schedule I-B	–	Legal Description of Café Property
Schedule I-C	–	Legal Description of Adjacent Property
Schedule II	–	Description of Project
Schedule III	–	Description of Pledged Interests
Schedule IV	–	Allocated Loan Amounts
Schedule V	–	Net Worth Requirements
Schedule VI	–	Organizational Structure
Schedule VII	–	IP
Schedule VIII	–	Litigation
Schedule IX	–	Operating Permits
Schedule X	–	Rent Roll
Schedule XI	–	List of Mortgage Loan Documents
Schedule XII	–	List of First Mezzanine Loan Documents
Schedule XIII	–	List of Second Mezzanine Loan Documents

EXHIBITS

Exhibit A	–	Form of Third Mezzanine Construction Completion Guaranty

iii

THIRD MEZZANINE LOAN AGREEMENT

THIS THIRD MEZZANINE LOAN AGREEMENT, dated as of November 6, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, “Lender”), HRHH GAMING JUNIOR MEZZ TWO, LLC, a Delaware limited liability company, having its principal place of business c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Gaming Mezz Borrower”) and HRHH JV JUNIOR MEZZ TWO, LLC, a Delaware limited liability company, having its principal place of business c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“JV Borrower”; and each of Gaming Borrower and JV Borrower, individually, a “Borrower”, and collectively, “Borrowers”), jointly and severally.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement, dated as of February 2, 2007 (the “Original Mortgage Loan Agreement”), among Mortgage Lender and Mortgage Borrowers (as such terms are hereinafter defined), Mortgage Lender made a loan to Mortgage Borrowers in the original principal amount of up to $1,360,000,000.00 (the “Original Mortgage Loan”), subject to and in accordance with the terms and conditions of the Original Mortgage Loan Agreement;

WHEREAS, Mortgage Lender and Mortgage Borrowers have agreed that, as of the date hereof, (i) Mortgage Borrowers shall prepay $350,000,000.00 of the Original Mortgage Loan from the proceeds of three (3) mezzanine loans made to the direct and/or indirect owners of equity interests in Mortgage Borrowers, and (ii) Mortgage Lender shall increase the maximum amount of the Original Mortgage Loan by $20,000,000.00, resulting in the aggregate principal amount of $1,030,000,000.00, in accordance with the terms and conditions of the Mortgage Loan Agreement (as such term is hereinafter defined), and the original promissory note evidencing the Original Mortgage Loan shall be replaced by the Mortgage Notes (as such term is hereinafter defined); and

WHEREAS, in connection with the partial prepayment of the Original Mortgage Loan: (i) First Mezzanine Lender is willing to make the First Mezzanine Loan to First Mezzanine Borrowers, subject to and in accordance with the terms and conditions of the First Mezzanine Loan Agreement and the other First Mezzanine Loan Documents (as such terms are hereinafter defined); (ii) Second Mezzanine Lender is willing to make the Second Mezzanine Loan to Second Mezzanine Borrowers, subject to and in accordance with the terms and conditions of the Second Mezzanine Loan Agreement and the other Second Mezzanine Loan Documents (as such terms are hereinafter defined); and (iii) Lender is willing to make the Loan to Borrowers, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “AA-” by S&P and “Aa3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Additional Non-Qualified Mandatory Prepayment” shall have the meaning set forth in Section 2.4.2(c) hereof.

“Additional Non-Qualified Prepayment Date” shall mean July 1, 2008.

“Adjacent Borrower” shall mean HRHH Development, LLC, a Delaware limited liability company, together with its successors and assigns.

“Adjacent Parcel Purchaser” shall have the meaning set forth in Section 2.5.2(a) hereof.

“Adjacent Parcel Release Price” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Adjacent Parcel Sale” shall have the meaning set forth in Section 2.5.2(a) hereof.

“Adjacent Property” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Adjacent Property IP License” shall have the meaning set forth in Section 5.1.26(b) hereof.

“Advance Request” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliate Adjacent Parcel Purchaser” shall have the meaning set forth in Section 2.5.2(a) hereof.

“Affiliate IP License” shall have the meaning set forth in Section 5.1.26(d) hereof.

“Affiliate IP Purchaser” shall have the meaning set forth in Section 2.5.3(a) hereof.

“Affiliate Release Parcel Purchaser” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Affiliated IP Party” shall mean (i) any subsidiary of any Loan Party hereafter formed with Lender’s consent, (ii) HRHI, and (iii) any subsidiary of HRHI.

“Affiliated Manager” shall mean any Manager in which any Loan Party or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Aggregate Outstanding Principal Balance” shall mean, as of any date of determination, the sum of the Outstanding Principal Balance, the Mortgage Loan Outstanding Principal Balance, the First Mezzanine Loan Outstanding Principal Balance and the Second Mezzanine Loan Outstanding Principal Balance.

“Alteration Threshold Amount” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Alternate Financing Percentages” shall mean the Loan Percentage, the Mortgage Reduced Acquisition Loan Percentage, the First Mezzanine Loan Percentage and the Second Mezzanine Loan Percentage.

“Alternative Minimum Interest Reserve Amount” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Alternative Minimum Mandatory Letter of Credit” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for all of the Properties, collectively, prepared by Mortgage Borrowers or the applicable Manager(s) for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean the rate or rates at which the Outstanding Principal Balance bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(c) hereof.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long term unsecured debt rating of at least “AA” by S&P and Fitch and “Aa2” by Moody’s.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of February 2, 2007, from Hotel/Casino Borrower, Café Borrower, Adjacent Borrower and Gaming Borrower, as assignors, to Mortgage Lender, as assignee, assigning to

Mortgage Lender all of each such Mortgage Borrower’s right, title and interest in and to the Leases and Rents of its Property as security for the Mortgage Loan, as amended by the Mortgage Loan Document Modification Agreement and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Liquor Management Agreement” shall mean that certain Third Mezzanine Assignment of Liquor Management and Employee Services Agreement and Subordination of Management Fees, dated as of the date hereof, by Borrowers, as assignors, and Hotel/Casino Borrower, to Lender, and consented and agreed to by HRHI, in its capacity as the Liquor Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement (All Properties)” shall mean that certain Third Mezzanine Assignment of Management Agreement and Subordination of Management Fees (All Properties), dated as of the date hereof, by Borrowers, as assignors, Café Borrower, Hotel/Casino Borrower and Adjacent Borrower, to Lender, and consented and agreed to by the Affiliated Manager of such Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation of all or any part of any Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as the same may be amended from time to time.

“Bonafide Adjacent Parcel Purchaser” shall have the meaning set forth in Section 2.5.2(a) hereof.

“Bonafide IP Purchaser” shall have the meaning set forth in Section 2.5.3(a) hereof.

“Bonafide Release Parcel Purchaser” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Borrower” and “Borrowers” shall have the meanings set forth in the introductory paragraph hereto, together with its or their successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Café Borrower” shall mean HRHH Cafe, LLC, a Delaware limited liability company, together with its successors and assigns.

“Café Property” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements, but excluding capitalized interest).

“Cash Management Account” shall have the meaning set forth in Section 2.6.3(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement (Third Mezzanine Loan), dated as of the date hereof, by and among Borrowers, Mortgage Borrowers and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casino Account” shall mean, if and when Gaming Borrower becomes the Gaming Operator in accordance with the terms of the Mortgage Loan Agreement, individually or collectively, one or more accounts established and maintained from time to time by Gaming Borrower and reasonably approved by Mortgage Lender; provided, however, that any such Casino Account shall be established and maintained pursuant to, and in accordance with, all applicable Gaming Laws and shall be subject to a security interest in favor of Mortgage Lender pursuant to the Mortgage Loan Documents.

“Casino Component” shall mean that portion of the Hotel/Casino Property devoted to the operation of a casino gaming operation and, as of February 2, 2007, leased to HRHI pursuant to the HRHI Lease and subleased to Gaming Operator pursuant to the Gaming Sublease, including, without limitation, those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations, including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas, in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws, as more particularly described and set forth in the HRHI Lease and the Gaming Sublease as the “Premises”.

“Casino Component Lease” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Certificate of Occupancy” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Closing Completion Guaranty” shall mean that certain Third Mezzanine Closing Guaranty of Completion, dated as of the date hereof, from Guarantors to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean (i) the Pledged Collateral and (ii) all other collateral for the Loan granted in the Loan Documents.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement (Third Mezzanine Loan), dated as of the date hereof, executed by Borrowers in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Comparable Hotel/Casinos” shall mean hotel and casino resorts in Las Vegas, Nevada which are of a similar nature, quality and scope as the hotel and casino resort being operated on the Hotel/Casino Property as of February 2, 2007, including, without limitation, Mandalay Bay Resort and Casino, MGM Grand Hotel and Casino, The Palms Casino Resort and Caesars Palace, in each of the foregoing instances, as existing and being operated on the date hereof.

“Component” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Component Percentages” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.

“Constituent Member” shall mean any direct member or partner in any Loan Party, any Mezzanine Borrower or any Guarantor and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities is a stockholder, member or partner in any Loan Party, any Mezzanine Borrower or any Guarantor.

“Construction Completion Guaranty” shall mean a Third Mezzanine Construction Guaranty of Completion from Guarantors in favor of Lender in the form attached hereto as Exhibit A, as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Construction Holdback” shall have the meaning set forth in Section 2.1.3(b) hereof.

“Construction Loan” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Construction Loan Advance” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Construction Loan Reserve Account” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable account as shall be established under this Agreement in accordance with Section 7.7 hereof.

“Construction Qualification Date” shall mean May 1, 2008, subject to Excusable Delay not to exceed fifteen (15) days.

“Construction Schedule” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, Natixis Financial Products Inc., and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“Credit Suisse” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.

“Deemed Relinquishment” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, if applicable, any Spread Maintenance Premium and any Prepayment Fee) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio in which:

(a) the numerator is the Pro-Forma Net Cash Flow as of such date of determination; and

(b) the denominator is the aggregate amount of interest that is reasonably estimated by Lender to be due and payable on the Outstanding Principal Balance, the Mortgage Loan Outstanding Principal Balance, the First Mezzanine Loan Outstanding Principal Balance and the Second Mezzanine Loan Outstanding Principal Balance as of such date of determination for the following full twelve (12) calendar month period.

“Debt Yield” shall mean:

(a) for all calculations of Debt Yield except in connection with the Second Qualified Extension Option, a ratio (expressed as a percentage) in which: (i) the numerator is the Net Cash Flow for the trailing twelve (12) calendar month period ending with the last calendar month prior to the date of determination for which financial reports have been delivered under Section 5.1.11 of the Mortgage Loan Agreement and Section 5.1.11 hereof, as reasonably determined by Mortgage Lender based on the financial statements delivered to Mortgage Lender pursuant to Section 5.1.11 of the Mortgage Loan Agreement and to Lender pursuant to Section 5.1.11 hereof, and (ii) the denominator is the Aggregate Outstanding Principal Balance as of such date of determination, subject, however, to the provisions of Section 2.7.3 of the Mortgage Loan Agreement and Section 2.7.3 hereof; and

(b) for the calculation of Debt Yield in connection with the Second Qualified Extension Option, a ratio (expressed as a percentage) in which: (i) the numerator is the Net Cash Flow for a period equal to the lesser of (A) the trailing twelve (12) calendar month period ending with the last calendar month prior to the date of determination for which financial reports have been delivered under Section 5.1.11 of the Mortgage Loan Agreement and Section 5.1.11 hereof, or (B) the period commencing on the first (1st) day of the First Full Operating Month through and including the last day of the last calendar month prior to the date of determination for which financial reports have been delivered under Section 5.1.11 of the Mortgage Loan Agreement and Section 5.1.11 hereof, with such Net Cash Flow, in the case of the foregoing clause (B), then being reasonably annualized by Mortgage Lender, and in each of the foregoing cases under clause (A) or (B) above, as reasonably determined by Mortgage Lender based on the financial statements delivered to Mortgage Lender pursuant to Section 5.1.11 of the Mortgage Loan Agreement and to Lender pursuant to Section 5.1.11 hereof, and (ii) the denominator is the Aggregate Outstanding Principal Balance as of such date of determination, subject, however, to the provisions of Section 2.7.3 of the Mortgage Loan Agreement and Section 2.7.3 hereof.

“Debt Yield Letter of Credit” shall have the meaning set forth in Section 2.7.3(b) hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Applicable Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences; provided, that with respect to the initial Interest Period, the Determination Date was two (2) London Business Days prior to the Closing Date.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular or other offering documents, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“DLJ Entities” shall have the meaning set forth in Section 10.16(c) hereof.

“DLJ Guarantor” shall mean DLJ MB IV HRH, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“DLJMB Commitment Letter” shall mean that certain Commitment Letter of the DLJMB Parties, dated as of February 2, 2007, addressed to the DLJ Guarantor, as modified by that certain Modification and Ratification of DLJMB Commitment Letter and Consent, dated as of the date hereof, by the DLJMB Parties in favor of Lender, Mortgage Lender, First Mezzanine Lender and Second Mezzanine Lender.

“DLJMB Parties” shall have the meaning set forth in Section 9.4(a) hereof.

“Draw Request” shall mean, with respect to each Construction Loan Advance, an Advance Request together with all other documents required by the Mortgage Loan Agreement to be furnished to Mortgage Lender as a condition to such Construction Loan Advance.

“Eligible Account” shall mean a separate and identifiable “deposit account”, as such term is defined in any applicable Uniform Commercial Code, from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Third Mezzanine Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrowers in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Excess Cash Termination Conditions” shall mean that (i) as of any Financial Determination Date, the Properties have achieved and maintained a Debt Service Coverage Ratio of not less than 1.10 to 1.00 for the immediately preceding two (2) consecutive calendar quarters, and (ii) no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default shall have occurred and be continuing.

“Excess Fully Funded IP Release Proceeds” shall have the meaning set forth in Section 2.4.4(g) hereof.

“Excess IP Release Price Proceeds” shall have the meaning set forth in Section 2.4.4(g) hereof.

“Excess Non-Fully Funded IP Release Proceeds” shall have the meaning set forth in Section 2.4.4(g) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.3(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Excluded Taxes” shall mean, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by reference to) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or any other jurisdiction in which it is subject to tax solely as a result of any present or former connection between Lender or other recipient, as applicable, and the jurisdiction imposing such tax other than a present or former connection solely as a result of the activities and transactions specifically contemplated by this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) of this definition, and (c) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender designates a new lending office, unless the designation of such new lending office was at the request of Borrowers, or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.2.3(e)(iii) hereof, except to the extent that such Non-U.S. Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.2.3(e) hereof.

“Excusable Delay” shall mean a delay due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of any Loan Party and not arising out of (a) the negligence, willful misconduct or illegal act of any Loan Party or any Affiliate of any Loan Party, or (b) any cause or circumstance resulting from the insolvency, bankruptcy or lack of funds of any Loan Party, any Guarantor or any Affiliate of any Loan Party or any Guarantor.

“Existing FF&E Leases” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Extended Maturity Date” shall mean, as applicable, either (a) the Qualified Extended Maturity Date as set forth in Section 2.7.2 hereof, or (b) the Non-Qualified Extended Maturity Date as set forth in Section 2.7.1 hereof.

“Extension Debt Service Coverage Ratio” shall mean, with respect to any Extension Term, a ratio for the applicable twelve (12) month period in which:

(a) the numerator is the Projected Underwritten Net Cash Flow for such Extension Term; and

(b) the denominator is the sum of:

(i) the aggregate amount of interest that would be payable on the sum of the Mortgage Outstanding Principal Balance as of the first day of such Extension Term plus the amount of any anticipated Construction Loan Advances in accordance with the Construction Schedule (excluding any Construction Loan Advances anticipated to be made out of the Construction Loan Reserve Account pursuant to the Mortgage Loan Agreement), if any, for the following full twelve (12) calendar month period at an interest rate equal to the Strike Price applicable to such Extension Term plus the applicable Mortgage Spread; plus

(ii) the aggregate amount of interest that would be payable on the First Mezzanine Loan Outstanding Principal Balance as of the first day of such Extension Term for the following full twelve (12) calendar month period at an interest rate equal to the Strike Price applicable to such Extension Term plus the First Mezzanine Spread; plus

(iii) the aggregate amount of interest that would be payable on the Second Mezzanine Loan Outstanding Principal Balance as of the first day of such Extension Term for the following full twelve (12) calendar month period at an interest rate equal to the Strike Price applicable to such Extension Term plus the Second Mezzanine Spread; plus

(iv) the aggregate amount of interest that would be payable on the Outstanding Principal Balance as of the first day of such Extension Term for the following full twelve (12) calendar month period at an interest rate equal to the Strike Price applicable to such Extension Term plus the Spread.

“Extension Interest Shortfall” shall mean, with respect to each Extension Term, the difference between: (a) the Required Net Cash Flow with respect to such Extension Term, less (b) the amount on deposit in the Interest Reserve Fund as of the day immediately preceding the first (1st) day of such Extension Term.

“Extension Option” shall mean any Qualified Extension Option or Non-Qualified Extension Option, as applicable.

“Extension Term” shall mean any Qualified Extension Term or Non-Qualified Extension Term, as applicable.

“Extra Non-Accrued Interest” shall have the meaning set forth in Section 2.4.6 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(d) hereof.

“FF&E” shall mean all furniture, furnishings, fixtures and equipment required for the operation of any of the Properties, including, without limitation, (i) lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment such as safes, cash registers, and accounting, duplicating and communication equipment, telephone systems, back and front of the house computerized systems, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bar and cocktail lounges, restaurants, recreational facilities as they may exist from time to time, and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes, (ii) Gaming Equipment which any Mortgage Borrower is lawfully permitted to own or lease, and (iii) rock and roll memorabilia unique to the Hotel/Casino Property and similar in character to the other rock and roll memorabilia displayed at the Hotel/Casino Property.

“FF&E Expenditures” shall mean amounts expended for the purchase, replacement and/or installation of FF&E at the Properties.

“FF&E Expenditures Work” shall mean any labor performed or materials installed in connection with any FF&E Expenditures.

“Financial Determination Date” shall have the meaning set forth in Section 2.6.4 hereof.

“Financing Percentages” shall mean the Loan Percentage, the Mortgage Loan Percentage, the First Mezzanine Loan Percentage and the Second Mezzanine Loan Percentage.

“First Anniversary” shall mean the first anniversary of the Closing Date.

“First Full Operating Month” shall mean the calendar month following the month in which Substantial Completion occurs.

“First Mezzanine Borrower” and “First Mezzanine Borrowers” shall mean, individually or collectively, as applicable, HRHH Gaming Senior Mezz, LLC, a Delaware limited liability company, and HRHH JV Senior Mezz, LLC, a Delaware limited liability company, each in its capacity as a borrower under the First Mezzanine Loan, together with its or their successors or permitted assigns.

“First Mezzanine Collateral” shall mean the “Collateral” as defined in the First Mezzanine Loan Agreement.

“First Mezzanine Debt” shall mean the “Debt” as defined in the First Mezzanine Loan Agreement.

“First Mezzanine Default” shall mean a “Default” as defined in the First Mezzanine Loan Agreement.

“First Mezzanine Event of Default” shall mean an “Event of Default” as defined in the First Mezzanine Loan Agreement.

“First Mezzanine Lender” shall mean Column Financial, Inc., in its capacity as holder of the First Mezzanine Loan, together with its successors and assigns.

“First Mezzanine Loan” shall mean the loan in the original principal amount of Two Hundred Million and No/100 Dollars ($200,000,000), made by First Mezzanine Lender to First Mezzanine Borrowers pursuant to the First Mezzanine Loan Agreement.

“First Mezzanine Loan Agreement” shall mean that certain First Mezzanine Loan Agreement, dated as of the date hereof, among First Mezzanine Lender and First Mezzanine Borrowers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.

“First Mezzanine Loan Documents” shall mean the First Mezzanine Loan Agreement and all other documents evidencing and/or securing the First Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.

“First Mezzanine Loan Outstanding Principal Balance” shall mean the “Outstanding Principal Balance” as defined in the First Mezzanine Loan Agreement.

“First Mezzanine Loan Percentage” shall mean, as of any date of determination and prior to the application of the principal amount with respect to which the Financing Percentages or the Alternate Financing Percentages are then being calculated, the ratio, expressed as a percentage, the numerator of which is an amount equal to the First Mezzanine Loan Outstanding Principal Balance on such date of determination and the denominator of which is an amount equal to the Aggregate Outstanding Principal Balance on such date of determination.

“First Mezzanine Reserve Funds” shall mean the “Reserve Funds” as defined in the First Mezzanine Loan Agreement.

“First Mezzanine Spread” shall mean the “Spread” as defined in the First Mezzanine Loan Agreement.

“First Non-Qualified Extended Maturity Date” shall mean February 9, 2010.

“First Non-Qualified Extension Option” shall have the meaning set forth in Section 2.7.1(a) hereof.

“First Non-Qualified Extension Term” shall have the meaning set forth in Section 2.7.1(a) hereof.

“First Qualified Extended Maturity Date” shall mean February 9, 2011.

“First Qualified Extension Option” shall have the meaning set forth in Section 2.7.2(a) hereof.

“First Qualified Extension Term” shall have the meaning set forth in Section 2.7.2(a) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fully Prepaid IP Sale” shall have the meaning set forth in Section 2.4.4(g) hereof.

“Future Funding Obligation” shall have the meaning set forth in Section 9.1(d) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gaming Assets” shall have the meaning set forth in the Gaming Sublease.

“Gaming Assets Note” shall mean that certain Gaming Asset Note, dated as February 2, 2007, made by the Gaming Operator to HRHI, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Gaming Authority” shall mean any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other Governmental Authority and/or regulatory authority or body or any agency which has, or may at any time after the Closing Date have, jurisdiction over the gaming activities or the sale or distribution of liquor at any of the Properties, or any successor to any such authority.

“Gaming Borrower” shall mean HRHH Gaming, LLC, a Nevada limited liability company, together with its successors and assigns.

“Gaming Employees” shall have the meaning set forth in the Gaming Sublease.

“Gaming Equipment” shall mean any and all gaming devices (as defined in NRS 463.0155), gaming device parts, inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines, gaming tables, cards, dice, chips, tokens (including slot machine tokens not currently in circulation, and “reserve” chips, if any, not currently in circulation), player tracking systems, cashless wagering systems (as defined in NRS 463.014) and associated equipment (as defined in NRS 463.0136), which are located at any Property, are owned or leased by any Borrower and are used or useable exclusively in the present or future operation of slot machines and live games at any Property, together with all improvements and/or additions thereto, mobile gaming systems (as defined in Regulation 14.010(11) under NRS Chapter 463), all contracts necessary to own or operate any of the Gaming Equipment and/or to conduct gaming operations for the Casino Component, all assignable manufacturers and other warranties applicable to the Gaming Equipment, all computer hardware and software used to operate the Gaming Equipment and/or to conduct gaming operations for the Casino Component.

“Gaming Laws” shall mean the provisions of the Nevada Gaming Control Act, codified as NRS Chapter 463, as amended from time to time, all regulations of the Gaming Authorities promulgated thereunder, as amended from time to time, the provisions of the Clark County Code, as amended from time to time, and all other laws, statutes, rules, rulings, orders, ordinances, regulations and other Legal Requirements of any Gaming Authority.

“Gaming Letter of Credit” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Gaming License” shall mean any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business or the operation of a casino under the Gaming Laws or required by any Gaming Authority or otherwise necessary under any Gaming Laws for the operation of gaming, the gaming business or a resort casino at the Hotel/Casino Property.

“Gaming Liquidity Requirement” shall mean, if and when Gaming Borrower becomes the Gaming Operator in accordance with the terms of the Mortgage Loan Agreement, the minimum bankroll requirements for cash and cash equivalents required to be maintained by Gaming Borrower pursuant to the Gaming Laws in an amount no greater than is mandated by Nevada Gaming Commission Regulation 6.150.

“Gaming Member” shall mean HRHH Gaming Member, LLC, a Delaware limited liability company.

“Gaming Operating Condition” shall mean that the gaming operations at the Hotel/Casino Property are being operated by a Qualified Gaming Operator pursuant to either (i) the Gaming Sublease and the Gaming Recognition Agreement or (ii) one or more other written agreements previously approved by Lender.

“Gaming Operating Reserve” shall mean, if and when Gaming Borrower becomes the Gaming Operator in accordance with the terms of the Mortgage Loan Agreement, such cash funds and reserves that are held and maintained by Gaming Borrower, in its capacity as the duly licensed operator of the Casino Component under applicable Gaming Laws, either on-site at the Hotel/Casino Property or in the Casino Account, including, without limitation, casino chips, tokens, checks and markers; provided that all such Gaming Operating Reserves (i) are established and maintained solely for use in the day-to-day operation and management of the Casino Component in the ordinary course of business, and (ii) are funded and maintained in accordance with the requirements of all applicable Gaming Laws and are in the amounts that are reasonable and customary for casino operations at Comparable Hotel/Casinos (it being agreed that 110% of statutory or regulatory minimums shall be deemed a reasonable and customary minimum amount for these purposes).

“Gaming Operator” shall mean (i) subject to clause (ii) below, for so long as the Gaming Sublease is in effect and all required Gaming Licenses are maintained in accordance with applicable Gaming Laws, Golden HRC, LLC, a Nevada limited liability company, the subtenant under the Gaming Sublease, (ii) if Navegante HR, LLC, a Nevada limited liability company, replaces Golden HRC, LLC as the subtenant under the Gaming Sublease pursuant to the Navegante Agreement, for so long as the Gaming Sublease is in effect and all required Gaming Licenses are maintained in accordance with applicable Gaming Laws, Navegante HR, LLC, as replacement subtenant under the Gaming Sublease, and (iii) during any time when the Gaming Sublease is not in effect, a Qualified Gaming Operator who is supervising, managing and operating all gaming activities at the Hotel/Casino Property.

“Gaming Recognition Agreement” shall mean that certain Recognition Agreement, dated as of February 2, 2007, executed by Mortgage Lender, Hotel/Casino Borrower, HRHI and Golden HRC, LLC in connection with the Gaming Sublease, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Gaming Shortfall Notes” shall mean the “Shortfall Notes” as defined in the Gaming Sublease.

“Gaming Sublease” shall mean that certain Casino Sublease, dated as of November 6, 2006, by and among MHG HR Acquisition Corp., as sublandlord, Morgans Hotel Group Co., and Golden HRC, LLC, as subtenant (it being acknowledged and agreed that, upon consummation of the transactions under the Merger Agreement, HRHI succeeded to the interests of MHG HR Acquisition Corp. thereunder), covering the Casino Component of the Hotel/Casino Property as more particularly described therein, as such Casino Sublease was modified by that certain First Amendment to Casino Sublease, dated as of January 9, 2007 and by the Gaming Recognition Agreement, and as the same may hereafter be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Gaming Surplus Fund Reserve” shall mean the “Surplus Fund Reserve” as defined in the Gaming Sublease.

“Gaming Working Capital Note” shall mean the “Working Capital Note” as defined in the Gaming Sublease.

“General Reserve Account” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable account as shall be established under this Agreement in accordance with Section 7.6 hereof.

“General Reserve Fund” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable fund as shall be established under this Agreement in accordance with Section 7.6 hereof.

“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the construction of any and all of the Project and/or the use, occupancy and operation following completion of construction, as the context requires.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, without limitation, any Gaming Authority.

“Gross Income from Operations” shall mean, for any period, all Rents and all other income and proceeds (whether in cash or on credit, and computed in accordance with GAAP and, to the extent applicable with respect to the Hotel/Casino Property, the Uniform System of Accounts), received by any Mortgage Borrower or by any Manager (on behalf of any Mortgage Borrower) or by Sub-Manager (on behalf of any Mortgage Borrower or any Manager) for the use, occupancy or enjoyment of any of the Properties, or any part thereof, or received by any Mortgage Borrower or any Manager or Sub-Manager for the sale of any goods, services or other items sold on or provided from any of the Properties in the ordinary course of such Property’s operation, including, without limitation: (a) all income and proceeds received under Leases, including, without limitation, the HRHI Lease; (b) all income and proceeds received from rental of rooms and commercial, meeting, conference and/or banquet space within any of the Properties including net parking revenue; (c) all income and proceeds received from food and beverage operations and from catering services conducted from any of the Properties even though rendered outside of any of the Properties; (d) without duplication of the foregoing clause (a) or the following clause (e), all income, proceeds and other amounts received by any Mortgage Borrower under the Gaming Sublease; (e) without duplication of the foregoing clauses (a) or (d), all income, proceeds and revenue generated from gaming activities at any Property; (f) any payments received by or on behalf of any Mortgage Borrower under the Gaming Assets Note, the Gaming Shortfall Notes or the Working Capital Note or from the Surplus Fund Reserve; (g) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of any of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (h) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of any of the Properties); (i) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of any of the Properties’ operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (j) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; and (k) deposits received for rental of rooms; and “Gross Income from Operations” shall also include all licensing fees and other income and receipts generated by the IP; but “Gross Income from Operations” shall exclude (1) gross receipts received by lessees, licensees or concessionaires of any of the Properties (but not any percentage rents or similar payments derived therefrom); (2) income and proceeds from the sale or other disposition of goods, FF&E, capital assets and other items not in the ordinary course of the operation of the applicable Property; (3) federal, state and municipal excise, sales and use taxes collected directly from customers, patrons or guests of any of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (4) Awards (except to the extent provided in clause (h) above); (5) refunds, rebates, discounts and other similar credits of amounts not included in Operating Expenses at any time and uncollectible accounts; (6) gratuities collected by the employees at any of the Properties; (7) the proceeds of any financing, refinancing or sale of any of the Properties (or all of the membership interests in any Mortgage Borrower) or the FF&E; (8) other non-recurring income or proceeds resulting other than from the use or occupancy of any of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from any of the Properties in the ordinary course of business; (9) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (10) deposits received for rental of banquet space or business or conference meeting rooms; (11) security deposits received under any Leases, unless and until the same shall be applied in accordance with the terms of the applicable Lease(s); (12) all proceeds from insurance to the extent not included in income pursuant to clause (g) above; and (13) any disbursements to (i) any Mortgage Borrower from any of the Mortgage Reserve Funds, (ii) any First Mezzanine Borrower from any of the First Mezzanine Reserve Funds, (iii) any Second Mezzanine Borrower from any of the Second Mezzanine Reserve Funds, or (iv) any Borrower from any of the Reserve Funds, as applicable, and any interest earned thereon.

“Guaranties” shall mean, collectively, the Non-Recourse Guaranty, the Non-Qualified Prepayment Guaranty, the Closing Completion Guaranty, the Construction Completion Guaranty (if and when executed and delivered in accordance with the terms of this Agreement), and the HRHI Guaranty.

“Guarantor” shall mean each of the Morgans Guarantor and the DLJ Guarantor.

“Guarantor Transfer” shall have the meaning set forth in Section 5.2.10(d)(D) hereof.

“Hotel/Casino Borrower” shall mean HRHH Hotel/Casino, LLC, a Delaware limited liability company, together with its successors and assigns.

“Hotel/Casino Property” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“HRHI” shall mean Hard Rock Hotel, Inc., a Nevada corporation, together with its successors and permitted assigns.

“HRHI Gaming Agreement” shall mean that certain HRHI Gaming Agreement, dated as of February 2, 2007, executed by Mortgage Lender, Hotel/Casino Borrower and HRHI in connection with the Gaming Sublease and the gaming operations at the Hotel/Casino Property, as amended by the Mortgage Loan Document Modification Agreement and the HRHI Modification Agreement and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“HRHI Guaranty” shall mean that certain Third Mezzanine HRHI Guaranty Agreement, dated as of the date hereof, from HRHI to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“HRHI Lease” shall mean that certain Lease, dated as of February 2, 2007, between Hotel/Casino Borrower, as landlord, and HRHI, as tenant, covering the Casino Component of the Hotel/Casino Property as more particularly described therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“HRHI Modification Agreement” shall mean that certain Modification of HRHI Loan Documents and Ratification of HRHI Guaranty, dated as of the date hereof, by and among HRHI and Mortgage Lender.

“HRHI Security Agreement” shall mean that certain Third Mezzanine HRHI Security Agreement, dated as of the date hereof, from HRHI in favor of Lender, securing the HRHI Guaranty and covering certain assets of HRHI described therein, including, without limitation, all of HRHI’s right, title and interest in and to the Gaming Assets Note, the Gaming Shortfall Notes, the Gaming Surplus Fund Reserve and the Gaming Working Capital Note, as such HRHI Security Agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“HR Holdings” shall mean Hard Rock Hotel Holdings, LLC, a Delaware limited liability company.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations for which such Person or its assets are liable); (d) obligations under letters of credit (for which such Person is liable if such amounts were advanced thereunder or for which such Person is liable to reimburse); (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss for which funds are required to be paid; and (g) obligations secured by any Liens, for which such Person or its assets are liable.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall have the meaning set forth in Section 9.3(b) hereof.

“Indemnified Taxes” shall mean taxes other than Excluded Taxes.

“Independent Director” or “Independent Manager” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager of a Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of any Loan Party, any Mezzanine Borrower, Gaming Member, HRHI or any Affiliate of any of them; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with any Loan Party, any Mezzanine Borrower, Gaming Member, HRHI or any Affiliate of any of them; (c) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, customer, supplier or other Person. A natural Person who satisfies the foregoing definition other than clause (b) shall not be disqualified from serving as an Independent Director or Independent Manager of a Borrower if such natural Person is an independent director or independent manager provided by a nationally recognized company that provides professional independent directors or independent managers and that also provides other corporate services in the ordinary course of its business. A natural Person who otherwise satisfies the foregoing definition except for being the independent director or independent manager of a “special purpose entity” affiliated with any Borrower that does not own a direct or indirect equity interest in any Borrower shall not be disqualified from serving as an Independent Director or Independent Manager of a Borrower if such individual is at the time of initial appointment, or at any time while serving as a Independent Director of a Borrower, an Independent Director or Independent Manager of a “special purpose entity” affiliated with a Borrower (other than any Person that owns a direct or indirect equity interest in any Borrower) if such natural Person is an independent director or independent manager provided by a nationally-recognized company that provides professional independent directors or independent managers.

“Initial Construction Loan Advance” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Initial Maturity Date” shall mean, as applicable, either (a) the Qualified Initial Maturity Date, in the event the Qualification Conditions have been satisfied on or prior to the Construction Qualification Date, or (b) the Non-Qualified Initial Maturity Date, in the event the Qualification Conditions have not been satisfied on or prior to the Construction Qualification Date.

“Initial Renovation Reserve Account” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable account as shall be established under this Agreement in accordance with Section 7.5 hereof.

“Initial Renovation Reserve Fund” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable fund as shall be established under this Agreement in accordance with Section 7.5 hereof.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Latham & Watkins LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(a) hereof.

“Insurance Proceeds” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Intellectual Property Security Agreement” shall mean that certain Third Mezzanine Intellectual Property Security Agreement, dated as of the date hereof, by HRHI in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among Lender, Mortgage Lender, First Mezzanine Lender and Second Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Period” shall mean, with respect to any Payment Date, the period commencing on the ninth (9th) day of the preceding calendar month and terminating on and including the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on and include the Closing Date and shall end on and include November 8, 2007.

“Interest Rate Cap Agreement” shall mean, as applicable, an interest rate cap agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender by and among Borrowers and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.

“Interest Reserve Account” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable account as shall be established under this Agreement in accordance with Section 7.4 hereof.

“Interest Reserve Fund” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable fund as shall be established under this Agreement in accordance with Section 7.4 hereof.

“Interest Shortfall” shall mean, as of any applicable Payment Date, the amount by which the Monthly Interest Payment due on such Payment Date exceeds the sum of the funds available in the Mortgage Cash Management Account on such Payment Date after satisfying the items in clauses (i) through (x) inclusive of Section 2.6.2(b) of the Mortgage Loan Agreement.

“Internal Approvals” shall have the meaning set forth in Section 13.2(b) hereof.

“IP” shall have the meaning set forth in Section 4.1.37(a) hereof.

“IP Agreements” shall have the meaning set forth in Section 4.1.37(a) hereof.

“IP Borrower” shall mean HRHH IP, LLC, a Delaware limited liability company, together with its successors and assigns.

“IP License” shall have the meaning set forth in Section 5.1.26(a) hereof.

“IP Material Adverse Effect” shall have the meaning set forth in Section 4.1.37(d) hereof.

“IP Release Price” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“IP Sale” shall have the meaning set forth in Section 2.5.3(a) hereof.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, including, without limitation, the HRHI Lease, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The foregoing definition expressly excludes ordinary course hotel room rentals.

“Legal Requirements” shall mean, with respect to each Property and the Collateral, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Property or the Collateral or any part of either of the foregoing, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Gaming Laws and the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, including, without limitation, all Governmental Approvals, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Loan Party, at any time in force affecting such Property or the Collateral or any part of either of the foregoing, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Lender’s Rejection Notice” shall have the meaning set forth in Section 13.2(c) hereof.

“Letter of Credit” shall mean an irrevocable, unconditional (other than ministerial conditions), transferable, clean sight draft letter of credit, as the same may be replaced, split, substituted, modified, amended, supplemented, assigned or otherwise restated from time to time, (either an evergreen letter of credit or a letter of credit which does not expire until at least two (2) Business Days after the Maturity Date or such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a (i) domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank, or (ii) Credit Suisse, Cayman Islands Branch so long as it has and maintains a minimum long term unsecured debt rating of at least “A+” by S&P and Fitch and “A1” by Moody’s.

“Liabilities” shall have the meaning set forth in Section 9.3(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100,000th of 1% (0.00001%)) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender in its reasonable discretion to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender in its reasonable discretion to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Licensed IP” shall have the meaning set forth in Section 4.1.37(b) hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, put, call, option, warrant, proxy, voting agreement or any other encumbrance, charge or transfer of, on or affecting any Loan Party, any of the Properties, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral or any portion of any of the foregoing or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances. For the avoidance of doubt, “Lien” shall not be deemed to include any Permitted IP Encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.3(a) hereof.

“Liquor Management Agreement” shall mean, with respect to the Hotel/Casino Property and, if applicable, the Adjacent Property, that certain Liquor Management and Employee Services Agreement, dated as of February 2, 2007, between Hotel/Casino Borrower and HRHI, in its capacity as the Liquor Manager, as the same may be amended, modified or supplemented from time to time, pursuant to which the Liquor Manager shall manage all alcoholic beverage services at the Hotel/Casino Property and, if applicable, the Adjacent Property, or, if the context requires, a Replacement Liquor Management Agreement.

“Liquor Manager” shall mean, with respect to the Hotel/Casino Property, HRHI, or, if the context requires, another Qualified Liquor Manager.

“Loan” shall mean the loan made by Lender to Borrowers pursuant to this Agreement in a maximum principal amount of up to Sixty Five Million and No/100 Dollars ($65,000,000), which shall be evidenced by the Note.

“Loan Budget” shall mean the budget for total estimated Project Costs prepared by Mortgage Borrowers and approved by Mortgage Lender in its reasonable discretion, which shall detail all items of direct and indirect costs estimated to be incurred in connection with the construction of the Project, and all amendments and modifications thereto approved by Mortgage Lender in accordance with the Mortgage Loan Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Assignment of Management Agreement (All Properties), the Assignment of Liquor Management Agreement, the Intellectual Property Security Agreement, the Non-Recourse Guaranty, the Non-Qualified Prepayment Guaranty, the Closing Completion Guaranty, the Construction Completion Guaranty (if and when executed and delivered in accordance with the terms of this Agreement), the HRHI Guaranty, the HRHI Security Agreement, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement and all other documents executed and/or delivered in connection with the Loan, as any of the foregoing hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean any of Borrowers and/or any of Mortgage Borrowers and/or any of First Mezzanine Borrowers and/or any of Second Mezzanine Borrowers and “Loan Parties” shall refer collectively to all of them.

“Loan Percentage” shall mean, as of any date and prior to the application of the principal amount with respect to which the Financing Percentages or the Alternate Financing Percentages are then being calculated, the ratio, expressed as a percentage, the numerator of which is an amount equal to the Outstanding Principal Balance on such date and the denominator of which is an amount equal to the Aggregate Outstanding Principal Balance on such date.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.

“Lockbox Bank” shall mean Wells Fargo Bank, National Association, or any successor or permitted assigns thereof.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Management Agreement” shall mean, with respect to each Property, the property management agreement entered into by and between the applicable Mortgage Borrower or Mortgage Borrowers and the applicable Manager, as the same has been and may be amended, modified or supplemented from time to time, pursuant to which such Manager is to provide property management and other services with respect to the Property owned by such Mortgage Borrower, or, if the context requires, a Replacement Management Agreement; provided, however, that the foregoing definition shall expressly exclude the Sub-Management Agreement.

“Manager” shall mean Morgans Hotel Group Management LLC or, if the context requires, a Qualified Manager who is managing any of the Properties, it being understood that the foregoing definition shall expressly exclude the Sub-Manager.

“Material Economic Terms” shall have the meaning set forth in Section 13.1 hereof.

“Maturity Date” shall mean the Initial Maturity Date or, if applicable, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of May 11, 2006, by and among Morgans Hotel Group Co., MHG HR Acquisition Corp., Hard Rock Hotel, Inc. and Peter A. Morton, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 30, 2007.

“Mezzanine Borrower” or “Mezzanine Borrowers” shall mean, individually or collectively, as the context may require, First Mezzanine Borrowers and Second Mezzanine Borrowers.

“Mezzanine Default” shall mean any First Mezzanine Default and/or Second Mezzanine Default, as applicable.

“Mezzanine Event of Default” shall mean any First Mezzanine Event of Default and/or Second Mezzanine Event of Default, as applicable.

“Mezzanine Lender” or “Mezzanine Lenders” shall mean, individually or collectively, as the context may require, First Mezzanine Lender and Second Mezzanine Lender, and each of First Mezzanine Lender and/or Second Mezzanine Lender.

“Mezzanine Loan” or “Mezzanine Loans” shall mean, individually or collectively, as the context may require, the First Mezzanine Loan and the Second Mezzanine Loan, and each of the First Mezzanine Loan and/or the Second Mezzanine Loan, individually, a “Mezzanine Loan”.

“Mezzanine Loan Documents” shall mean all documents evidencing and/or securing the Mezzanine Loans and all documents executed and/or delivered in connection therewith, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.

“Minimum Mandatory Amount” shall mean, as of any date of determination, (a) if one or more Release Parcel Sales have not resulted in Release Parcel Release Prices paid to Mortgage Lender in an aggregate amount of at least $40,000,000.00 prior to such date of determination, then the Minimum Mandatory Amount shall mean $110,000,000.00, or (b) if one or more Release Parcel Sales have resulted in Release Parcel Release Prices paid to Mortgage Lender in an aggregate amount in excess of $40,000,000.00 prior to such date of determination, then the Minimum Mandatory Amount shall mean an amount equal to the difference between (i) $110,000,000.00 and (ii) the aggregate amount of Release Parcel Release Prices paid to Mortgage Lender prior to such date of determination, but in no event shall such calculation result in a negative number.

“Minimum Mandatory Prepayment” shall have the meaning set forth in Section 2.4.2(a)(i) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Monthly Interest Payment” shall have the meaning set forth in Section 2.3.1 hereof.

“Monthly Gaming Requirement Certificate” shall have the meaning set forth in Section 12.2 hereof.

“Morgans Guarantor” shall mean Morgans Group LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Morgans Parent” shall mean Morgans Hotel Group Co., a Delaware corporation, together with its successors and permitted assigns.

“Mortgage” shall mean that certain first priority Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing), dated as of February 2, 2007, from Mortgage Borrowers to Mortgage Lender, as amended by the Mortgage Loan Document Modification Agreement and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Applicable Interest Rate” shall mean the “Applicable Interest Rate” as defined in the Mortgage Loan Agreement.

“Mortgage Borrower” shall mean any of Hotel/Casino Borrower, Café Borrower, Adjacent Borrower, IP Borrower and Gaming Borrower, and “Mortgage Borrowers” shall refer collectively to all of them.

“Mortgage Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Mortgage Cash Management Agreement” shall mean the “Cash Management Agreement” as defined in the Mortgage Loan Agreement.

“Mortgage Debt” shall mean the “Debt” as defined in the Mortgage Loan Agreement.

“Mortgage Default” shall mean a “Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Distributions” shall have the meaning set forth in Section 5.2.14(a) hereof.

“Mortgage Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Lender” shall mean Column Financial, Inc., in its capacity as holder of the Mortgage Loan, together with its successors and assigns.

“Mortgage Lender Successor Owner” shall have the meaning set forth in Section 5.1.23 hereof.

“Mortgage Loan” shall mean the loan in a maximum principal amount of up to One Billion Thirty Million and No/100 Dollars ($1,030,000,000), made by Mortgage Lender to Mortgage Borrowers pursuant to the Mortgage Loan Agreement, comprised of (i) the Reduced Acquisition Loan and (ii) the Construction Loan (as such terms are defined in the Mortgage Loan Agreement).

“Mortgage Loan Agreement” shall mean that certain Loan Agreement dated as of February 2, 2007, as amended and restated by the Amended and Restated Loan Agreement dated as of the date hereof, each among Mortgage Lender and Mortgage Borrowers, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Loan Agreement, the Mortgage Note, the Mortgage, and any an all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Document Modification Agreement” shall mean that certain Modification of Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing), dated as of the date hereof, by and among Mortgage Borrowers and Mortgage Lender.

“Mortgage Loan Outstanding Principal Balance” shall mean the “Outstanding Principal Balance” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Percentage” shall mean, as of any date of determination and prior to the application of the principal amount with respect to which the Financing Percentages are then being calculated, the ratio, expressed as a percentage, the numerator of which is an amount equal to the Mortgage Loan Outstanding Principal Balance on such date of determination and the denominator of which is an amount equal to the Aggregate Outstanding Principal Balance on such date of determination.

“Mortgage Note” and “Mortgage Notes” shall mean, individually or collectively, as applicable, (i) that certain Replacement Reduced Acquisition Loan Promissory Note, dated the date hereof, in the principal amount of Four Hundred Ten Million and No/100 Dollars ($410,000,000), made by Mortgage Borrowers in favor of Mortgage Lender, as the same may be further replaced, amended, restated, supplemented or otherwise modified from time to time, and (ii) that certain Replacement Construction Loan Promissory Note, dated the date hereof, in the principal amount of Six Hundred Twenty Million and No/100 Dollars ($620,000,000), made by Mortgage Borrowers in favor of Mortgage Lender, as the same may be further replaced, amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Reduced Acquisition Loan Percentage” shall mean the “Reduced Acquisition Loan Percentage” as defined in the Mortgage Loan Agreement.

“Mortgage Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Initial Renovation Reserve Fund, the Interest Reserve Fund, the General Reserve Fund, any funds on deposit in the Construction Loan Reserve Account, any Shortfall Funds and any other escrow fund established pursuant to the Mortgage Loan Documents.

“Mortgage Spread” shall mean the “Reduced Acquisition Loan Spread” and/or the “Construction Loan Spread” each as defined in the Mortgage Loan Agreement.

“Morton” shall mean Peter A. Morton.

“Morton Assigned IP” shall have the meaning set forth in Section 4.1.37(b) hereof.

“Morton Indemnification” shall mean that certain Indemnification Agreement, dated as of May 11, 2006, between Morgans Hotel Group Co., the indirect parent of each of Mortgage Borrowers, and Morton, as the same has been and may be amended, modified or supplemented from time to time.

“Named Knowledge Parties” shall have the meaning set forth in Section 4.3 hereof.

“Navegante Agreement” shall mean that certain Agreement, dated as of October 31, 2007, by and among Navegante HR, LLC, Morgans Parent, HRHI, Mortgage Lender and Navegante Gaming, LLC, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of any Loan Party in connection with such Liquidation Event after payment of all amounts then due to Mortgage Lender, and then, First Mezzanine Lender, and then, Second Mezzanine Lender, and then, Lender, including, without limitation, proceeds resulting from any Casualty to or Condemnation of any Property and proceeds of any sale, refinancing or other disposition or liquidation, less (without duplication of amounts already paid to or retained by Mortgage Lender, First Mezzanine Lender, Second Mezzanine Lender or Lender) (a) in the event of a Liquidation Event consisting of a Casualty or Condemnation, Mortgage Lender’s, First Mezzanine Lender’s, Second Mezzanine Lender’s and/or Lender’s reasonable costs incurred in connection with the recovery thereof; (b) in the event of a Liquidation Event consisting of a Casualty or Condemnation, the costs incurred by any Mortgage Borrower in connection with a Restoration of all or any portion of any Property made in accordance with the Mortgage Loan Documents; (c) in the event of a Liquidation Event consisting of a Casualty or Condemnation or a Transfer, amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender; (d) in the event of a Liquidation Event consisting of a Casualty or Condemnation, those proceeds paid to any Mortgage Borrower pursuant to Section 6.4(c)(vii) of the Mortgage Loan Agreement; (e) in the case of a foreclosure sale, disposition or transfer of any Property in connection with realization thereon following a Mortgage Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions); (f) in the case of a foreclosure sale, disposition or transfer of the First Mezzanine Collateral in connection with realization thereon following a First Mezzanine Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions); (g) in the case of a foreclosure sale, disposition or transfer of the Second Mezzanine Collateral in connection with realization thereon following a Second Mezzanine Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions); (h) in the case of a foreclosure sale, disposition or transfer of the Collateral in connection with realization thereon following an Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions); (i) in the case of a foreclosure sale, such costs and expenses incurred by (i) Mortgage Lender under the Mortgage Loan Documents as

Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (ii) First Mezzanine Lender under the First Mezzanine Loan Documents as First Mezzanine Lender shall be entitled to receive reimbursement for under the terms of the First Mezzanine Loan Documents, (iii) Second Mezzanine Lender under the Second Mezzanine Loan Documents as Second Mezzanine Lender shall be entitled to receive reimbursement for under the terms of the Second Mezzanine Loan Documents, and/or (iv) Lender under the Loan Documents as Lender shall be entitled to receive reimbursement for under the terms of the Loan Documents; (j) in the case of a refinancing of the Mortgage Loan, the First Mezzanine Loan, the Second Mezzanine Loan or the Loan, such costs and expenses (including attorneys’ fees) of such refinancing; and (k) the amount of any prepayments required pursuant to the Mortgage Loan Documents, the First Mezzanine Loan Documents, the Second Mezzanine Loan Documents and/or the Loan Documents in connection with any such Liquidation Event.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for the Properties for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Net Worth Requirements” shall mean those requirements set forth on Schedule V attached hereto and made a part hereof.

“Non-Fully Prepaid IP Sale” shall have the meaning set forth in Section 2.4.4(g) hereof.

“Non-Qualified Extended Maturity Date” shall have the meaning set forth in Section 2.7.1 hereof.

“Non-Qualified Extension Option” shall have the meaning set forth in Section 2.7.1 hereof.

“Non-Qualified Extension Term” shall have the meaning set forth in Section 2.7.1 hereof.

“Non-Qualified Initial Maturity Date” shall mean February 9, 2009.

“Non-Qualified Mandatory Prepayment” shall have the meaning set forth in Section 2.4.2(b) hereof.

“Non-Qualified Prepayment Guaranty” shall mean that certain Third Mezzanine Guaranty Agreement (Non-Qualified Mandatory Prepayment), dated as of the date hereof, from Guarantors to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Non-Qualified Prepayment Letter of Credit” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Non-Recourse Guaranty” shall mean that certain Third Mezzanine Guaranty Agreement, dated as of the date hereof, from Guarantors to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Non-U.S. Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than laws of the United States of America, any State thereof or the District of Columbia.

“Note” shall mean that certain Third Mezzanine Promissory Note, dated the date hereof, in the principal amount of Sixty Five Million and No/100 Dollars ($65,000,000), made by Borrowers in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 10.6 hereof.

“NRS” shall mean the Nevada Revised Statutes, as amended from time to time.

“O&M Agreement” shall mean an Operations and Maintenance Agreement, dated as of February 2, 2007, by and among a Mortgage Borrower and Mortgage Lender given in connection with the Mortgage Loan, as amended by the Mortgage Loan Document Modification Agreement and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time. On February 2, 2007, O&M Agreements were entered into by each of Hotel/Casino Borrower and Mortgage Lender and Adjacent Borrower and Mortgage Lender.

“Obligations” shall mean, collectively, Borrowers’ obligations for the payment of the Debt and the performance of the Other Obligations.

“Officer’s Certificate” shall mean a certificate delivered to Lender by a Borrower or a Guarantor, as applicable, which is signed by an authorized officer or manager of such Borrower or Guarantor or a Constituent Member thereof, as applicable, which shall in all events be subject to Section 9.4(a) hereof.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and/or management of any of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs, maintenance, environmental and engineering (but excluding utilities) (which ordinary repairs, maintenance, environmental and engineering (but excluding utilities) for the purposes of this definition shall be no less than an assumed expense of $400,000.00 per month, and following the First Full Operating Month, such assumed expense shall increase to $600,000.00 per month, insurance, license fees, property taxes and assessments, advertising expenses, base and incentive management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation and amortization with respect to the Properties, Debt Service, debt service under the Mortgage Loan, debt service under each of the Mezzanine Loans, Capital Expenditures, items that would otherwise constitute Project Costs, Extraordinary Expenses, the cost of any items incurred at any Manager’s expense pursuant to any Management Agreement or at the Sub-Manager’s expense pursuant to the Sub-Management

Agreement, non-recurring expenses and contributions to any of the Mortgage Reserve Funds, the First Mezzanine Reserve Funds, the Second Mezzanine Reserve Funds or the Reserve Funds, as applicable. Operating Expenses shall also include the cost (computed in accordance with GAAP) of any complimentary food, beverages, hotel room and/or other amenities provided to any customers or guests of the Hotel/Casino Property, including, without limitation, under the Gaming Sublease, under the Liquor Management Agreement and/or under any Management Agreement.

“Operating Permits” shall have the meaning set forth in Section 4.1.22 hereof.

“Optional IP Release Payment” shall have the meaning set forth in Section 2.4.4(g) hereof.

“Original Mortgage Loan” shall have the meaning set forth in the recitals hereof.

“Original Mortgage Loan Agreement” shall have the meaning set forth in the recitals hereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against such Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of each Borrower contained herein; (b) the performance of each obligation of each Borrower contained in any other Loan Document; and (c) the performance of each obligation of each Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Documents.

“Other Taxes” means any and all stamp or documentary taxes or any other excise or property taxes, or similar governmental charges or levies imposed, enacted or to become effective after the date hereof, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement. Other Taxes shall not include Excluded Taxes.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Owned IP” shall have the meaning set forth in Section 4.1.37(b) hereof.

“Partial Adjacent Parcel” shall have the meaning set forth in Section 2.5.2(a) hereof.

“Partial Release Parcel” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day. The first Payment Date shall be November 9, 2007.

“Permitted Adjacent/Café Uses” shall have the meaning set forth in Section 4.1.11 hereof.

“Permitted Encumbrances” shall mean, with respect to a Property, collectively (a) the Liens and security interests created by the Mortgage Loan Documents, the Loan Documents and the Mezzanine Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Property, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) such other title and survey exceptions, documents, agreements or instruments as Mortgage Lender has approved or may approve in writing in Mortgage Lender’s reasonable discretion, (e) easements, restrictions, covenants and/or reservations which are necessary for the operation of such Property that do not and would not have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of any Loan Party, any Guarantor or any Property or (ii) the value of, or cash flow from, any Property, (f) zoning restrictions and/or laws affecting such Property that do not and would not have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of any Loan Party, any Guarantor or any Property or (ii) the value of, or cash flow from, any Property, (g) the Liens securing any Existing FF&E Leases and/or any Permitted Future FF&E Leases, and (h) any other Liens which are being duly contested in accordance with the provisions of Section 5.1.1 or 5.1.2 hereof or Section 3.6(b) of the Mortgage, but only for so long as such contest shall be permitted pursuant to said Section 5.1.1 or 5.1.2 hereof or Section 3.6(b) of the Mortgage, as applicable.

“Permitted Future FF&E Leases” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Permitted Investment Fund” shall have the meaning set forth in the definition of “Qualified Guarantor Transferee” set forth below.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted IP Encumbrances” shall mean, with respect to the IP, collectively (a) the Liens and security interests created by the Mortgage Loan Documents, the Loan Documents and the Mezzanine Loan Documents, (b) such other Liens or security interests as Lender may approve in writing in Lender’s sole discretion, (c) the Liens on the IP set forth on Schedule VII hereto, which were extinguished on or prior to the Closing Date, and (d) any IP Agreements permitted under this Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Property.

“Physical Conditions Report” shall mean, with respect to each Property, a report prepared by a company reasonably satisfactory to Mortgage Lender regarding the physical condition of such Property, reasonably satisfactory in form and substance to Mortgage Lender.

“Pink Taco IP” shall have the meaning set forth in Section 4.1.37(b) hereof.

“Pink Taco License” shall have the meaning set forth in Section 4.1.37(b) hereof.

“Plans and Specifications” shall mean the plans and specifications for the Project prepared by the Architect and reasonably approved by Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement, as the same may be amended and supplemented from time to time in accordance with the terms of the Mortgage Loan Agreement.

“Pledge Agreement” shall mean that certain Third Mezzanine Pledge and Security Agreement, dated as of the date hereof, executed and delivered by Borrowers to Lender as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall mean the “Collateral” as defined in the Pledge Agreement.

“Pledged Interests” shall mean all membership and manager interests in each of Second Mezzanine Borrowers, as described on Schedule III attached hereto.

“Policies” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Pre-Construction Budget” shall mean a budget, prepared by Mortgage Borrowers and approved by Mortgage Lender in its reasonable discretion, which shall identify the costs and expenses for which the proceeds of any Pre-Construction Advance may be used, and all amendments and modifications thereto reasonably approved by Mortgage Lender.

“Prepayment Fee” shall mean an amount equal to the following:

(i) two percent (2.0%) of each of the Minimum Mandatory Prepayment (or any partial payment on account thereof), each Release Parcel Release Price, each Adjacent Parcel Release Price and the IP Release Price, if any of the foregoing are due and payable in accordance with the terms of this Agreement after the Closing Date through, but excluding, May 9, 2007;

(ii) one and one-half percent (1.5%) of each of the Minimum Mandatory Prepayment (or any partial payment on account thereof), each Release Parcel Release Price, each Adjacent Parcel Release Price and the IP Release Price, if any of the foregoing are due and payable in accordance with the terms of this Agreement on or after May 9, 2007 through, but excluding, December 9, 2007; and

(iii) one percent (1.0%) of each of the Minimum Mandatory Prepayment (or any partial payment on account thereof), each Release Parcel Release Price, each Adjacent Parcel Release Price and the IP Release Price, if any of the foregoing are due and payable in accordance with the terms of this Agreement on or after December 9, 2007 through, but excluding, the Prepayment Fee Release Date.

“Prepayment Fee-Generating Prepayment” shall have the meaning set forth in Section 2.4.7 hereof.

“Prepayment Fee Release Date” shall mean May 9, 2008.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-hundredth (100th) of one percent (1%). If The Wall Street Journal ceases to publish the “Prime Rate”, Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Pro-Forma Net Cash Flow” shall mean, as of any date of determination, (i) Gross Income from Operations collected for the trailing three (3) month period ending with the last calendar month for which financial reports are then required to have been delivered under Section 5.1.11 hereof, multiplied by four (4), less (ii) actual Operating Expenses for the trailing twelve (12) month period ending with such last calendar month for which financial reports are then required to have been delivered under Section 5.1.11 hereof, as adjusted by Lender to reflect any actual increases to Operating Expenses then known to Lender (i.e., real estate taxes and insurance premiums) as reflected in the Approved Annual Budget in effect.

“Project” shall mean those renovations and improvements (exclusive of the Initial Renovations) expected to be constructed and performed on the Hotel/Casino Property and the Adjacent Property in accordance with the terms of the Mortgage Loan Agreement and the other Mortgage Loan Documents, including, without limitation, a parking facility, an expansion of the hotel and casino on the Hotel/Casino Property and the construction of an approximately 440 room hotel facility, as generally described on Schedule II attached hereto and as more particularly described in the Plans and Specifications.

“Project Costs” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Projected Underwritten Net Cash Flow” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Property” and “Properties” shall mean, individually and collectively, each and every one of the Hotel/Casino Property, the Café Property and the Adjacent Property that, as of any particular date, is subject to the terms of the Mortgage Loan Agreement, the Mortgage and the other Mortgage Loan Documents.

“Provided Information” shall mean any and all financial and other information prepared and provided by any Loan Party, any Manager, Sub-Manager, HRHI or any Guarantor or under the supervision or control of any Loan Party, any Manager, Sub-Manager, HRHI or any Guarantor (but excluding third party independent reports) with respect to one or more of the Properties, the IP, the Collateral, any Loan Party, any Mezzanine Borrower, any Manager, Sub-Manager, HRHI and/or any Guarantor.

“Publicly Traded Company” shall mean any Person with a class of securities traded on a national or international securities exchange and/or registered under Section 12(b) or 12(g) of the Securities Exchange Act or 1934.

“PWR/RWB Escrow Agreement” shall mean that certain Escrow Agreement, dated as of May 11, 2006, between PM Realty, LLC, Red, White and Blue Pictures, Inc., Morton, 510 Development Corporation, Morgans Hotel Group Co., the indirect parent of each of Mortgage Borrowers, Morgans Group LLC and Chicago Title Agency of Nevada, Inc., as the same has been and may be amended, modified or supplemented from time to time.

“Qualification Conditions” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Qualified Extended Maturity Date” shall have the meaning set forth in Section 2.7.2 hereof.

“Qualified Extension Option” shall have the meaning set forth in Section 2.7.2 hereof.

“Qualified Extension Term” shall have the meaning set forth in Section 2.7.2 hereof.

“Qualified Gaming Operator” shall mean (a) Golden HRC, LLC, (b) Gaming Borrower, if and when Gaming Borrower shall become the Gaming Operator for the Hotel/Casino Property in accordance with the provisions of Article XII hereof, (c) Navegante HR, LLC, if and when Navegante HR, LLC shall become the Gaming Operator for the Hotel/Casino Property in accordance with the provisions of the Navegante Agreement, or (d) a reputable and experienced gaming operator (which may be an Affiliate of any Mortgage

Borrower) possessing experience in supervising, operating and managing gaming activities at properties similar in size, scope, use and value as the Hotel/Casino Property; provided, that with respect to any Person under any of the foregoing clauses (a), (b), (c) or (d), such Person shall have, at all times during its engagement as Gaming Operator, all required approvals and licenses from all applicable Governmental Authorities, including, without limitation, all Gaming Authorities, and provided, further, that with respect to the foregoing clause (d): (i) such Person shall be reasonably acceptable to Mortgage Lender and such Person shall agree to operate the gaming operations at the Hotel/Casino Property pursuant to one or more written agreements previously approved by Mortgage Lender in its reasonable discretion (including, by way of example but without limitation, a new lease and/or sublease and related recognition agreement), (ii) after a Securitization has occurred, Loan Parties shall have obtained prior written confirmation from the applicable Rating Agencies that the supervision, operation and management of the gaming activities at the Hotel/Casino Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (iii) if such Person is an Affiliate of any Loan Party, (A) if such Affiliate was covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Loan Parties shall have obtained and delivered to Lender an update of such Insolvency Opinion or Additional Insolvency Opinion, as applicable, which addresses the new relationship between such Affiliate and Loan Parties, or (B) if such Affiliate was not covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Loan Parties shall have obtained and delivered to Lender an Additional Insolvency Opinion with respect to such Affiliate and Loan Parties.

“Qualified Guarantor Transferee” shall mean any one or more of the following:

(i) an investment trust, bank, saving and loan association, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, as amended, or an entity that is an “accredited investor” within the meaning of Regulation D under the Securities Act, as amended;

(iii) an institution substantially similar to any of the entities described in the foregoing clause (i) or (ii);

(iv) any entity Controlling or Controlled by or under common Control with any of the entities described in the foregoing clause (i) or (ii);

(v) any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least Investment Grade or (b) who, together with its Affiliates, (A) (x) owns in its entirety, or (y) owns a general partnership interest, managing membership interest or other equivalent ownership and management interest in, an entity that owns, or (z) operates, at least ten (10) full service hotels exclusive of the Properties totaling in the aggregate no less than 3,500 rooms; or

(vi) any other Person (including opportunity funds) that has been approved as a Qualified Guarantor Transferee by the Rating Agencies.

“Qualified Initial Maturity Date” shall mean February 9, 2010.

“Qualified Liquor Manager” shall mean either (a) HRHI, (b) Gaming Borrower, (c) Hotel Casino Borrower, (d) Golden HRC, LLC, or (e) a reputable and experienced liquor management organization (which may be an Affiliate of any Mortgage Borrower) possessing experience in managing all or substantially all alcoholic beverage services at properties similar in size, scope, use and value as the Hotel/Casino Property, provided, that (i) any Person referred to in the foregoing clause (a) through (e) shall have, at all times during its engagement as the Liquor Manager, all Governmental Approvals necessary to provide all alcoholic beverage services at the Hotel/Casino Property, and (ii) with respect to clause (e) above, (A) after a Securitization has occurred, Loan Parties shall have obtained prior written confirmation from the applicable Rating Agencies that management of all alcoholic beverage services at the Hotel/Casino Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (B) if such Person is an Affiliate of any Loan Party, (1) if such Affiliate was covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Loan Parties shall have obtained and delivered to Lender an update of such Insolvency Opinion or Additional Insolvency Opinion, as applicable, which addresses the new relationship between such Affiliate and Loan Parties, or (2) if such Affiliate was not covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Loan Parties shall have obtained and delivered to Lender an Additional Insolvency Opinion with respect to such Affiliate and Loan Parties.

“Qualified Manager” shall mean either (a) any Manager with respect to the Property it is managing on the date hereof, or (b) in the reasonable judgment of Lender, a reputable and experienced property management organization (which may be an Affiliate of any Mortgage Borrower or Guarantor) possessing experience in managing properties similar in size, scope, use and value as the applicable Property, provided, that with respect to clause (b) above, (i) after a Securitization has occurred, Loan Parties shall have obtained prior written confirmation from the applicable Rating Agencies that management of the applicable Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (ii) if such Person is an Affiliate of any Loan Party, (A) if such Affiliate was covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Loan Parties shall have obtained and delivered to Lender an update of such Insolvency Opinion or Additional Insolvency Opinion, as applicable, which addresses the new relationship between such Affiliate and Loan Parties, or (B) if such Affiliate was not covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Loan Parties shall have obtained and delivered to Lender an Additional Insolvency Opinion with respect to such Affiliate and Loan Parties.

“Qualified Real Estate Guarantor” shall mean (i) Morgans Group LLC or (ii) a Qualified Guarantor Transferee that (i) is regularly engaged in the business of making or owning commercial real estate loans (including mezzanine loans with respect to commercial real estate), (ii) operating hospitality properties, or (iii) employing executive level employees with at least ten (10) years of experience with regard to the same as part of a business segment or business sector of a Qualified Guarantor Transferee.

“Rank” shall have the meaning set forth in Section 4.1.37(b) hereof.

“Rank IP” shall have the meaning set forth in Section 4.1.37(b) hereof.

“Rank License” shall have the meaning set forth in Section 4.1.37(b) hereof.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Re-Dating” shall have the meaning set forth in Section 9.2 hereof.

“Reduced Acquisition Loan” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Refinancing Loan” shall mean a loan or loans (i) the proceeds of which is/are used in whole or in part to refinance the Loan, and/or (ii) is/are secured by a lien on any of the Properties and/or the IP and/or the direct or indirect ownership interests in one or more Borrowers.

“Registered” with respect to any IP, means any IP issued by, registered with, renewed by or the subject of a pending application before, any Governmental Authority or Internet domain name registrar.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan to an Affiliate of any Borrower or secured by a Related Property, that is included in a Securitization with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Property.

“Release Parcel” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Release Parcel Purchaser” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Release Parcel Release Price” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Release Parcel Sale” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Relinquishment Notice” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Remaining Adjacent Property” shall mean that portion of the Adjacent Property that does not constitute the Release Parcel.

“Rents” shall mean, with respect to each Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues (including liquor revenues), deposits (including, without limitation, security deposits, utility deposits and deposits for rental of rooms, but excluding deposits for rental of banquet space or business or conference meeting rooms), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to any Property (including without limitation the Liquor Management Agreement or Replacement Liquor Management Agreement), and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of any Mortgage Borrower, any Manager, Sub-Manager or any of their respective agents or employees from any and all sources arising from or attributable to any Property and/or the Improvements thereon, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and net credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, revenues from telephone services, internet services, laundry services and television, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of any Property or rendering of services by any Mortgage Borrower or any operator or manager of the hotel or the commercial space located in any of the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), net license, lease, sublease and net concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges and vending machine sales.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Acceptable Counterparty with terms substantially identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following a downgrade of the long-term unsecured debt rating of the Counterparty; provided, that with respect to any Replacement Interest Rate Cap Agreement to be delivered by Borrowers to Lender in connection with Borrowers’ exercise of any Extension Option, the strike price shall be the Strike Price applicable to such Extension Option being exercised; and, provided, further, that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement reasonably approved in writing by Lender.

“Replacement Liquor Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Liquor Manager substantially in the same form and substance as the Liquor Management Agreement being replaced, or (ii) a liquor management agreement with a Qualified Liquor Manager, which liquor management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), after the occurrence of a Securitization, Lender, at its option, may require that Loan Parties obtain confirmation from the applicable Rating Agencies that such liquor management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of liquor management agreement and subordination of liquor management fees in a form reasonably acceptable to Lender, executed and delivered to Lender by Borrowers and such Qualified Liquor Manager at Borrowers’ expense.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement being replaced, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), after the occurrence of a Securitization, Lender, at its option, may require that Loan Parties obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrowers and such Qualified Manager at Borrowers’ expense.

“Replacement Reserve Account” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable account as shall be established under this Agreement in accordance with Section 7.3 hereof.

“Replacement Reserve Fund” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable fund as shall be established under this Agreement in accordance with Section 7.3 hereof.

“Required Equity Amount” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Required Net Cash Flow” shall mean, with respect to each Extension Term, the amount of Net Cash Flow that will need to be generated during such Extension Term in order to achieve an Extension Debt Service Coverage Ratio of 1.05 to 1.00.

“Required Repair Account” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable account as shall be established under this Agreement in accordance with Section 7.1 hereof.

“Required Repair Fund” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable fund as shall be established under this Agreement in accordance with Section 7.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Initial Renovation Reserve Fund, the Interest Reserve Fund, the General Reserve Fund, any funds on deposit in the Construction Loan Reserve Account, any Shortfall Funds and any other escrow fund established pursuant to the Loan Documents.

“Restoration” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Restoration Threshold” shall mean Ten Million Dollars ($10,000,000.00).

“Restoration Value Threshold” shall mean that (i) in the case of a Condemnation, the Net Proceeds are less than 15% of the then current fair market value of the applicable Property, and (ii) in the case of a Casualty, the Net Proceeds are less than 30% of the then current fair market value of the applicable Property.

“Restricted Party” shall mean, collectively, each Loan Party, each Mezzanine Borrower, HRHI, HR Holdings and each Guarantor.

“Right of First Offer” shall have the meaning set forth in Section 13.1 hereof.

“Right of First Offer Notice” shall have the meaning set forth in Section 13.1 hereof.

“Right of First Offer Information and Materials” shall have the meaning set forth in Section 13.2(b) hereof.

“ROFO Term Sheet” shall have the meaning set forth in Section 13.2(d) hereof.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of, or a grant of option with respect to, a legal or beneficial interest.

“Sale Request” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Second Mezzanine Borrower” and “Second Mezzanine Borrowers” shall mean, individually or collectively, as applicable, HRHH Gaming Junior Mezz, LLC, a Delaware limited liability company, and HRHH JV Junior Mezz, LLC, a Delaware limited liability company, each in its capacity as a borrower under the Second Mezzanine Loan, together with its or their successors or permitted assigns.

“Second Mezzanine Collateral” shall mean the “Collateral” as defined in the Second Mezzanine Loan Agreement.

“Second Mezzanine Debt” shall mean the “Debt” as defined in the Second Mezzanine Loan Agreement.

“Second Mezzanine Default” shall mean a “Default” as defined in the Second Mezzanine Loan Agreement.

“Second Mezzanine Event of Default” shall mean an “Event of Default” as defined in the Second Mezzanine Loan Agreement.

“Second Mezzanine Lender” shall mean Column Financial, Inc., in its capacity as holder of the Second Mezzanine Loan, together with its successors and assigns.

“Second Mezzanine Loan” shall mean the loan in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000), made by Second Mezzanine Lender to Second Mezzanine Borrowers pursuant to the Second Mezzanine Loan Agreement.

“Second Mezzanine Loan Agreement” shall mean that certain Second Mezzanine Loan Agreement, dated as of the date hereof, among Second Mezzanine Lender and Second Mezzanine Borrowers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.

“Second Mezzanine Loan Documents” shall mean the Second Mezzanine Loan Agreement and all other documents evidencing and/or securing the Second Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.

“Second Mezzanine Loan Outstanding Principal Balance” shall mean the “Outstanding Principal Balance” as defined in the Second Mezzanine Loan Agreement.

“Second Mezzanine Loan Percentage” shall mean, as of any date of determination and prior to the application of the principal amount with respect to which the Financing Percentages or the Alternate Financing Percentages are then being calculated, the ratio, expressed as a percentage, the numerator of which is an amount equal to the Second Mezzanine Loan Outstanding Principal Balance on such date of determination and the denominator of which is an amount equal to the Aggregate Outstanding Principal Balance on such date of determination.

“Second Mezzanine Reserve Funds” shall mean the “Reserve Funds” as defined in the Second Mezzanine Loan Agreement.

“Second Mezzanine Spread” shall mean the “Spread” as defined in the Second Mezzanine Loan Agreement.

“Second Non-Qualified Extended Maturity Date” shall mean February 9, 2011.

“Second Non-Qualified Extension Option” shall have the meaning set forth in Section 2.7.1(b) hereof.

“Second Non-Qualified Extension Term” shall have the meaning set forth in Section 2.7.1(b) hereof.

“Second Qualified Extended Maturity Date” shall mean February 9, 2012.

“Second Qualified Extension Option” shall have the meaning set forth in Section 2.7.2(b) hereof.

“Second Qualified Extension Term” shall have the meaning set forth in Section 2.7.2(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities Act” shall have the meaning set forth in Section 9.3(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.

“Servicer” shall have the meaning set forth in Section 9.7 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.7 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Purpose Entity” shall mean a limited partnership or limited liability company that since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements:

(a) was, is and will be organized solely for the purpose of (i) (A) acquiring, owning, holding, selling, transferring, managing and operating the Collateral, (B) entering into this Agreement with Lender, (C) refinancing the Collateral in connection with repayment of the Loan, and/or (D) transacting lawful business that is incident, necessary and appropriate to accomplish any of the foregoing; or (ii) acting as a general partner of the limited partnership that owns the Collateral or managing member of the limited liability company that owns the Collateral;

(b) has not been and is not engaged in, and will not engage in, any business unrelated to (i) the acquisition, ownership, management, sale, transfer or operation of the Collateral, (ii) acting as general partner of the limited partnership that owns the Collateral, or (iii) acting as managing member of the limited liability company that owns the Collateral;

(c) has not had, does not have, and will not have, any assets other than those related to the Collateral, or, if such entity is a general partner in a limited partnership, its general partnership interest in the limited partnership that owns the Collateral, or, if such entity is a managing member of a limited liability company, its membership interest in the limited liability company that owns the Collateral;

(d) has not engaged, sought or consented to, and to the fullest extent permitted by law, will not engage in, seek or consent to, any: (i) dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets outside of its ordinary course of business and other than as expressly permitted in this Agreement; (ii) other than as expressly permitted in this Agreement, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a managing member in a limited liability company); or (iii) amendment of its limited partnership agreement, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition unless Lender issues its prior written consent, which consent shall not be unreasonably withheld, and, after the occurrence of a Securitization, the confirmation in writing from the applicable Rating Agencies that such amendment will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization;

(e) if such entity is a limited partnership, has had, now has, and will have, as its only general partners, Special Purpose Entities that are limited liability companies;

(f) if such entity is a limited liability company with more than one member, has had, now has and will have at least one member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors or a limited liability company that has at least two (2) Independent Managers and that, in either instance, owns at least one-tenth of one percent (.10%) of the equity of the limited liability company;

(g) if such entity is a limited liability company with only one member, has been, now is, and will be, a limited liability company organized in the State of Delaware that (i) has as its only member a non-managing member; (ii) has at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the taking of any “Material Action” (as defined in such entity’s operating agreement) without the unanimous affirmative vote of one hundred percent (100%) of the member and such entity’s two (2) Independent Managers; (iii) at least one (1) springing member (or two (2) springing members if such springing members are natural persons who will replace a member of such entity seriatim not simultaneously) that will become a member of such entity upon the occurrence of an event causing the member to cease to be a member of such limited liability company; and (iv) whose membership interests constitute and will constitute “certificated securities” (as defined in the Uniform Commercial Code of the States of New York and Delaware);

(h) if such entity is (i) a limited liability company, has had, now has and will have an operating agreement, or (ii) a limited partnership, has had, now has and will have a limited partnership agreement, that, in each case, provides that such entity will not: (A) to the fullest extent permitted by law, take any actions described in clause (d)(i) above; (B) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition, in each instance, without the prior written consent of Lender, which consent shall not be unreasonably withheld, and, after the occurrence of a Securitization, confirmation in writing from the applicable Rating Agencies that engaging in such other business activity or such amendment, as applicable, will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization; or (C) without the affirmative vote of two (2) Independent Managers and of all the partners or members of such entity, as applicable (or the vote of two (2) Independent Managers of its general partner or managing member, if applicable), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(i) has been, is and will remain solvent and has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, this provision shall not require the equity owner(s) of such entity to make any additional capital contributions;

(j) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(k) other than as provided in the Cash Management Agreement with respect to one or more other Borrowers, has maintained and will maintain its accounts, books and records separate from any other Person (except other Borrowers) and has filed and will file its own tax returns, except to the extent that it has been or is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(l) has maintained and will maintain its own (except with other Borrowers) records, books, resolutions (if any) and agreements;

(m) other than as provided in the Cash Management Agreement with respect to one or more other Borrowers, (i) has not commingled and will not commingle its funds or assets with those of any other Person; and (ii) has not participated and will not participate in any cash management system with any other Person;

(n) has held and will hold its assets in its own name;

(o) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of any Borrower or any Mortgage Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in clause (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Borrower;

(p) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP (or such other accounting basis acceptable to Lender); provided, however, that a Borrower’s assets may be included in a consolidated financial statement of its Affiliate, provided that such assets shall also be listed on such Special Purpose Entity’s own separate balance sheet;

(q) has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain, or will enter into a contract with an Affiliate to maintain, which contract shall be reasonably satisfactory to Lender in form and substance and shall be subject to the requirements of clause (dd) below, a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, this provision shall not require the equity owner(s) of such entity to make any additional capital contributions;

(r) has observed and will observe all Delaware partnership or limited liability company formalities, as applicable;

(s) has not incurred and will not incur any Indebtedness other than (i) the Debt, and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $50,000; provided that any Indebtedness incurred pursuant to subclause (ii) shall be (A) paid within sixty (60) days of the date incurred (other than attorneys’ and other professional fees) and (B) incurred in the ordinary course of business;

(t) has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement; except, if such entity is a general partner of a limited partnership, in such entity’s capacity as general partner of such limited partnership or a member of a limited liability company, in such entity’s capacity as a member of such limited liability company;

(u) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate except with respect to the ownership of the limited liability company interests or partnership interests (as applicable) of the Special Purpose Entities as shown on the organizational chart attached to this Agreement as Schedule VI;

(v) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate; provided, however, to the extent invoices for such services are not allocated and separately billed to each entity, there is a system in place that provides that the amount thereof that is to be allocated among the relevant parties will be reasonably related to the services provided to each such party;

(w) has maintained and used, now maintains and uses and will maintain and use separate invoices and checks bearing its name. The invoices and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(x) has not pledged and will not pledge its assets to secure the obligations of any other Person;

(y) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of any Borrower or any Mortgage Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in clause (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Borrower;

(z) except as provided in the Cash Management Agreement, has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(aa) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(bb) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(cc) except for capital contributions and capital distributions expressly permitted under the terms and conditions of its organizational documents and properly reflected in its books and records, has not entered into or been a party to and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party;

(dd) except with respect to the Independent Managers, has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, directors or members, as the case may be, unless such an obligation was and is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ee) does not and will not have any of its obligations guaranteed by any Affiliate except for (i) Guarantors pursuant to the Non-Recourse Guaranty, the Non-Qualified Prepayment Guaranty, the Closing Completion Guaranty and the Construction Completion Guaranty, and (ii) HRHI pursuant to the HRHI Guaranty; provided, that if such entity is a limited partnership, such entity’s general partner will be generally liable for its obligations; and

(ff) has complied and will comply with all of the terms and provisions contained in its organizational documents.

“Spread” shall mean, subject to application of the Default Rate, 8.7500000000%; provided, however, that (a) subject to the following clause (b), if Substantial Completion has not occurred on or before the date which is twenty-four (24) months from the date of the Initial Construction Loan Advance, the Spread shall increase to 9.7794117647% from and including such date which is twenty-four (24) months from the date of the Initial Construction Loan Advance through but excluding the first Payment Date following Substantial Completion, following which the Spread shall again be 8.7500000000%, and (b) if the Second Non-Qualified Extension Term is exercised in accordance with the terms of Section 2.7.1 hereof, the Spread in effect from time to time pursuant to the foregoing clause (a) shall increase by 0.5147058824% throughout the Second Non-Qualified Extension Term and thereafter until the Obligations are paid in full.

“Spread Maintenance Premium” shall mean, with respect to any prepayment of the Outstanding Principal Balance prior to the Spread Maintenance Release Date, other than any prepayment from the proceeds of any Minimum Mandatory Prepayment (or any partial payment on account thereof), Non-Qualified Mandatory Prepayment, Additional Non-Qualified Mandatory Prepayment, Release Parcel Release Price, Adjacent Parcel Release Price and/or IP Release Price, an amount equal to the product of (a) the principal amount of such prepayment, multiplied by (b) the Spread, and multiplied by (c) a fraction, the numerator of which shall equal the actual number of days from the date of such payment through the Spread Maintenance Release Date and the denominator of which is 360; provided, however, if any such prepayment shall occur on a day other than a Payment Date, the numerator of such fraction shall equal the actual number of days from the next succeeding ninth (9th) day of a calendar month through the Spread Maintenance Release Date.

“Spread Maintenance Release Date” shall mean , as applicable, either (i) May 9, 2008, in the event the Qualification Conditions have not been satisfied on or prior to the Construction Qualification Date, or (ii) August 9, 2008, in the event the Qualification Conditions have been satisfied on or prior to the Construction Qualification Date.

“State” shall mean the State of Nevada.

“Strike Price” shall mean, as applicable, with respect to:

(i) the period commencing on the Closing Date through and including the Initial Maturity Date, five and one-half percent (5.5%) per annum; and

(ii) for each Extension Term, a rate to be selected by Borrowers no later than ten (10) days prior to the first day of such Extension Term, which shall in no event exceed one percent (1%) in excess of LIBOR as of the most recent Determination Date.

“Sub-Management Agreement” shall mean that certain Paradise Bay Club Apartments Management Agreement, dated as of September 17, 2004, between PM Realty LLC (predecessor-in-interest to Adjacent Borrower) and Sub-Manger, with respect to the Adjacent Property, as the same has been and may be amended, modified or supplemented from time to time.

“Sub-Manager” shall mean, with respect to the Adjacent Property, ConAm Management Corporation.

“Subsequent Required Equity Amount” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Subsidiary Transferee” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Substantial Completion” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Survey” shall mean a current survey of each of the Properties, certified to the Title Company and Mortgage Lender and their successors and assigns, in form and content reasonably satisfactory to Mortgage Lender.

“Tax and Insurance Escrow Fund” shall have the meaning assigned to such term in the Mortgage Loan Agreement or such comparable fund as shall be established under this Agreement in accordance with Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property or part thereof, together with all interest and penalties thereon.

“Third Party IP License” shall have the meaning set forth in Section 5.1.26(c) hereof.

“Third Party Lenders” shall mean third party institutional lenders which are in the business of providing loans similar to the Refinancing Loans

“Title Company” shall mean First American Title Insurance Company, or any successor title company reasonably acceptable to Mortgage Lender and licensed to issue title insurance in the State of Nevada.

“Title Insurance Policy” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transfer Restricted Party” shall mean, collectively, each Loan Party, each Mezzanine Borrower, each Constituent Member of each Loan Party, HRHI, HR Holdings and each Guarantor.

“Trust” shall have the meaning set forth in Section 10.25(a) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of Nevada, the State of New York or the State of Delaware, as applicable.

“UCC Financing Statements” shall mean the UCC Financing Statement executed in connection with the Pledge Agreement and the other Loan Documents and filed in the applicable filing offices.

“UCC Insurance Policy” shall have the meaning set forth in Section 3.1.2(b) hereof.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

Section 1.2 Principles of Construction. (a) All references to sections, subsections, clauses, exhibits and schedules are to sections, subsections, clauses, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All uses in this Agreement of the phrase “any Borrower” shall be deemed to mean “any one or more of the Borrowers including all of the Borrowers”. All uses in this Agreement of the phrase “any Property” or “any of the Properties” shall be deemed to mean “any one or more of the Properties including all of the Properties”. All uses in this Agreement of the phrase “the IP” shall be deemed to mean “all or any part of the IP”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

(b) With respect to terms defined by cross-reference to the Mortgage Loan Documents, the First Mezzanine Loan Documents and/or the Second Mezzanine Loan Documents, as applicable, such defined terms shall have the definitions set forth in the Mortgage Loan Documents, the First Mezzanine Loan Documents and/or the Second Mezzanine Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents, the First Mezzanine Loan Documents and/or the Second Mezzanine Loan Documents, as the case may be, shall have the effect of changing such definitions for the purpose of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised or Lender consents to the modification documents. With respect to any provisions incorporated by reference herein from the Mortgage Loan Agreement, the First Mezzanine Loan Agreement and/or the Second Mezzanine Loan Agreement, as applicable, such provisions shall be deemed a part of this Agreement notwithstanding the fact that the Mortgage Loan, the First Mezzanine Loan and/or the Second Mezzanine Loan, as the case may be, shall no longer be effective for any reason.

(c) The words “Borrowers shall cause Second Mezzanine Borrowers to” or “Borrowers shall cause Second Mezzanine Borrowers not to” (or words of similar meaning) shall mean Borrowers, as the sole members of Second Mezzanine Borrowers, shall cause Second Mezzanine Borrowers to so act or not to so act, as applicable. The words “Borrowers shall cause First Mezzanine Borrowers to” or “Borrowers shall cause First Mezzanine Borrowers not to” (or words of similar meaning) shall mean Borrowers, as the sole members of Second Mezzanine Borrowers, shall cause Second Mezzanine Borrowers, as the sole members of First Mezzanine Borrowers, to cause First Mezzanine Borrowers to so act or not to so act, as applicable. The words “Borrowers shall cause Mortgage Borrowers to” or “Borrowers shall cause Mortgage Borrowers not to” (or words of similar meaning) shall mean Borrowers, as the sole members of Second Mezzanine Borrowers, shall cause Second Mezzanine Borrowers, as the sole members of First Mezzanine Borrowers, to cause First Mezzanine Borrowers, as the direct or indirect sole members of Mortgage Borrowers, to cause Mortgage Borrowers to so act or not to so act, as applicable.

ARTICLE II.

GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrowers.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrowers hereby jointly and severally agree to accept the Loan on the Closing Date.

2.1.2 Loan. (a) The Loan is evidenced by the Note and this Agreement, is secured by the Pledge Agreement and the other Loan Documents and shall be repaid with interest, costs and charges as more particularly set forth in the Note, this Agreement, the Pledge Agreement and the other Loan Documents. Principal amounts of the Loan which are repaid for any reason may not be reborrowed.

(a) Lender shall not fund any portion of the Loan from any account holding “plan assets” of one or more plans within the meaning of 29 C.F.R. 2510.3-101 unless such Loan will not constitute a non-exempt prohibited transaction under ERISA.

2.1.3 Use of Proceeds; Initial Funding; Construction Holdback. (a) On the date hereof, Lender shall disburse Fifty Five Million and No/100 Dollars ($55,000,000) of the Loan proceeds to or on behalf of Borrowers and Borrowers shall use (i) $50,000,000 of such proceeds to make or cause to be made a contribution to Mortgage Borrowers for use by Mortgage Borrowers to partially prepay the principal balance of the Original Mortgage Loan; (ii) $2,894,363.08 of such proceeds for deposit into the Initial Renovation Reserve Account to be held in accordance with the provisions of Sections 7.5 and 7.8 of the Mortgage Loan Agreement and advanced from the Initial Renovation Reserve Account, subject to the satisfaction of all conditions to funding with respect thereto set forth in the Mortgage Loan Agreement; and (iii) $2,105,636.92 of such proceeds to pay costs, expenses and fees incurred in connection with the closing of the Loan, as reasonably approved by Lender.

(b) A portion of the Loan proceeds in an amount equal to Ten Million and No/100 Dollars ($10,000,000) (the “Construction Holdback”) shall be retained by Lender as a holdback to be advanced for the payment of Project Costs in accordance with the terms and conditions of Section 3.4 hereof and no amount of the Construction Holdback shall bear interest under the Note until actually advanced hereunder.

(c) Use of the proceeds of the Loan by Mortgage Borrowers shall constitute a distribution by Borrowers to Second Mezzanine Borrowers, and then a distribution by Second Mezzanine Borrowers to First Mezzanine Borrowers, and then a distribution by First Mezzanine Borrowers to Mortgage Borrowers.

Section 2.2 Interest Rate.

2.2.1 Interest Generally. Interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate. Borrowers shall pay to Lender on each Payment Date the interest accrued on the Loan for the preceding Interest Period.

2.2.2 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance. If, at any time, Lender or Borrowers determine that Lender has miscalculated the Applicable Interest Rate (whether because of a miscalculation of LIBOR or otherwise), such party shall notify the other of the necessary correction. Upon the agreement of the parties as to the correction, if the corrected Applicable Interest Rate represents an increase in the applicable monthly payment, Borrowers shall, within ten (10) days after receipt of notice from Lender, pay to Lender the corrected amount. Upon the agreement of the parties as to the correction, if the corrected Applicable Interest Rate represents an overpayment by Borrowers to Lender and no Event of Default then exists, Lender shall promptly refund the overpayment to Borrowers or, at Borrowers’ option, credit such amounts against Borrowers’ payment next due hereunder.

2.2.3 Determination of Interest Rate. (a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f) hereof.

(b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrowers shall pay interest on the Outstanding Principal Balance at LIBOR plus the Spread for the applicable Interest Period. Any change in the Applicable Interest Rate hereunder due to a change in LIBOR shall become effective as of the opening of business on the first day of the applicable Interest Period.

(c) In the event that Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers’ absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrowers at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the first day of the next occurring Interest Period, to a Prime Rate Loan.

(d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine in good faith (which determination shall be conclusive and binding upon Borrowers absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrowers at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the first day of the next occurring Interest Period.

(e) (i) Except as otherwise expressly provided in this Section 2.2.3(e), with respect to a LIBOR Loan, all payments made by Borrowers hereunder shall be made free and clear of, and without reduction for or on account of, any Indemnified Taxes or Other Taxes;

provided that if Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (A) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.2.3) Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrowers shall make such deductions, and (C) Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If Lender gives Borrowers written notice that any such amounts are payable by Borrowers, Borrowers shall pay all such amounts to the relevant Governmental Authority in accordance with applicable Legal Requirements by the later of (1) five (5) Business Days after receipt of demand from Lender and (2) their due date, and, as promptly as possible thereafter, Borrowers shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Indemnified Taxes or Other Taxes.

(ii) Without duplication of any additional amounts paid pursuant to this Section 2.2.3(e), each Borrower shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.2.3) paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that, if Borrowers determine that any such Indemnified Taxes or Other Taxes were not correctly or legally imposed or asserted, Lender shall, upon payment by Borrowers of the full amount of any Indemnified Taxes or Other Taxes, allow Borrowers to contest (and shall cooperate in such contest), the imposition of such tax upon the reasonable request of Borrowers and at Borrowers’ expense; provided, however, that Lender shall not be required to participate in any contest that would, in its reasonable judgment, expose it to a material commercial disadvantage or require it to disclose any information it considers confidential or proprietary. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender (together with any supporting detail reasonably requested by Borrowers), shall be conclusive, provided that such amounts are determined on a reasonable basis.

(iii) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under U.S. law, the law of the jurisdiction in which Borrowers are located (if other than the U.S.), or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrowers, at the time or times prescribed by applicable law, or as reasonably requested by Borrowers, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Non-U.S. Lender shall deliver to Borrowers (or, in the case of a participant, to the Lender from which the related participation shall have been purchased), on or before the date that such Non-U.S. Lender becomes a party to this Agreement, two (2) properly completed and duly executed copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY, Form W-8EXP or Form W-8ECI, as applicable (or successor forms thereto), claiming a complete exemption from, or reduction of, U.S. federal withholding tax on all payments by Borrowers under this Agreement. Each Non-U.S. Lender shall promptly provide such forms upon becoming aware of the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender

(unless it is legally unable to do so as a result of a change in law) and shall promptly notify Borrowers at any time it determines that any previously delivered forms are no longer valid.

(iv) Lender or any successor and/or assign of Lender that is incorporated under the laws of the United States of America or a state thereof agrees that, on or before it becomes a party to this Agreement and from time to time thereafter before the expiration or obsolescence of the previously delivered form, it will deliver to Borrowers a United States Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish exemption from United States backup withholding tax. If required by applicable law, Borrowers are hereby authorized to deduct from any payments due to Lender pursuant to Section 2.2.3 hereof the amount of any withholding taxes resulting from Lender’s failure to comply with this Section 2.2.3(e)(iv).

(v) If Lender determines, in its reasonable discretion, that it has received a refund of or will receive a credit for Indemnified Taxes or Other Taxes with respect to which Borrowers have paid additional amounts pursuant to this Section 2.2.3(e), it shall pay over to Borrowers an amount equal to the additional amounts paid by Borrowers under this Section 2.2.3(e) (with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrowers, upon the request of Lender, agrees to repay the amount paid over to Borrowers (plus any interest to the extent accrued from the date such refund is paid over to Borrowers) to Lender in the event Lender is required to repay such refund to such Governmental Authority or is unable to claim the credit. This Section 2.2.3(e)(v) shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

(f) Except as otherwise expressly provided in Section 2.2.3(e) hereof, if any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrowers hereby agree promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any actual out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder; provided that such additional amount is generally charged by Lender to other borrowers with loans similar to the Loan.

(g) Except as otherwise expressly provided in Section 2.2.3(e) hereof, in the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive having the force of law hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any material amount; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the actual out-of-pocket cost to Lender of maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrowers shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable; provided that such additional amount is generally charged by Lender to other borrowers with loans similar to the Loan. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrowers with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.

(h) Each Borrower agrees to pay to Lender and to hold Lender harmless from any actual out-of-pocket expense which Lender sustains or incurs as a consequence of (i) any default by Borrowers in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrowers did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the Outstanding Principal Balance then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such actual out-of-pocket expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, that Borrowers shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, fraud, illegal acts or gross negligence. No Breakage Costs shall be due or payable if, in connection with any prepayment of the Loan by Borrowers, Borrowers pay interest through the next Payment Date as provided in Section 2.4.1 hereof.

(i) Subject to Section 2.2.3(e) above, Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Indemnified Taxes or Other Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrowers in writing of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrowers a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement, made in good faith, shall be conclusive and binding upon all parties hereto absent manifest error.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrowers under Section 2.2.3 hereof, including, if requested by Borrowers, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not separately agreed to by Borrowers to be reimbursed by Borrowers and (b) would not be disadvantageous in any other material respect to Lender as determined by Lender in its reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall any Borrower be obligated or required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, any Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrowers shall enter into one or more Interest Rate Cap Agreements with a blended LIBOR strike price equal to the Strike Price. Each Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrowers under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist even if one or more of the Properties, the IP or the Collateral is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the current term of the Loan, and (v) when aggregated with all other Interest Rate Cap Agreements, shall have an initial notional amount equal to the outstanding principal balance of the Loan as of the Closing Date. Borrowers shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under all Interest Rate Cap Agreements, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreements (which shall, by their respective terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account).

(b) Borrowers shall comply with all of their obligations under the terms and provisions of each Interest Rate Cap Agreement. All amounts paid by the Counterparty under each Interest Rate Cap Agreement to Borrowers or Lender shall be deposited immediately into the Cash Management Account. Borrowers shall take all actions reasonably requested by Lender to enforce Lender’s rights under each Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade of the rating of the Acceptable Counterparty below “AA-” by S&P or “Aa3” by Moody’s, Borrowers shall replace the applicable Interest Rate Cap Agreement(s) with one or more Replacement Interest Rate Cap Agreements not later than ten (10) Business Days following receipt of notice from Lender of such downgrade.

(d) In the event that Borrowers fail to purchase and deliver to Lender any Interest Rate Cap Agreement or fail to maintain each Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, after ten (10) Business Days notice to Borrowers and Borrowers’ failure to cure, Lender may purchase the required Interest Rate Cap Agreement(s) and the actual out-of-pocket cost incurred by Lender in purchasing such Interest Rate Cap Agreement(s) shall be paid by Borrowers to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such actual out-of-pocket cost is reimbursed by Borrowers to Lender.

(e) In connection with each Interest Rate Cap Agreement, Borrowers shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, such Interest Rate Cap Agreement;

(ii) the execution and delivery of such Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of such Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) such Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in all Interest Rate Cap Agreements shall terminate and Lender shall, at Borrowers’ reasonable expense, promptly execute and deliver such documents as may be reasonably required and prepared by the Counterparty and/or Borrowers to evidence release of each Interest Rate Cap Agreement.

Section 2.3 Loan Payment.

2.3.1 Payments Generally. Borrowers shall pay to Lender on each Payment Date the interest accrued on the Loan for the preceding Interest Period (the “Monthly Interest Payment”), except that Borrowers shall pay to Lender an amount equal to the interest accrued on the Outstanding Principal Balance for the initial Interest Period on the Closing Date. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever, except as otherwise expressly provided in Section 2.2.3(e) hereof.

Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrowers, to change the monthly Payment Date to a different calendar day and to correspondingly adjust the Interest Period and Lender and Borrowers shall promptly execute an amendment to this Agreement to evidence any such changes.

2.3.2 Payment on Maturity Date. Borrowers shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest, and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.

2.3.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the payment of principal due on the Maturity Date) is not paid by Borrowers by the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of (a) four percent (4%) of such unpaid sum or (b) the maximum amount permitted by applicable law, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.4 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office at 11 Madison Avenue, New York, New York 10010, Attention: Edmund Taylor, or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. From and after the date hereof, so long as no Event of Default has occurred and is continuing, Borrowers may, at their option and upon at least ten (10) days prior written notice to Lender (or such shorter period as may be permitted by Lender), prepay the Debt in whole or in part, but in no event shall any partial prepayment be less than $5,000,000.00; provided that any prepayment is accompanied by (a) if such prepayment occurs on a date other than a Payment Date, all interest which would have accrued on the amount of the Loan to be paid through, but not including, the next succeeding ninth (9th) day of a calendar month, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately prior to the applicable Payment Date; (b) if such prepayment occurs prior to the Spread Maintenance Release Date, the Spread Maintenance Premium due with respect to the amount prepaid, if any; and (c) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, the Breakage Costs, if any, the applicable Prepayment Fee, if any, and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment. No Spread Maintenance Premium or, subject to the proviso at the end of this sentence, any other prepayment premium or fee shall be due in connection with any prepayment of the Loan (i) made after the Spread Maintenance Release Date, or (ii) made from the proceeds of any Minimum Mandatory Prepayment (or any partial payment on account thereof), Non-Qualified Mandatory Prepayment, Additional Non-Qualified Mandatory Prepayment, Release Parcel Release Price, Adjacent Parcel Release Price and/or IP Release Price; provided, however, that the applicable Prepayment Fee shall be due in connection with any prepayment of the Loan made from the proceeds of any Minimum Mandatory Prepayment (or any partial payment on account thereof), Release Parcel Release Price, Adjacent Parcel Release Price and/or IP Release Price if any such prepayment shall occur prior to the Prepayment Fee Release Date. If a notice of prepayment is given by Borrowers to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date; provided, however, Borrowers shall have the right to postpone or revoke such prepayment upon written notice to Lender not less than two (2) Business Days prior to the date such prepayment is due so long as Borrowers pay Lender and/or Servicer all actual out-of-pocket third party costs and expenses incurred by Lender and/or Servicer in connection with such postponement or revocation.

2.4.2 Mandatory Prepayments.

(a) Minimum Mandatory Prepayment and Alternative Minimum Mandatory Letter of Credit.

(i) Section 2.4.2(b) of the Mortgage Loan Agreement contains provisions requiring Mortgage Borrowers to either (A) pay to Mortgage Lender a mandatory prepayment of the Aggregate Outstanding Principal Balance in the Minimum Mandatory Amount (the “Minimum Mandatory Prepayment”), or (B) deliver to Mortgage Lender the Alternative Minimum Mandatory Letter of Credit and the Alternative Minimum Interest Reserve Amount, in each case, in the event that the entire Release Parcel has not been sold pursuant to one or more Release Parcel Sales consummated in accordance with the provisions of Section 2.5.1 of the Mortgage Loan Agreement, including, without limitation, the payment of the Release Parcel Release Price(s) resulting from any such Release Parcel Sale(s), on or prior to the First Anniversary, subject to extension upon satisfaction of certain conditions as set forth in Section 2.4.2(b) of the Mortgage Loan Agreement.

(ii) Lender hereby consents to the payment of any Minimum Mandatory Prepayment or delivery of the Alternative Minimum Mandatory Letter of Credit and the Alternative Minimum Interest Reserve Amount by Mortgage Borrowers in accordance with the terms of Section 2.4.2(b) and Section 2.4.2(e) of the Mortgage Loan Agreement provided that:

(A) Borrowers shall deliver, or shall cause Mortgage Borrowers to deliver, to Lender a copy of all requests and other notices relating to such Minimum Mandatory Prepayment or Alternative Minimum Mandatory Letter of Credit delivered to Mortgage Lender concurrently with delivery of the same to Mortgage Lender;

(B) all certifications made by Mortgage Borrowers in connection with such Minimum Mandatory Prepayment or Alternative Minimum Mandatory Letter of Credit also run for the benefit of Lender; and

(C) Borrowers shall cause Mortgage Borrowers to deposit directly into the Mortgage Cash Management Account an amount equal to the sum of the Minimum Mandatory Prepayment (or deliver an Alternative Minimum Mandatory Letter of Credit in lieu thereof) determined in accordance with the Mortgage Loan Agreement, which funds shall be applied by Mortgage Lender as provided in Section 2.4.3(b) of the Mortgage Loan Agreement and Section 2.4.4(b) hereof, plus (1) if such Minimum Mandatory Prepayment (or a partial payment on account thereof) occurs on a date other than a Payment Date, all interest which would have accrued on the amount of the Mortgage Loan, the Loan and the Mezzanine Loans to be prepaid through, but not including, the next succeeding ninth (9th) day of a calendar month (subject to Section 2.4.6 hereof), or, if such Minimum Mandatory Prepayment (or a partial payment on account thereof) occurs on a Payment Date, through and including the last day of the Interest Period immediately prior to the applicable Payment Date, (2) the applicable Prepayment Fee, and (3) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs, if any, and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such Minimum Mandatory Prepayment (or such partial payment on account thereof), but Lender acknowledges and agrees that no Spread Maintenance Premium shall be due at any time in connection with the Minimum Mandatory Prepayment (or any partial payment on account thereof).

(iii) Pursuant to Section 2.4.2(e) of the Mortgage Loan Agreement, upon the occurrence and during the continuance of a Mortgage Event of Default, Mortgage Lender has the right, at its option, to draw on any Alternative Minimum Mandatory Letter of Credit and to apply all or any part of the proceeds thereof in accordance with the provisions of Section 2.4.3(b) of the Mortgage Loan Agreement and Section 2.4.4(b) hereof applicable to a prepayment following the occurrence and during the continuance of a Mortgage Event of Default.

(iv) Upon repayment in full of the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan, if the Loan or any portion thereof is then outstanding, the provisions of Section 2.4.2(b) and Section 2.4.2(e) of the Mortgage Loan Agreement and all related definitions shall be incorporated into this Agreement in their entirety, but the terms used therein shall mean and refer to the correlative terms defined herein.

(b) Non-Qualified Mandatory Prepayment.

(i) Section 2.4.2(c) of the Mortgage Loan Agreement contains provisions requiring Mortgage Borrowers to either (A) pay to Mortgage Lender on or prior to the Construction Qualification Date a mandatory prepayment of the Aggregate Outstanding Principal Balance in the amount of $50,000,000.00 (the “Non-Qualified Mandatory Prepayment”), or (B) deliver to Mortgage Lender the Non-Qualified Prepayment Letter of Credit, in each case, in the event that Mortgage Borrowers shall deliver a Relinquishment Notice or in the event that a Deemed Relinquishment shall occur, and whether or not the entire Release Parcel shall have been sold pursuant to one or more Release Parcel Sales in accordance with the provisions of Section 2.5.1 of the Mortgage Loan Agreement.

(ii) Lender hereby consents to the payment of any Non-Qualified Mandatory Prepayment or delivery of the Non-Qualified Prepayment Letter of Credit by Mortgage Borrowers in accordance with the terms of Section 2.4.2(c) and Section 2.4.2(e) of the Mortgage Loan Agreement provided that:

(A) Borrowers shall deliver, or shall cause Mortgage Borrowers to deliver, to Lender a copy of all requests and other notices (including any Relinquishment Notice) relating to such Non-Qualified Mandatory Prepayment or Non-Qualified Prepayment Letter of Credit delivered to Mortgage Lender concurrently with delivery of the same to Mortgage Lender;

(B) all certifications made by Mortgage Borrowers in connection with such Non-Qualified Mandatory Prepayment or Non-Qualified Prepayment Letter of Credit also run for the benefit of Lender; and

(C) Borrowers shall cause Mortgage Borrowers to deposit directly into the Mortgage Cash Management Account an amount equal to the sum of the Non-Qualified Mandatory Prepayment (or deliver a Non-Qualified Prepayment Letter of Credit in lieu thereof) determined in accordance with the Mortgage Loan Agreement, which funds shall be applied by Mortgage Lender as provided in Section 2.4.3(b) of the Mortgage Loan Agreement and Section 2.4.4(b) hereof, plus (1) if such Non-Qualified Mandatory Prepayment occurs on a date other than a Payment Date, all interest which would have accrued on the amount of the Mortgage Loan, the Loan and the Mezzanine Loans to be prepaid through, but not including, the next succeeding ninth (9th) day of a calendar month (subject to Section 2.4.6 hereof), or, if such Non-Qualified Mandatory Prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately prior to the applicable Payment Date, and (2) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs, if any, and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such Non-Qualified Mandatory Prepayment, but Lender acknowledges and agrees that (x) no Spread Maintenance Premium shall be due at any time in connection with the

Non-Qualified Mandatory Prepayment, and (y) no Prepayment Fee shall be due at any time in connection with the Non-Qualified Mandatory Prepayment.

(iii) Pursuant to Section 2.4.2(e) of the Mortgage Loan Agreement, upon the occurrence and during the continuance of a Mortgage Event of Default, Mortgage Lender has the right, at its option, to draw on any Non-Qualified Prepayment Letter of Credit and to apply all or any part of the proceeds thereof in accordance with the provisions of Section 2.4.3(b) of the Mortgage Loan Agreement and Section 2.4.4(b) hereof applicable to a prepayment following the occurrence and during the continuance of a Mortgage Event of Default.

(iv) Upon repayment in full of the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan, if the Loan or any portion thereof is then outstanding, the provisions of Section 2.4.2(c) and Section 2.4.2(e) of the Mortgage Loan Agreement and all related definitions shall be incorporated into this Agreement in their entirety, but the terms used therein shall mean and refer to the correlative terms defined herein.

(c) Additional Non-Qualified Mandatory Prepayment.

(i) Section 2.4.2(d) of the Mortgage Loan Agreement contains provisions requiring Mortgage Borrowers to pay to Mortgage Lender on the Additional Non-Qualified Prepayment Date an additional mandatory prepayment of the Aggregate Outstanding Principal Balance in the amount of $75,000,000.00 (the “Additional Non-Qualified Mandatory Prepayment”), in accordance with the provisions of Section 2.4.2(d) of the Mortgage Loan Agreement.

(ii) Lender hereby consents to the payment of any Additional Non-Qualified Mandatory Prepayment by Mortgage Borrowers in accordance with the terms of Section 2.4.2(d) of the Mortgage Loan Agreement provided that:

(A) Borrowers shall deliver, or shall cause Mortgage Borrowers to deliver, to Lender a copy of all requests and other notices relating to such Additional Non-Qualified Mandatory Prepayment delivered to Mortgage Lender concurrently with delivery of the same to Mortgage Lender;

(B) all certifications made by Mortgage Borrowers in connection with such Additional Non-Qualified Mandatory Prepayment also run for the benefit of Lender; and

(C) Borrowers shall cause Mortgage Borrowers to deposit directly into the Mortgage Cash Management Account an amount equal to the sum of the Additional Non-Qualified Mandatory Prepayment determined in accordance with the Mortgage Loan Agreement, which funds shall be applied by Mortgage Lender as provided in Section 2.4.3(b) of the Mortgage Loan Agreement and Section 2.4.4(b) hereof, plus (1) if such Additional Non-Qualified Mandatory Prepayment occurs on a date other than a Payment Date, all interest which would have accrued on the amount of the Mortgage Loan, the Loan and the Mezzanine Loans to be prepaid through, but not including, the next succeeding ninth (9th) day of a calendar month (subject to Section 2.4.6 hereof), or, if such Additional Non-Qualified Mandatory Prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately prior to the applicable Payment Date, and (2) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs, if any, and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such Additional Non-Qualified Mandatory Prepayment, but Lender acknowledges and agrees that (x) no Spread Maintenance Premium shall be due at any time in connection with the Additional Non-Qualified Mandatory Prepayment, and (y) no Prepayment Fee shall be due at any time in connection with the Additional Non-Qualified Mandatory Prepayment.

(iii) Upon repayment in full of the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan, if the Loan or any portion thereof is then outstanding, the provisions of Section 2.4.2(d) of the Mortgage Loan Agreement and all related definitions shall be incorporated into this Agreement in their entirety, but the terms used therein shall mean and refer to the correlative terms defined herein.

2.4.3 Prepayment Upon Occurrence of Liquidation Events.

(a) In the event of (i) any Casualty to all or any portion of the Property, (ii) any Condemnation of all or any portion of any Property, (iii) a Transfer of any Property in connection with realization thereon by Mortgage Lender following a Mortgage Event of Default, including, without limitation, a foreclosure sale, or (iv) any refinancing of any Property or the Mortgage Loan (each, a “Liquidation Event”), Borrowers shall cause the related Net Liquidation Proceeds After Debt Service to be deposited with Lender or directly into the Cash Management Account. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, if such date is a Payment Date, such Net Liquidation Proceeds After Debt Service shall be applied to the Outstanding Principal Balance in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service and all other sums then due to prepay the Loan. In the event Lender receives a distribution of Net Liquidation Proceeds After Debt Service on a date other than a Payment Date, such amounts shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrowers, and shall be applied by Lender on the next Payment Date. Any such prepayment shall be applied to all accrued and unpaid interest amounts and other amounts then due to Lender under this Agreement or any of the other Loan Documents and then to the Outstanding Principal Balance.

(b) Borrowers shall immediately notify Lender of any Liquidation Event once any Borrower has knowledge of such event. Borrowers shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a binding commitment for such refinancing is entered into and a closing date for the funding of such refinancing has been scheduled. The provisions of this Section 2.4.3 shall not be construed to contravene in any manner either (i) the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of any Property set forth in this Agreement, any other Loan Document or any Mortgage Loan Document, whether or not notice is given pursuant to this Section 2.4.3 or (ii) Borrowers’ right to prepay set forth in this Agreement and the other Loan Documents or the Mortgage Loan Documents.

(c) Upon payment in full of the Debt and all other Obligations, Lender shall disburse any Net Liquidation Proceeds After Debt Service to Borrowers.

2.4.4 Application of Payments of Principal. Notwithstanding anything to the contrary contained in this Agreement, the following principal payments shall be allocated among the Loan, the Mortgage Loan and the Mezzanine Loans as follows:

(a) so long as no Mortgage Event of Default shall have occurred and be continuing, any voluntary prepayment, including, without limitation, any prepayment pursuant to Section 2.7.3(a) or 2.7.3(b)(i) hereof or Section 3.2(h), 3.2(h)(A) or 3.3(d) of the Mortgage Loan Agreement (but expressly excluding (1) any prepayment pursuant to Section 3.17.2 of the Mortgage Loan Agreement, which shall be governed by the provisions of Section 2.4.3(j) thereof and Section 2.4.4(j) below; (2) any prepayment pursuant to Section 3.1(e) of the Mortgage Loan Agreement, which shall be governed by the provisions of Section 2.4.3(i) thereof and Section 2.4.4(i) below; (3) any prepayment pursuant to Section 3.17.5(a) of the Mortgage Loan Agreement, which shall be governed by the provisions of Section 2.4.3(i) thereof and Section 2.4.4(i) below; and (4) any prepayment pursuant to Section 3.22(a)(iii)(A) of the Mortgage Loan Agreement, which shall be governed by the provisions of Section 2.4.3(i) thereof and Section 2.4.4(i) below), shall be applied, pro rata in accordance with the Financing Percentages, to (i) the Mortgage Debt, pro rata between the Components in accordance with the Component Percentages, (ii) the First Mezzanine Debt, (iii) the Second Mezzanine Debt and (iv) the Debt, until the Mortgage Debt, the First Mezzanine Debt, the Second Mezzanine Debt and the Debt are paid in full, which Financing Percentages and Component Percentages shall be calculated as of the date of such prepayment; provided, however, that upon the occurrence and during the continuance of a Mortgage Event of Default, Mortgage Lender shall apply any voluntary prepayment first, to payment of the Mortgage Debt, pro rata between the Components in accordance with the Component Percentages (as calculated as of the date of such prepayment), and applied to each Component in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Mortgage Debt is paid in full, and shall then disburse any remainder, as a distribution permitted under applicable law, (i) to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (ii) to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (iii) to Lender for application in accordance with the terms of the Loan Documents if the Debt (or any portion thereof) is then outstanding, until the Debt is paid in full, and then (iv) any balance to Mortgage Borrowers;

(b) so long as no Mortgage Event of Default shall have occurred and be continuing, any Minimum Mandatory Prepayment (or any partial payment on account thereof), Non-Qualified Mandatory Prepayment and/or Additional Non-Qualified Mandatory Prepayment shall be applied, pro rata in accordance with the Financing Percentages, to (i) the Mortgage Debt, pro rata between the Components in accordance with the Component Percentages, (ii) the First Mezzanine Debt, (iii) the Second Mezzanine Debt and (iv) the Debt, until the Mortgage Debt, the First Mezzanine Debt, the Second Mezzanine Debt and the Debt are paid in full, which Financing Percentages and Component Percentages shall be calculated as of the date of such prepayment; provided, however, that upon the occurrence and during the continuance of a Mortgage Event of Default, Mortgage Lender shall apply any Minimum Mandatory Prepayment (or any partial payment on account thereof), Non-Qualified Mandatory Prepayment and/or Additional Non-Qualified Mandatory Prepayment first, to payment of the Mortgage Debt, pro rata between the Components in accordance with the Component Percentages (as calculated as of the date of such prepayment), and applied to each Component in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Mortgage Debt is paid in full, and shall then disburse any remainder, as a distribution permitted under applicable law, (i) to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (ii) to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (iii) to Lender for application in accordance with the terms of the Loan Documents if the Debt (or any portion thereof) is then outstanding, until the Debt is paid in full, and then (iv) any balance to Mortgage Borrowers;

(c) all Net Proceeds not required to be made available for Restoration, and as to which Mortgage Lender has not otherwise elected in its sole discretion to make available for Restoration, shall be applied first, to the Mortgage Debt, pro rata between the Components in accordance with the Component Percentages (as calculated as of the date of such prepayment), and applied to each Component in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Mortgage Debt is paid in full, and then, as a distribution permitted under applicable law, (i) disbursed to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (ii) disbursed to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (iii) disbursed to Lender for application in accordance with the terms of the Loan Documents if the Debt (or any portion thereof) is then outstanding, until the Debt is paid in full, and then (iv) the balance disbursed to Mortgage Borrowers;

(d) any Mortgage Reserve Funds or other cash collateral held by or on behalf of Mortgage Lender, whether in the Mortgage Cash Management Account or any of the Mortgage Reserve Funds, or otherwise, including, without limitation, any Net Proceeds and/or any Excess Cash Flow then being held by Mortgage Lender, shall, upon the occurrence and during the continuance of a Mortgage Event of Default, be applied by Mortgage Lender as follows or may continue to be held by Mortgage Lender as additional collateral for the Mortgage Loan, all in Mortgage Lender’s sole discretion: first, to the Mortgage Debt, pro rata between the Components in accordance with the Component Percentages (as calculated as of the date of such prepayment), and applied to each Component in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Mortgage Debt is paid in full, and then, as a distribution permitted under applicable law, (i) disbursed to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (ii) disbursed to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (iii) disbursed to Lender for application in accordance with the terms of the Loan Documents if the Debt (or any portion thereof) is then outstanding, until the Debt is paid in full, and then (iv) the balance disbursed to Mortgage Borrowers;

(e) subject to Section 2.5.4 of the Mortgage Loan Agreement and Section 2.5.4 hereof, the proceeds of any Release Parcel Release Price shall be allocated, pro rata in accordance with the Financing Percentages, among (i) the Mortgage Loan, pro rata between the Components in accordance with the Component Percentages, (ii) the First Mezzanine Loan, (iii) the Second Mezzanine Loan and (iv) the Loan, which Financing Percentages and Component Percentages shall be calculated as of the date of payment of such Release Parcel Release Price;

(f) subject to Section 2.5.4 of the Mortgage Loan Agreement and Section 2.5.4 hereof, the proceeds of any Adjacent Parcel Release Price shall be allocated, pro rata in accordance with the Financing Percentages, among (i) the Mortgage Loan, pro rata between the Components in accordance with the Component Percentages, (ii) the First Mezzanine Loan, (iii) the Second Mezzanine Loan and (iv) the Loan, which Financing Percentages and Component Percentages shall be calculated as of the date of payment of such Adjacent Parcel Release Price;

(g) subject to Section 2.5.4 of the Mortgage Loan Agreement and Section 2.5.4 hereof, (i) the proceeds of any IP Release Price which is less than or equal to $80,000,000 and arises from an IP Sale (a “Non-Fully Prepaid IP Sale”) occurring at any time when Mortgage Borrowers have not paid in full the Minimum Mandatory Prepayment, the Non-Qualified Mandatory Prepayment and the Additional Non-Qualified Mandatory Prepayment, shall be allocated, pro rata in accordance with the Financing Percentages, among (I) the Mortgage Loan, pro rata between the Components in accordance with the Component Percentages, (II) the First Mezzanine Loan, (III) the Second Mezzanine Loan and (IV) the Loan, which Financing Percentages and Component Percentages shall be calculated as of the date of payment of such IP Release Price; (ii) the proceeds of any IP Release Price which is less than or equal to $60,000,000 and arises from an IP Sale (a “Fully Prepaid IP Sale”) occurring at any time after Mortgage Borrowers have paid in full the Minimum Mandatory Prepayment, the Non-Qualified Mandatory Prepayment and the Additional Non-Qualified Mandatory Prepayment, shall be allocated, pro rata in accordance with the Financing Percentages, among (I) the Mortgage Loan, pro rata between the Components in accordance with the Component Percentages, (II) the First Mezzanine Loan, (III) the Second Mezzanine Loan and (IV) the Loan,

which Financing Percentages and Component Percentages shall be calculated as of the date of payment of such IP Release Price; and (iii) the proceeds of any IP Release Price in excess of $80,000,000 which arise from a Non-Fully Prepaid IP Sale (the “Excess Non-Fully Funded IP Release Proceeds”) or the proceeds of any IP Release Price in excess of $60,000,000 which arise from a Fully Prepaid IP Sale (“Excess Fully Funded IP Release Proceeds”; and whichever of the Excess Fully Funded IP Release Proceeds or the Excess Non-Fully Funded IP Release Proceeds is applicable, the “Excess IP Release Price Proceeds”), shall, at Mortgage Borrowers’ option, either (A) be deposited in the General Reserve Account and thereafter constitute a part of the General Reserve Fund for all purposes under the Mortgage Loan Agreement, to be held and disbursed by Mortgage Lender as set forth in Section 7.6 thereof, or (B) applied as follows, in such amounts as Mortgage Borrowers shall elect: (1) up to fifty percent (50%) of such Excess IP Release Price Proceeds shall be applied to satisfy any Required Equity Amount or Subsequent Required Equity Amount then due and payable, and/or (2) the balance of such Excess IP Release Price Proceeds after application in accordance with the foregoing clause (1), but in no event less than fifty percent (50%) thereof, to repayment, pro rata in accordance with the Financing Percentages, of (w) the Mortgage Loan, pro rata between the Components in accordance with the Component Percentages, (x) the First Mezzanine Loan, (y) the Second Mezzanine Loan and (z) the Loan, which Financing Percentages and Component Percentages shall be calculated as of the date of payment of such IP Release Price (any repayment of the Mortgage Loan, the First Mezzanine Loan, the Second Mezzanine Loan and the Loan pursuant to this Section 2.4.3(g)(iii)(B)(2) paid out of Excess Non-Fully Funded IP Release Proceeds being referred to as the “Optional IP Release Payment”);

(h) all Rents received by Mortgage Lender upon the occurrence and during the continuance of a Mortgage Event of Default pursuant to Section 3.1 of the Assignment of Leases shall be applied by Mortgage Lender as follows or may continue to be held by Mortgage Lender as additional collateral for the Mortgage Loan, all in Mortgage Lender’s sole discretion: first, (i) to the expenses of managing and securing any of the Properties, as contemplated by clause (a) of said Section 3.1 of the Assignment of Leases, and/or (ii) to the Mortgage Debt, pro rata between the Components in accordance with the Component Percentages (as calculated as of the date of such prepayment), and applied to each Component in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Mortgage Debt is paid in full, and then (A) disbursed to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (B) disbursed to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (C) disbursed to Lender for application in accordance with the terms of the Loan Documents if the Debt (or any portion thereof) is then outstanding, until the Debt is paid in full, and then (D) the balance disbursed to Mortgage Borrowers;

(i) so long as no Mortgage Event of Default shall have occurred and be continuing, any voluntary prepayment pursuant to Section 3.1(e), 3.17.5(a) or 3.22(a)(iii)(A) of the Mortgage Loan Agreement shall be applied as follows: (A) first, to the Construction Loan until the Construction Loan is repaid in full, and then (B) second, out of any remaining balance of such voluntary prepayment, $10,000,000 thereof shall be applied to the Debt provided that the

Construction Holdback has been funded into the Construction Loan Reserve Account pursuant to Section 3.4.2 hereof, and then (C) third, any remaining balance of such voluntary prepayment shall be applied, pro rata in accordance with the Alternate Financing Percentages, to (i) the Reduced Acquisition Loan, (ii) the First Mezzanine Debt, (iii) the Second Mezzanine Debt and (iv) the Debt, until the Reduced Acquisition Loan, the First Mezzanine Debt, the Second Mezzanine Debt and the Debt are paid in full, which Alternate Financing Percentages shall be calculated as of the date of such prepayment and taking into account the prepayments made pursuant to the foregoing clauses (A) and (B); provided, however, that upon the occurrence and during the continuance of a Mortgage Event of Default, Mortgage Lender shall apply any voluntary prepayment pursuant to Section 3.1(e), 3.17.5(a) or 3.22(a)(iii)(A) of the Mortgage Loan Agreement first, to payment of the Construction Loan, to be applied in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Construction Loan is paid in full, and then second, to payment of the Reduced Acquisition Loan, to be applied in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Reduced Acquisition Loan is paid in full, and shall then disburse any remainder, as a distribution permitted under applicable law, (1) to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (2) to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (3) to Lender for application in accordance with the terms of the Loan Documents if the Debt (or any portion thereof) is then outstanding, until the Debt is paid in full, and then (4) any balance to Mortgage Borrowers; and

(j) so long as no Mortgage Event of Default shall have occurred and be continuing, any voluntary prepayment pursuant to Section 3.17.2 of the Mortgage Loan Agreement shall be applied as follows: (A) first, to the Construction Loan until the Construction Loan is repaid in full, and then (B) second, any remaining balance of such voluntary prepayment shall be applied, pro rata in accordance with the Alternate Financing Percentages, to (i) the Reduced Acquisition Loan, (ii) the First Mezzanine Debt, (iii) the Second Mezzanine Debt and (iv) the Debt, until the Reduced Acquisition Loan, the First Mezzanine Debt, the Second Mezzanine Debt and the Debt are paid in full, which Alternate Financing Percentages shall be calculated as of the date of such prepayment and taking into account the prepayment made pursuant to the foregoing clause (A); provided, however, that upon the occurrence and during the continuance of a Mortgage Event of Default, Mortgage Lender shall apply any voluntary prepayment pursuant to Section 3.17.2 of the Mortgage Loan Agreement first, to payment of the Construction Loan, to be applied in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Construction Loan is paid in full, and then second, to payment of the Reduced Acquisition Loan, to be applied in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Reduced Acquisition Loan is paid in full, and shall then disburse any remainder, as a distribution permitted under applicable law, (1) to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (2) to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the

Second Mezzanine Debt is paid in full, and then (3) to Lender for application in accordance with the terms of the Loan Documents if the Debt (or any portion thereof) is then outstanding, until the Debt is paid in full, and then (4) any balance to Mortgage Borrowers.

2.4.5 Prepayments After Default. If during the continuance of an Event of Default payment of all or any part of the Debt is tendered by Borrowers or otherwise recovered by Lender (including through application of any Reserve Funds or any Net Liquidation Proceeds After Debt Service), (a) such tender or recovery shall be deemed made on the next occurring Payment Date together with the monthly Debt Service amount calculated at the Default Rate from and after the date of such Event of Default, (b) if such tender or recovery occurs on or prior to the Spread Maintenance Release Date, Borrowers shall pay, in addition to the Debt, the Spread Maintenance Premium due on the amount of the Loan being prepaid or satisfied, and (c) Borrower shall also pay an amount equal to one percent (1%) of the amount of the Loan being prepaid or satisfied.

2.4.6 Prepayments Made on Dates Other Than Payment Dates. With respect to any provision herein or in any other Loan Document providing that if a payment or prepayment of the Loan is made on a date other than a Payment Date such payment or prepayment shall be accompanied by all interest which would have accrued on the amount of the Loan so paid or prepaid through, but not including, the next succeeding ninth (9th) day of a calendar month, Borrowers shall be entitled to a credit toward the following month’s Monthly Interest Payment or any other amounts due under the Loan in an amount equal to the amount of interest actually earned by Lender on the portion of such interest payment in excess of the amount of interest actually accrued on the date of such payment or prepayment (the “Extra Non-Accrued Interest”). In order to effectuate the foregoing, upon any prepayment resulting in any Extra Non-Accrued Interest pursuant to the terms hereof, Lender shall deposit such Extra Non-Accrued Interest in an interest-bearing account for the benefit of Lender until the next Payment Date in order to determine the credit against the next Monthly Interest Payment due to Borrowers under this Section 2.4.6, following which Payment Date (a) Lender may withdraw such Extra Non-Accrued Interest, together with all interest accrued thereon, from such account and apply the amount of the interest accrued on such Extra Non-Accrued Interest to amounts due and payable to Lender on such Payment Date, (b) such Extra Non-Accrued Interest, together with all interest accrued thereon, shall constitute the sole and exclusive property of Lender, and (c) Lender shall have no further obligations to Borrowers with respect to such Extra Non-Accrued Interest and/or the interest accrued thereon. Lender shall not be responsible for obtaining any particular interest rate with respect to any Extra Non-Accrued Interest.

2.4.7 Application of Prepayment Fee. Any Prepayment Fee received by Mortgage Lender in connection with the Minimum Mandatory Prepayment (or any partial payment on account thereof), any Release Parcel Release Price, any Adjacent Parcel Release Price or the IP Release Price (any of the foregoing, a “Prepayment Fee-Generating Prepayment”) shall be allocated among the Mortgage Loan (and the Components thereof), the First Mezzanine Loan, the Second Mezzanine Loan and the Loan based on the following formula: Mortgage Lender, First Mezzanine Lender, Second Mezzanine Lender and/or Lender, as applicable, shall be entitled to an amount equal to the product resulting from multiplying (a) the amount of the applicable Prepayment Fee, by (b) a fraction, the numerator of which is the amount of the applicable Prepayment Fee-Generating Prepayment allocated to the Mortgage

Loan (or the applicable Component thereof), the First Mezzanine Loan, the Second Mezzanine Loan or the Loan, as applicable, pursuant to the applicable provision of Section 2.4.3 of the Mortgage Loan Agreement and Section 2.4.4 hereof, and the denominator of which is the total amount of the applicable Prepayment Fee-Generating Prepayment.

Section 2.5 Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Pledge Agreement or any other Loan Document.

2.5.1 Releases of Release Parcel.

(a) Section 2.5.1 of the Mortgage Loan Agreement contains provisions permitting Adjacent Borrower to (i) sell one or more portions of the Release Parcel (each, including the entire Release Parcel, a “Partial Release Parcel”) either to a bonafide third party purchaser (a “Bonafide Release Parcel Purchaser”) or to an Affiliate of Mortgage Borrower or any other Restricted Party (an “Affiliate Release Parcel Purchaser”; and together with a Bonafide Release Parcel Purchaser, individually, a “Release Parcel Purchaser”), or (2) refinance one or more Partial Release Parcels (each of the foregoing, including a sale or refinancing of the entire Release Parcel, a “Release Parcel Sale”), and obtain a release of such Partial Release Parcel from the Liens of the Mortgage upon satisfaction of certain conditions and requirements set forth in Section 2.5.1 of the Mortgage Loan Agreement.

(b) Lender hereby consents to any Release Parcel Sale conducted in accordance with the terms of Section 2.5.1 of the Mortgage Loan Agreement provided that:

(i) Borrowers deliver to Lender a copy of all requests and other notices relating to such Release Parcel Sale (including the Sale Request) delivered to Mortgage Lender concurrently with delivery of the same to Mortgage Lender;

(ii) all certifications made by Adjacent Borrower in connection with such Release Parcel Sale also run for the benefit of Lender;

(iii) contemporaneously with such Release Parcel Sale, Borrowers shall cause Adjacent Borrower to deposit directly into the Mortgage Cash Management Account an amount equal to the sum of (A) the Release Parcel Release Price for the applicable Parcel determined in accordance with the Mortgage Loan Agreement, which funds shall be applied by Mortgage Lender as provided in Section 2.4.3(e) of the Mortgage Loan Agreement and Section 2.4.4(e) hereof, plus (B) all accrued and unpaid interest on said amount prepaid in accordance with the terms of this Agreement and the Mortgage Loan Agreement, plus (C) if such prepayment occurs on a day other than a Payment Date, interest on the Release Parcel Release Price to, but not including, the next succeeding ninth (9th) day of a calendar month, plus (D) the Prepayment Fee, if any;

(iv) Borrowers shall have paid all of the actual out-of-pocket reasonable third party legal fees and actual out-of pocket reasonable third party expenses incurred by Lender, if any, in connection with (A) reviewing and processing any Sale Request with respect to a Release Parcel Sale, whether or not the Release Parcel Sale which is the subject of a Sale Request actually closes, (B) the satisfaction of any of the conditions set forth in Section 2.5.1(a) of the Mortgage Loan Agreement, and (C) providing all release documents in connection with any Release Parcel Sale as provided in Section 2.5.1(d) of the Mortgage Loan Agreement; and

(v) No monetary Default, monetary Mortgage Default or any monetary Mezzanine Default, and no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default, shall have occurred and be continuing at the time of the submission by Adjacent Borrower of a Sale Request or at the time of the closing of such Release Parcel Sale.

(c) Upon repayment in full of the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan, if the Loan or any portion thereof is then outstanding, the provisions of Section 2.5.1 of the Mortgage Loan Agreement and all related definitions shall be incorporated into this Agreement in their entirety, but the terms used therein shall mean and refer to the correlative terms defined herein.

2.5.2 Releases of Remaining Adjacent Parcel.

(a) Section 2.5.2 of the Mortgage Loan Agreement contains provisions permitting Adjacent Borrower to (1) sell one or more portions of the Remaining Adjacent Parcel (each, including the entire Remaining Adjacent Parcel, a “Partial Adjacent Parcel”) either to a bonafide third party purchaser (a “Bonafide Adjacent Parcel Purchaser”) or to an Affiliate of Borrower or any other Restricted Party (an “Affiliate Adjacent Parcel Purchaser”; and together with a Bonafide Adjacent Parcel Purchaser, individually, an “Adjacent Parcel Purchaser”), or (2) refinance one or more Partial Adjacent Parcels (each of the foregoing, including a sale or refinancing of the entire Remaining Adjacent Parcel, an “Adjacent Parcel Sale”), and obtain a release of such Partial Adjacent Parcel from the Liens of the Mortgage upon satisfaction of certain conditions and requirements set forth in Section 2.5.2 of the Mortgage Loan Agreement.

(b) Lender hereby consents to any Adjacent Parcel Sale conducted in accordance with the terms of Section 2.5.2 of the Mortgage Loan Agreement provided that:

(i) Borrowers deliver to Lender a copy of all requests and other notices relating to such Adjacent Parcel Sale delivered to Mortgage Lender concurrently with delivery of the same to Mortgage Lender;

(ii) all certifications made by Adjacent Borrower in connection with such Adjacent Parcel Sale also run for the benefit of Lender;

(iii) contemporaneously with such Adjacent Parcel Sale, Borrowers shall cause Adjacent Borrower to deposit directly into the Mortgage Cash Management Account an amount equal to the sum of (A) the Adjacent Parcel Release Price for the applicable Parcel determined in accordance with the Mortgage Loan Agreement, which funds shall be applied by Mortgage Lender as provided in Section 2.4.3(f) of the Mortgage Loan Agreement and Section 2.4.4(f)

hereof, plus (B) all accrued and unpaid interest on said amount prepaid in accordance with the terms of this Agreement and the Mortgage Loan Agreement, plus (C) if such prepayment occurs on a day other than a Payment Date, interest on the Adjacent Parcel Release Price to, but not including, the next succeeding ninth (9th) day of a calendar month, plus (D) the Prepayment Fee, if any;

(iv) Borrowers shall have paid all of the actual out-of-pocket reasonable third party legal fees and actual out-of pocket reasonable third party expenses incurred by Lender, if any, in connection with (A) reviewing and processing any Sale Request with respect to an Adjacent Parcel Sale, whether or not the Adjacent Parcel Sale which is the subject of a Sale Request actually closes, (B) the satisfaction of any of the conditions set forth in Section 2.5.2(a) of the Mortgage Loan Agreement, and (C) providing all release documents in connection with any Adjacent Parcel Sale as provided in Section 2.5.2(d) of the Mortgage Loan Agreement; and

(v) No monetary Default, monetary Mortgage Default or any monetary Mezzanine Default, and no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default, shall have occurred and be continuing at the time of the submission by Adjacent Borrower of a sale request or at the time of the closing of such Adjacent Parcel Sale.

(c) Upon repayment in full of the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan, if the Loan or any portion thereof is then outstanding, the provisions of Section 2.5.2 of the Mortgage Loan Agreement and all related definitions shall be incorporated into this Agreement in their entirety, but the terms used therein shall mean and refer to the correlative terms defined herein.

2.5.3 Release of IP.

(a) Section 2.5.3 of the Mortgage Loan Agreement contains provisions permitting IP Borrower to sell the IP (in whole but not in part) (an “IP Sale”), to either a bonafide third party purchaser (a “Bonafide IP Purchaser”) or to an Affiliate of Borrower or any other Restricted Party (an “Affiliate IP Purchaser”; and together with a Bonafide IP Purchaser, individually, an “IP Purchaser”), and obtain a release of the IP from the Liens of the Mortgage upon satisfaction of certain conditions and requirements set forth in Section 2.5.3 of the Mortgage Loan Agreement.

(b) Lender hereby consents to any IP Sale conducted in accordance with the terms of Section 2.5.3 of the Mortgage Loan Agreement provided that:

(i) Borrowers deliver to Lender a copy of all requests and other notices relating to such IP Sale delivered to Mortgage Lender concurrently with delivery of the same to Mortgage Lender;

(ii) all certifications made by IP Borrower in connection with such IP Sale also run for the benefit of Lender;

(iii) contemporaneously with such IP Sale, Borrowers shall cause IP Borrower to deposit directly into the Mortgage Cash Management Account an amount equal to the sum of (A) the IP Release Price determined in accordance with the Mortgage Loan Agreement, which funds shall be applied by Mortgage Lender as provided in Section 2.4.3(g) of the Mortgage Loan Agreement and Section 2.4.4(g) hereof, plus (B) all accrued and unpaid interest on said amount prepaid in accordance with the terms of this Agreement and the Mortgage Loan Agreement, plus (C) if such prepayment occurs on a day other than a Payment Date, interest on the IP Release Price to, but not including, the next succeeding ninth (9th) day of a calendar month, plus (D) the Prepayment Fee, if any;

(iv) Borrowers shall have paid all of the actual out-of-pocket reasonable third party legal fees and actual out-of pocket reasonable third party expenses incurred by Lender, if any, in connection with (A) reviewing and processing any Sale Request with respect to an IP Sale, whether or not the IP Sale which is the subject of a Sale Request actually closes, (B) the satisfaction of any of the conditions set forth in Section 2.5.3(a) of the Mortgage Loan Agreement, and (C) providing all release documents in connection with any IP Sale as provided in Section 2.5.3(d) of the Mortgage Loan Agreement; and

(v) No monetary Default, monetary Mortgage Default or any monetary Mezzanine Default, and no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default, shall have occurred and be continuing at the time of the submission by IP Borrower of a sale request or at the time of the closing of such IP Sale.

(c) Upon repayment in full of the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan, if the Loan or any portion thereof is then outstanding, the provisions of Section 2.5.3 of the Mortgage Loan Agreement and all related definitions shall be incorporated into this Agreement in their entirety, but the terms used therein shall mean and refer to the correlative terms defined herein.

2.5.4 Sale of Properties or IP during Event of Default. Notwithstanding the provisions of the foregoing Sections 2.5.1, 2.5.2 and 2.5.3 or any other provision to the contrary in this Agreement or the other Loan Documents, it is expressly acknowledged and agreed by Borrowers that, upon the occurrence and during the continuance of an Event of Default: (i) no Borrower shall have any right to cause any Mortgage Borrower to sell any Property or any portion thereof or any IP without, in each instance, Lender’s prior written consent, which consent may be given or withheld in Lender’s sole discretion, (ii) any such sale of one or more of the Properties or any portion thereof and/or any IP shall be on such terms and conditions as to which Lender and Borrowers shall agree, Lender, however, having the right to impose such terms and conditions as it shall elect in its sole discretion, (iii) the provisions of this Section 2.5 (other than this Section 2.5.4) shall not be applicable to any such sale of one or more of the Properties or any portion thereof and/or any IP consented to by Lender as aforesaid, Borrowers expressly acknowledging and agreeing that neither Lender nor any Mezzanine Lender shall be entitled to any Release Parcel Release Price, Adjacent Parcel Release Price or IP Release Price or any portion of any of the foregoing or any proceeds of any of the foregoing unless and until the

Mortgage Debt has been paid in full, and (iv) in the event that, following any such sale of one or more of the Properties or any portion thereof and/or any IP, the Mortgage Debt, the First Mezzanine Debt and the Second Mezzanine Debt shall have been paid in full, Borrowers shall cause Mortgage Borrowers and/or Mortgage Lender, as applicable, to distribute to Lender any remaining proceeds thereof to be applied as provided in this Agreement, and thereafter, in the event that the Debt shall have been paid in full, Lender shall distribute any remaining proceeds to Mortgage Borrowers.

2.5.5 Release on Payment in Full. Upon the written request and payment by Borrowers of the customary recording fees and the actual out-of-pocket third-party costs and expenses of Lender and upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, Lender shall release the Lien of the Pledge Agreement and the other Loan Documents.

Section 2.6 Cash Management.

2.6.1 Lockbox Account.

(a) During the term of the Loan, Borrowers shall cause Mortgage Borrowers to establish and maintain a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole dominion and control of Mortgage Lender pursuant to and in accordance with the Mortgage Loan Documents and shall comply with all of the terms and conditions set forth in Section 2.6.1 of the Mortgage Loan Agreement.

(b) Borrowers shall cause each Mortgage Borrower and its Manager and/or Sub-Manager, as applicable, to deposit all amounts received by such Mortgage Borrower or Manager and/or Sub-Manager constituting Rents into the Lockbox Account in accordance with the terms of Section 2.6.1(b) of the Mortgage Loan Agreement.

(c) In the event (i) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the Lockbox Account pursuant to the terms of Section 2.6.1 of the Mortgage Loan Agreement, or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrowers to establish and maintain an account that would operate in the same manner as the Lockbox Account in Section 2.6.1 of the Mortgage Loan Agreement and the provisions of Section 2.6.1 of the Mortgage Loan Agreement shall be incorporated herein by reference.

2.6.2 Mortgage Cash Management Account.

(a) During the term of the Loan, Borrowers shall cause Mortgage Borrowers to establish and maintain a segregated Eligible Account (the “Mortgage Cash Management Account”), which Mortgage Cash Management Account shall be under the sole dominion and control of Mortgage Lender and shall comply with all of the terms and conditions set forth in Section 2.6.2 of the Mortgage Loan Agreement.

(b) Borrowers shall direct or cause Mortgage Borrowers to direct that all cash contributions from the Lockbox Account and the Mortgage Cash Management Account to be paid to or for the benefit of Lender in accordance with the Mortgage Loan Agreement and the Mortgage Cash Management Agreement shall be deposited into the Cash Management Account maintained in accordance with this Agreement and the Cash Management Agreement. Lender agrees that it shall deliver to Mortgage Lender, not less than five (5) days prior to each Payment Date, a written notice setting forth (i) the amount of the Monthly Interest Payment that will be due on the next Payment Date, and (ii) an itemized list of any other amounts that will be due on such next Payment Date pursuant to the terms of this Agreement and/or the other Loan Documents.

(c) In the event (i) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the Mortgage Cash Management Account pursuant to the terms of Section 2.6.2 of the Mortgage Loan Agreement, or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrowers to establish and maintain an account that would operate in the same manner as the Mortgage Cash Management Account in Section 2.6.2 of the Mortgage Loan Agreement and the provisions of Section 2.6.2 of the Mortgage Loan Agreement shall be incorporated herein by reference; provided, however, that references to “Lender,” “Cash Management Account,” and other applicable terms shall be deemed to refer to the Lender, Cash Management Account and other applicable terms hereunder.

2.6.3 Cash Management Account.

(a) There shall be established and maintained a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Column Financial, Inc., its successors and/or assigns – Hard Rock Third Mezzanine Cash Management Account” or such other title as shall be reasonably acceptable to Lender and the bank holding the Cash Management Account. Each Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof, and will take all actions requested by Lender that are necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account for application pursuant to the terms of this Agreement and the other Loan Documents and all reasonable costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrowers.

(b) All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(c) Provided no Event of Default shall have occurred and be continuing, all funds on deposit in the Cash Management Account shall be applied by Lender in accordance with the terms of this Agreement (including, without limitation, Section 2.4.3 and Section 2.4.4 hereof) and the Cash Management Agreement.

2.6.4 Financial Determination Dates. Borrowers shall provide, or shall cause Mortgage Borrowers to provide, evidence to Lender of (i) the Debt Service Coverage Ratio for the Properties, and (ii) for purposes of determining whether the General Reserve Excess Cash Conditions have been satisfied, the results of operations at the Properties for the preceding calendar month, within thirty (30) days after the end of each calendar month (the “Financial Determination Date”). All calculations of Debt Service Coverage Ratio and results of operations shall be subject to verification by Mortgage Lender.

Section 2.7 Extensions of the Initial Maturity Date.

2.7.1 Non-Qualified Extensions. As provided in this Section 2.7.1, in the event the Qualification Conditions have not been satisfied on or prior to the Construction Qualification Date, Borrowers shall have the option (each, a “Non-Qualified Extension Option”) to extend the term of the Loan beyond the Non-Qualified Initial Maturity Date for two (2) successive terms (each, a “Non-Qualified Extension Term”) of one (1) year each (the Non-Qualified Initial Maturity Date following the exercise of each Non-Qualified Extension Option being the “Non-Qualified Extended Maturity Date”).

(a) First Non-Qualified Extension Option. Borrowers shall have the right to extend the Non-Qualified Initial Maturity Date to the First Non-Qualified Extended Maturity Date (the “First Non-Qualified Extension Option”; and the period commencing on the first (1st) day following the Non-Qualified Initial Maturity Date and ending on the First Non-Qualified Extended Maturity Date being referred to herein as the “First Non-Qualified Extension Term”), provided that all of the following conditions are satisfied:

(i) no monetary Default, Event of Default, monetary Mortgage Default, Mortgage Event of Default, any monetary Mezzanine Default or any Mezzanine Event of Default shall have occurred and be continuing at the time the First Non-Qualified Extension Option is exercised or on the date that the First Non-Qualified Extension Term commences;

(ii) Borrowers shall notify Lender of their irrevocable election to exercise the First Non-Qualified Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the Non-Qualified Initial Maturity Date;

(iii) if the Interest Rate Cap Agreement is scheduled to mature prior to the First Non-Qualified Extended Maturity Date, Borrowers shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the First Non-Qualified Extension Term, one or more Replacement Interest Rate Cap Agreements (or extension(s) of the existing Interest Rate Cap Agreement(s)) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement(s) (or extension(s) of the existing Interest Rate Cap Agreement(s)) shall (i) be effective commencing on the first day of the First Non-Qualified Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the First Non-Qualified Extended Maturity Date;

(iv) not later than one (1) Business Day immediately preceding the first day of the First Non-Qualified Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;

(v) not later than one (1) Business Day immediately preceding the first day of the First Non-Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into the Interest Reserve Account, an amount equal to the Extension Interest Shortfall with respect to the First Non-Qualified Extension Term, if any, which amount thereafter shall constitute a part of the Interest Reserve Fund and shall be held and disbursed by Mortgage Lender as set forth in Section 7.4 of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into the Interest Reserve Account to be held and disbursed by Lender as set forth in Section 7.4 hereof);

(vi) not later than one (1) Business Day immediately preceding the first day of the First Non-Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into the applicable Mortgage Reserve Fund(s), any shortfalls in such Mortgage Reserve Fund(s) with respect to the First Non-Qualified Extension Term, if any, as reasonably estimated and underwritten by Mortgage Lender based on (A) the Approved Annual Budget then in effect and (B) underwriting criteria consistent with that used by Mortgage Lender to determine the amount of the deposit to the applicable Mortgage Reserve Fund(s) on the Closing Date (and throughout the term of the Loan), which amount thereafter shall constitute a part of the applicable Mortgage Reserve Fund(s) and shall be held and disbursed by Mortgage Lender as set forth in Article VII of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into the applicable Reserve Fund(s) to be held and disbursed by Lender as set forth in Article VII hereof);

(vii) not later than one (1) Business Day immediately preceding the first day of the First Non-Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into one or more new Mortgage Reserve Funds, such other reserves as Mortgage Lender shall reasonably require in order to cover reasonably anticipated Operating Expense shortfalls during the First Non-Qualified Extension Term, if any, which amount thereafter shall constitute a part of the Mortgage Reserve Funds and shall be held and disbursed by Mortgage Lender as set forth in Article VII of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into one more new Reserve Funds to be held and disbursed by Lender as set forth in Article VII hereof) and/or in an amendment to this Agreement reasonably negotiated and executed by Borrowers and Lender at such time and as a condition to the exercise of the First Non-Qualified Extension Option;

(viii) the maturity date of the Mortgage Loan, if the Mortgage Loan is then outstanding, shall be extended to not earlier than the First Non-Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(ix) the maturity date of the First Mezzanine Loan, if the First Mezzanine Loan is then outstanding, shall be extended to not earlier than the First Non-Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(x) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then outstanding, shall be extended to not earlier than the First Non-Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(xi) the Debt Yield immediately preceding the commencement of the First Non-Qualified Extension Term shall be equal to or greater than 10.25%; and

(xii) Borrowers shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrowers be required to pay any such fees, costs or expenses in excess of Five Thousand Dollars ($5,000).

(b) Second Non-Qualified Extension Option. Borrowers shall have the right to extend the First Non-Qualified Extended Maturity Date to the Second Non-Qualified Extended Maturity Date (the “Second Non-Qualified Extension Option”; and the period commencing on the first (1st) day following the First Non-Qualified Extended Maturity Date and ending on the Second Non-Qualified Extended Maturity Date being referred to herein as the “Second Non-Qualified Extension Term”), provided that all of the following conditions are satisfied:

(i) no monetary Default, Event of Default, monetary Mortgage Default, Mortgage Event of Default, any monetary Mezzanine Default or any Mezzanine Event of Default shall have occurred and be continuing at the time the Second Non-Qualified Extension Option is exercised or on the date that the Second Non-Qualified Extension Term commences;

(ii) Borrowers shall notify Lender of their irrevocable election to exercise the Second Non-Qualified Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the First Non-Qualified Extended Maturity Date;

(iii) if the Interest Rate Cap Agreement is scheduled to mature prior to the Second Non-Qualified Extended Maturity Date, Borrowers shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the Second Non-Qualified Extension Term, one or more Replacement Interest Rate Cap Agreements (or extension(s) of the existing Interest Rate Cap Agreement(s)) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement(s) (or extension(s) of the existing Interest Rate Cap Agreement(s)) shall (i) be effective commencing on the first day of the Second Non-Qualified Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the Second Non-Qualified Extended Maturity Date;

(iv) not later than one (1) Business Day immediately preceding the first day of the Second Non-Qualified Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;

(v) not later than one (1) Business Day immediately preceding the first day of the Second Non-Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into the Interest Reserve Account, an amount equal to the Extension Interest Shortfall with respect to the Second Non-Qualified Extension Term, if any, which amount thereafter shall constitute a part of the Interest Reserve Fund and shall be held and disbursed by Mortgage Lender as set forth in Section 7.4 of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into the Interest Reserve Account to be held and disbursed by Lender as set forth in Section 7.4 hereof);

(vi) not later than one (1) Business Day immediately preceding the first day of the Second Non-Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into the applicable Mortgage Reserve Fund(s), any shortfalls in such Mortgage Reserve Fund(s) with respect to the Second Non-Qualified Extension Term, if any, as reasonably estimated and underwritten by Mortgage Lender based on (A) the Approved Annual Budget then in effect and (B) underwriting criteria consistent with that used by Lender to determine the amount of the deposit to the applicable Mortgage Reserve Fund(s) on the Closing Date (and throughout the term of the Loan), which amount thereafter shall constitute a part of the applicable Mortgage Reserve Fund(s) and shall be held and disbursed by Mortgage Lender as set forth in Article VII of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into the applicable Reserve Fund(s) to be held and disbursed by Lender as set forth in Article VII hereof);

(vii) not later than one (1) Business Day immediately preceding the first day of the Second Non-Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into one or more new Mortgage Reserve Funds, such other reserves as Mortgage Lender shall reasonably require in order to cover reasonably anticipated Operating Expense shortfalls during the Second Non-Qualified Extension Term, if any, which amount thereafter shall constitute a part of the Mortgage Reserve Funds and shall be held and disbursed by Mortgage Lender as set forth in Article VII of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into one more new Reserve Funds to be held and disbursed by Lender as set forth in Article VII hereof) and/or in an amendment to this Agreement reasonably negotiated and executed by Borrowers and Lender at such time and as a condition to the exercise of the Second Non-Qualified Extension Option;

(viii) the maturity date of the Mortgage Loan, if the Mortgage Loan is then outstanding, shall be extended to not earlier than the Second Non-Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(ix) the maturity date of the First Mezzanine Loan, if the First Mezzanine Loan is then outstanding, shall be extended to not earlier than the Second Non-Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(x) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then outstanding, shall be extended to not earlier than the Second Non-Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(xi) the Debt Yield immediately preceding the commencement of the Second Non-Qualified Extension Term shall be equal to or greater than 11.25%; and

(xii) Borrowers shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrowers be required to pay any such fees, costs or expenses in excess of Five Thousand Dollars ($5,000).

2.7.2 Qualified Extensions. As provided in this Section 2.7.2, in the event the Qualification Conditions have been satisfied on or prior to the Construction Qualification Date, Borrowers shall have the option (each, a “Qualified Extension Option”) to extend the term of the Loan beyond the Qualified Initial Maturity Date for two (2) successive terms (each, a “Qualified Extension Term”) of one (1) year each (the Qualified Initial Maturity Date following the exercise of each Qualified Extension Option being the “Qualified Extended Maturity Date”).

(a) First Qualified Extension Option. Borrowers shall have the right to extend the Qualified Initial Maturity Date to the First Qualified Extended Maturity Date (the “First Qualified Extension Option”; and the period commencing on the first (1st) day following the Qualified Initial Maturity Date and ending on the First Qualified Extended Maturity Date being referred to herein as the “First Qualified Extension Term”), provided that all of the following conditions are satisfied:

(i) no monetary Default, Event of Default, monetary Mortgage Default, Mortgage Event of Default, any monetary Mezzanine Default or any Mezzanine Event of Default shall have occurred and be continuing at the time the First Qualified Extension Option is exercised or on the date that the First Qualified Extension Term commences;

(ii) Borrowers shall notify Lender of their irrevocable election to exercise the First Qualified Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the Qualified Initial Maturity Date;

(iii) if the Interest Rate Cap Agreement is scheduled to mature prior to the First Qualified Extended Maturity Date, Borrowers shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the First Qualified Extension Term, one or more Replacement Interest Rate Cap Agreements (or extension(s) of the existing Interest Rate Cap Agreement(s)) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement(s) (or extension(s) of the existing Interest Rate Cap Agreement(s)) shall (i) be effective commencing on the first day of the First Qualified Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the First Qualified Extended Maturity Date;

(iv) not later than one (1) Business Day immediately preceding the first day of the First Qualified Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;

(v) not later than one (1) Business Day immediately preceding the first day of the First Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into the Interest Reserve Account, an amount equal to the Extension Interest Shortfall with respect to the First Qualified Extension Term, if any, which amount thereafter shall constitute a part of the Interest Reserve Fund and shall be held and disbursed by Mortgage Lender as set forth in Section 7.4 of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into the Interest Reserve Account to be held and disbursed by Lender as set forth in Section 7.4 hereof);

(vi) not later than one (1) Business Day immediately preceding the first day of the First Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into the applicable Mortgage Reserve Fund(s), any shortfalls in such Mortgage Reserve Fund(s) with respect to the First Qualified Extension Term, if any, as reasonably estimated and underwritten by Mortgage Lender based on (A) the Approved Annual Budget then in effect and (B) underwriting criteria consistent with that used by Mortgage Lender to determine the amount of the deposit to the applicable Mortgage Reserve Fund(s) on the Closing Date (and throughout the term of the Loan), which amount thereafter shall constitute a part of the applicable Mortgage Reserve Fund(s) and shall be held and disbursed by Mortgage Lender as set forth in Article VII of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into the applicable Reserve Fund(s) to be held and disbursed by Lender as set forth in Article VII hereof);

(vii) not later than one (1) Business Day immediately preceding the first day of the First Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into one or more new Mortgage Reserve Funds, such other reserves as Mortgage Lender shall reasonably require in order to cover reasonably anticipated Operating Expense shortfalls during the First Qualified Extension Term, if any, which amount thereafter shall constitute a part of the Mortgage Reserve Funds and shall be held and disbursed by Mortgage Lender as set forth in Article VII of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into one more new Reserve Funds to be held and disbursed by Lender as set forth in Article VII hereof) and/or in an amendment to this Agreement reasonably negotiated and executed by Borrowers and Lender at such time and as a condition to the exercise of the First Qualified Extension Option;

(viii) the maturity date of the Mortgage Loan, if the Mortgage Loan is then outstanding, shall be extended to not earlier than the First Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(ix) the maturity date of the First Mezzanine Loan, if the First Mezzanine Loan is then outstanding, shall be extended to not earlier than the First Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(x) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then outstanding, shall be extended to not earlier than the First Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(xi) there shall exist no Shortfall as of the Business Day immediately preceding the first day of the First Qualified Extension Term; and

(xii) Borrowers shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrowers be required to pay any such fees, costs or expenses in excess of Five Thousand Dollars ($5,000).

(b) Second Qualified Extension Option. Borrowers shall have the right to extend the First Qualified Extended Maturity Date to the Second Qualified Extended Maturity Date (the “Second Qualified Extension Option”; and the period commencing on the first (1st) day following the First Qualified Extended Maturity Date and ending on the Second Qualified Extended Maturity Date being referred to herein as the “Second Qualified Extension Term”), provided that all of the following conditions are satisfied:

(i) no monetary Default, Event of Default, monetary Mortgage Default, Mortgage Event of Default, any monetary Mezzanine Default or any Mezzanine Event of Default shall have occurred and be continuing at the time the Second Qualified Extension Option is exercised or on the date that the Second Qualified Extension Term commences;

(ii) Borrowers shall notify Lender of their irrevocable election to exercise the Second Qualified Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the First Qualified Extended Maturity Date;

(iii) if the Interest Rate Cap Agreement is scheduled to mature prior to the Second Qualified Extended Maturity Date, Borrowers shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term, one or more Replacement Interest Rate Cap Agreements (or extension(s) of the existing Interest Rate Cap Agreement(s)) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement(s) (or extension(s) of the existing Interest Rate Cap Agreement(s)) shall (i) be effective commencing on the first day of the Second Qualified Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the Second Qualified Extended Maturity Date;

(iv) not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;

(v) not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into the Interest Reserve Account, an amount equal to the Extension Interest Shortfall with respect to the Second Qualified Extension Term, if any, which amount thereafter shall constitute a part of the Interest Reserve Fund and shall be held and disbursed by Mortgage Lender as set forth in Section 7.4 of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into the Interest Reserve Account to be held and disbursed by Lender as set forth in Section 7.4 hereof);

(vi) not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into the applicable Mortgage Reserve Fund(s), any shortfalls in such Mortgage Reserve Fund(s) with respect to the Second Qualified Extension Term, if any, as reasonably estimated and underwritten by Mortgage Lender based on (A) the Approved Annual Budget then in effect and (B) underwriting criteria consistent with that used by Mortgage Lender to determine the amount of the deposit to the applicable Mortgage Reserve Fund(s) on the Closing Date (and throughout the term of the Loan), which amount thereafter shall constitute a part of the applicable Mortgage Reserve Fund(s) and shall be held and disbursed by Mortgage Lender as set forth in Article VII of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into the applicable Reserve Fund(s) to be held and disbursed by Lender as set forth in Article VII hereof);

(vii) not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term, Borrowers shall have caused Mortgage Borrowers to deposit with Mortgage Lender in immediately available funds, for deposit by Mortgage Lender into one or more new Mortgage Reserve Funds, such other reserves as Mortgage Lender shall reasonably require in order to cover reasonably anticipated Operating Expense shortfalls during the Second Qualified Extension Term, if any, which amount thereafter shall constitute a part of the Mortgage Reserve Funds and shall be held and disbursed by Mortgage Lender as set forth in Article VII of the Mortgage Loan Agreement (or, if the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been paid in full, Borrowers shall have deposited such amount with Lender for deposit into one more new Reserve Funds to be held and disbursed by Lender as set forth in Article VII hereof) and/or in an amendment to this Agreement reasonably negotiated and executed by Borrowers and Lender at such time and as a condition to the exercise of the Second Qualified Extension Option;

(viii) the maturity date of the Mortgage Loan, if the Mortgage Loan is then outstanding, shall be extended to not earlier than the Second Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(ix) the maturity date of the First Mezzanine Loan, if the First Mezzanine Loan is then outstanding, shall be extended to not earlier than the Second Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(x) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then outstanding, shall be extended to not earlier than the Second Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(xi) there shall exist no Shortfall as of the Business Day immediately preceding the first day of the Second Qualified Extension Term;

(xii) the Debt Yield immediately preceding the commencement of the Second Qualified Extension Term shall be equal to or greater than 13%;

(xiii) Borrowers shall have paid to Lender an extension fee equal to one-quarter of one percent (0.25%) of the Outstanding Principal Balance not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term; and

(xiv) Borrowers shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrowers be required to pay any such fees, costs or expenses in excess of Five Thousand Dollars ($5,000).

2.7.3 Achieving Required Debt Yields.

(a) Lender hereby acknowledges and agrees that nothing herein contained shall prohibit Borrowers, in accordance with the provisions of Section 2.4.1 hereof, and provided that no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default shall have occurred and be continuing, from satisfying any Debt Yield requirement set forth in Section 2.7.1 or 2.7.2 hereof by partially prepaying the Mortgage Loan, the Loan or the Mezzanine Loans prior to the commencement of the First Non-Qualified Extension Term, the Second Non-Qualified Extension Term or the Second Qualified Extension Term, as applicable, which prepayment shall be applied in accordance with Section 2.4.4(a) hereof.

(b) Without limiting the generality of the foregoing Section 2.7.3(a), Mortgage Borrowers shall also have the right to satisfy any Debt Yield requirement set forth in Section 2.7.1 or 2.7.2 hereof by delivering to Mortgage Lender (for the benefit of Mortgage Lender, Lender and Mezzanine Lenders) a Letter of Credit in an amount equal to the principal repayment of the Aggregate Outstanding Principal Balance that would be required in order to achieve the applicable required Debt Yield (each, a “Debt Yield Letter of Credit”). If Mortgage Borrowers elect to deliver any Debt Yield Letter of Credit, the following shall apply to each such Debt Yield Letter of Credit:

(i) Borrowers shall cause Mortgage Borrowers to pay to Mortgage Lender all of Mortgage Lender’s reasonable out-of-pocket costs and expenses in connection therewith, including, without limitation, any costs or expenses incurred in drawing down on such Debt Yield Letter of Credit. Mortgage Borrowers shall not be entitled to draw from any such Debt Yield Letter of Credit. Upon five (5) days notice to Lender and Mortgage Lender and provided that no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default shall have occurred and be continuing, Mortgage Borrowers may replace such Debt Yield Letter of Credit with a partial prepayment of the Mortgage Loan, the Loan and the Mezzanine Loans in an aggregate amount equal to such Debt Yield Letter of Credit, which prepayment shall be applied in accordance with Section 2.4.3(a) of the Mortgage Loan Agreement and Section 2.4.4(a) hereof, following which prepayment, Mortgage Lender shall promptly return such Debt Yield Letter of Credit to Mortgage Borrowers.

(ii) Each Debt Yield Letter of Credit delivered under this Agreement shall be additional security for the payment of the Mortgage Debt. Upon the occurrence and during the continuance of a Mortgage Event of Default, Mortgage Lender shall have the right, at its option, to draw on any Debt Yield Letter of Credit and to apply all or any part of the proceeds thereof in accordance with the provisions of Section 2.4.3(a) of the Mortgage Loan Agreement and Section 2.4.4(a) hereof applicable to a prepayment following the occurrence and during the continuance of a Mortgage Event of Default.

(iii) In addition to any other right Mortgage Lender may have to draw upon a Debt Yield Letter of Credit pursuant to the terms and conditions of the Mortgage Loan Agreement, Mortgage Lender shall have the additional rights to draw in full on any Debt Yield Letter of Credit: (A) with respect to any evergreen Debt Yield Letter of Credit, if Mortgage Lender has received a notice from the issuing bank that such Debt Yield Letter of Credit will not be renewed and a substitute Debt Yield Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Debt Yield Letter of Credit is scheduled to expire; (B) with respect to any Debt Yield Letter of Credit with a stated expiration date, if Mortgage Lender has not received a notice from the issuing bank that it has renewed such Debt Yield Letter of Credit at least ten (10) Business Days prior to the date on which such Debt Yield Letter of Credit is scheduled to expire and a substitute Debt Yield Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Debt Yield Letter of Credit is scheduled to expire; (C) upon receipt of notice from the issuing bank that such Debt Yield Letter of Credit will be terminated and a substitute

Debt Yield Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Debt Yield Letter of Credit is scheduled to be terminated; or (D) if Mortgage Lender has received notice that the bank issuing any Debt Yield Letter of Credit shall cease to be an Eligible Institution and within ten (10) Business Days after Mortgage Lender notifies Mortgage Borrowers in writing of such circumstance, Mortgage Borrowers shall fail to deliver to Mortgage Lender a substitute Debt Yield Letter of Credit issued by an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Mortgage Lender is not obligated to draw upon any Debt Yield Letter of Credit upon the happening of an event specified in clause (A), (B), (C) or (D) above and shall not be liable for any losses sustained by Mortgage Borrowers due to the insolvency of the bank issuing any such Debt Yield Letter of Credit if Mortgage Lender has not drawn upon such Debt Yield Letter of Credit.

ARTICLE III.

CONDITIONS PRECEDENT.

Section 3.1 Conditions Precedent to Closing. Lender’s obligation to make the Loan shall be subject to the satisfaction or Lender’s waiver in writing of the following conditions precedent no later than the Closing Date:

3.1.1 Loan Agreement and Note. Lender shall have received a counterpart original of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrowers.

3.1.2 Delivery of Loan Documents; UCC Insurance; Reports.

(a) Loan Documents. Lender shall have received from Borrowers fully executed and acknowledged counterparts of the Pledge Agreement and authority to file UCC Financing Statements and such other documents required pursuant to the Pledge Agreement, in the reasonable judgment of Lender, so as to effectively create valid and enforceable first priority Liens upon the Pledged Collateral in favor of Lender, subject to no Liens or encumbrances. Lender shall have also received from Borrowers and Guarantors fully executed counterparts of the other Loan Documents.

(b) UCC Insurance. Lender shall have received a UCC insurance policy (the “UCC Insurance Policy”) issued by the Title Company and dated as of the Closing Date, which UCC Insurance Policy shall (i) provide coverage in an amount equal to the original principal amount of the Loan, (ii) insure Lender that the Pledge Agreement and the documents executed and delivered in connection therewith create a valid first priority lien on the Pledged Collateral, free and clear of all exceptions from coverage and subject only to the standard exceptions and exclusions from coverage, as modified by the terms of any endorsements, as shall be reasonably required by Lender, including, without limitation, coverage with respect to the validity of the lien on the Pledged Collateral and ability to exercise rights and remedies with respect thereto, (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender and its successors and assigns as the insured. The UCC Insurance Policy shall be assignable with an assignment of the Loan. Lender also shall have received evidence that all premiums in respect of the UCC Insurance Policy have been paid.

(c) Mezzanine Lender Endorsement. Borrowers shall have caused Mortgage Borrowers to obtain as part of their owners’ title insurance policy, a so-called “Endorsement 16 (Mezzanine Financing)” for the benefit of Lender in form and substance, and providing coverage in amounts, that are satisfactory to Lender, and that shall name Lender and its successors and assigns as the beneficiary of such endorsement. Mortgage Borrowers’ owners’ title insurance policy shall provide that such “Endorsement 16 (Mezzanine Financing)” shall be assignable with an assignment of the Loan. Lender also shall have received evidence that all premiums in respect of Mortgage Borrowers’ owners’ title insurance policy have been paid;

(d) Insurance. Lender shall have received (i) valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion, (ii) evidence of the payment of all Insurance Premiums payable for the existing policy period and (iii) evidence that Lender has been included as an “additional insured” under such Policies;

(e) Environmental Reports. Lender shall have received copies of the Phase I environmental reports (and, if recommended by the Phase I environmental report, Phase II environmental reports) in respect of the Properties, as delivered to Mortgage Lender, satisfactory in form and substance to Lender; and

(f) Encumbrances. Borrowers shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date on the Pledged Collateral, subject only to such Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.1.3 Amendments to Mortgage Loan Documents. The Amended and Restated Mortgage Loan Agreement shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies of said documents.

3.1.4 Mezzanine Loan Documents. The Mezzanine Loan Documents shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received copies of said Mezzanine Loan Documents.

3.1.5 Pre-Construction Budget; Loan Budget and Annual Budget. Borrowers shall have delivered to Lender (i) the Pre-Construction Budget; (ii) the Loan Budget, to the extent required under the Mortgage Loan Agreement; and (iii) the Annual Budget for the current Fiscal Year.

3.1.6 Required Equity Amount. Borrowers shall have furnished to Lender evidence in form and content reasonably satisfactory to Lender that Borrowers have contributed the Required Equity Amount.

3.1.7 Delivery of Organizational Documents.

(a) Borrowers shall deliver or cause to be delivered to Lender copies certified by Borrowers of all organizational documentation related to Borrowers and/or their formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

(b) Borrowers shall deliver or cause to be delivered to Lender copies certified by Borrowers or the respective entity, as applicable, of all organizational documentation related to each of the Loan Parties, Guarantors, and other direct or indirect members and/or partners of Borrowers, and/or the formation, structure, existence, good standing and/or qualifications to do business of any of the foregoing, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, authorizing resolutions and incumbency certificates as may be requested by Lender.

3.1.8 Legal Opinions. Lender shall have received opinions from Borrowers’ counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents, perfection of the security interests in the Collateral and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

3.1.9 Performance; No Monetary Default or Event of Default. Borrowers shall have performed and complied with all terms and conditions herein required to be performed or complied with by them at or prior to the Closing Date, and on the Closing Date, there shall exist no monetary Default or any Event of Default.

3.1.10 Representations and Warranties. All representations and warranties made by Borrowers and/or Guarantors in the Loan Documents or otherwise made by or on behalf of Borrowers and/or Guarantors in connection therewith shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date (except to the extent of changes in circumstances or conditions which are not otherwise prohibited by this Agreement).

3.1.11 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory to Lender and Lender’s counsel in form and substance, and Lender shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as Lender and Lender’s counsel may require.

Section 3.2 Submission of Construction Loan Advance Documents to Lender. Borrowers shall submit, or shall cause Mortgage Borrowers to submit, to Lender, contemporaneously with any submission thereof by Mortgage Borrowers to Mortgage Lender, a copy of each Draw Request related to each Construction Loan Advance and all documents required to be delivered by Mortgage Borrowers to Mortgage Lender in connection therewith pursuant to Article III of the Mortgage Loan Agreement; provided, however, that any breach of this provision shall not constitute an Event of Default hereunder.

Section 3.3 Delivery of Construction Completion Guaranty. Borrowers shall deliver to Lender, contemporaneously with the submission thereof by Mortgage Borrowers to Mortgage Lender pursuant to Section 3.2(f) of the Mortgage Loan Agreement, two (2) fully-executed originals of the Construction Completion Guaranty in favor of Lender.

Section 3.4 Advance of Construction Holdback.

3.4.1 Unadvanced Construction Holdback. Until advanced, if ever, the Construction Holdback shall be and remain the sole property of Lender.

3.4.2 Advance of Construction Holdback. On or about (but in no event prior to) November 30, 2007, so long as no monetary Default or Event of Default shall have occurred and be continuing (which condition may be waived in Lender’s sole discretion), Lender shall automatically, without the necessity of notifying, or obtaining the approval of, Borrowers or any other Person, and without Borrowers’ request, advance on behalf of Borrowers the Construction Holdback for deposit into the Construction Loan Reserve Account, following which the same shall (a) be deemed to be a part of the Obligations and shall bear interest as a part of the Outstanding Principal Balance in accordance with the terms of this Agreement, (b) be held in accordance with the provisions of Sections 7.7 and 7.8 of the Mortgage Loan Agreement, and (c) be advanced from the Construction Loan Reserve Account, subject to the satisfaction of all conditions to funding with respect thereto set forth in the Mortgage Loan Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES.

Section 4.1 Representations of Borrowers. Each Borrower represents and warrants as to itself that as of the Closing Date:

4.1.1 Organization.

(a) Such Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its assets and to transact the businesses in which it is now engaged. Such Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its assets, businesses and operations. Such Borrower possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of such Borrower is the ownership and management of the relevant Second Mezzanine Borrower. The ownership interests of such Borrower are as set forth on the organizational chart attached hereto as Schedule VI.

(b) Such Borrower has the power and authority and the requisite ownership interests to control the actions of the relevant Second Mezzanine Borrower and, in turn, the relevant First Mezzanine Borrower and, in turn, the relevant Mortgage Borrower and upon the realization of the Pledged Collateral under the Pledge Agreement, Lender or any other party succeeding to such Borrower’s interest in the Pledged Collateral described in the Pledge Agreement would have such control. Without limiting the foregoing, such Borrower has sufficient control over the relevant Second Mezzanine Borrower and, in turn, the relevant First Mezzanine Borrower and, in turn, the relevant Mortgage Borrower to cause such Mortgage Borrower to (i) take any action on Mortgage Borrower’s part required by the Mortgage Loan Documents and (ii) refrain from taking any action prohibited by the Mortgage Loan Documents.

4.1.2 Proceedings. Such Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of such Borrower and constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by such Borrower will not materially conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which such Borrower is a party or by which any of such Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over such Borrower or any of such Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority necessary to permit the execution, delivery and performance by such Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as set forth on Schedule VIII attached hereto:

(a) There is no action, suit, claim, proceeding or investigation pending against any Loan Party, HRHI or any Guarantor or, to such Borrower’s actual knowledge, pending against any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral or, to such Borrower’s actual knowledge, threatened in writing against any Loan Party, HRHI or any Guarantor, or any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral in any court or by or before any other Governmental Authority that would have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of such Loan Party, HRHI, any Guarantor, any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral, (ii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (iii) the ability of any Loan Party, HRHI or any Guarantor to perform, in all material respects, its respective obligations under each of the Mortgage Loan Documents, the Mezzanine Loan Documents or the Loan Documents, as applicable, or (iv) the value of, or cash flow from, any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral.

(b) There is no proceeding, investigation or disciplinary action (including, without limitation, before any Gaming authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrower’s actual knowledge, threatened in writing, either (i) in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Loan Documents, the Mezzanine Loan Documents or the Mortgage Loan Documents or any of the transactions contemplated therein, or (ii) to Borrower’s actual knowledge, that, either singly or in the aggregate, could reasonably be expected to have an adverse effect on any Gaming License currently in effect with respect to the Casino Component, including, without limitation, any such proceeding, investigation or disciplinary action pending or, threatened against Gaming Operator, any Loan Party or any of their respective directors, members, managers, officers, key personnel or Persons holding a five percent (5%) or greater direct or indirect equity or economic interest in such Borrower or any Loan Party. Additionally, there is no proceeding (including, without limitation, before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrowers’ actual knowledge, threatened in writing that could reasonably be expected to have a material adverse effect on any application for a Gaming License or other Operating Permit by Gaming Borrower or any Affiliate thereof or any officer, director, employee or agent of any Loan Party or any Affiliate of any Loan Party.

4.1.5 Agreements. Such Borrower is not a party to any agreement or instrument or subject to any restriction which would be reasonably likely to materially and adversely affect any Loan Party, any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral, or such Borrower’s business, properties or assets, operations or condition, financial or otherwise. To the best of such Borrower’s actual knowledge, no Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, license or instrument to which it is a party or by which such Loan Party or any of the Properties, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral are bound. Such Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Borrower is a party or by which such Borrower or its properties or assets is otherwise bound, other than (a) obligations incurred in the ordinary course of business relating to such Borrower’s ownership and operation of the Collateral permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations incurred in the ordinary course of the business relating to Mortgage Borrowers’ ownership and operation of the Properties as permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in Section 1.1 of the Mortgage Loan Agreement as in effect on the date hereof, (c) obligations incurred in the ordinary course of business relating to First Mezzanine Borrowers’ ownership and operation of the First Mezzanine Collateral permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in Section 1.1 of the First Mezzanine Loan Agreement as in effect on the date hereof, (d) obligations incurred in the ordinary course of business relating to Second Mezzanine Borrowers’ ownership and operation of the Second Mezzanine Collateral permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in Section 1.1 of the Second Mezzanine Loan Agreement as in effect on the date hereof, and (e) obligations under the Loan Documents.

4.1.6 Title.

(a) Such Borrower is the record and beneficial owner of, and has good and valid title to, its Pledged Interests, free and clear of all Liens, except those Liens granted to Lender under the Loan Documents. The Pledge Agreement, together with the UCC Financing Statements relating to the Pledged Collateral when properly filed in the appropriate records, will create a valid, perfected first priority security interest in and to the portion of the Pledged Collateral covered thereby, all in accordance with the terms thereof for which a Lien can be perfected by filing a UCC Financing Statement. For so long as the Lien of the Pledge Agreement is outstanding, such Borrower shall forever warrant, defend and preserve such title and the validity and priority of the Lien of the Pledge Agreement and shall forever warrant and defend such title, validity and priority to Lender against the claims of all persons whomsoever.

(b) Each Mortgage Borrower has good, marketable and insurable fee simple title to the real property comprising part of its Property and good title to the balance of such Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Mortgage Loan Documents and the Liens created by the Mortgage Loan Documents.

(c) First Mezzanine Borrowers are the record and beneficial owners of, and have good and marketable title to, the First Mezzanine Collateral, free and clear of all Liens whatsoever, except for the Liens contemplated by the First Mezzanine Loan Documents.

(d) Second Mezzanine Borrowers are the record and beneficial owners of, and have good and marketable title to, the Second Mezzanine Collateral, free and clear of all Liens whatsoever, except for the Liens contemplated by the Second Mezzanine Loan Documents.

(e) To the best of each Borrower’s actual knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the operation or use of the Properties (as currently used) or (i) such Borrower’s ability to repay the Loan, (ii) Mortgage Borrowers’ ability to repay the Mortgage Loan, (iii) First Mezzanine Borrowers’ ability to repay the First Mezzanine Loan, or (iv) Second Mezzanine Borrowers’ ability to repay the Second Mezzanine Loan.

(f) To such Borrower’s actual knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting any of the Properties that are or may become a Lien prior to, or of equal priority with, the Liens created by the Mortgage Loan Documents, except any Lien then being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage.

4.1.7 Solvency. Borrowers have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Taking into account the Loan, the aggregate fair saleable value of Borrowers’ assets collectively exceeds and will exceed Borrowers’ total aggregate liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Taking into account the Loan, the aggregate fair saleable value of Borrowers’ assets collectively is and will be greater than Borrowers’ probable aggregate liabilities, including the maximum amount of their contingent liabilities on its debts as such debts become absolute and matured. Taking into account the Loan, each Borrower’s assets do not and will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrowers do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond their respective abilities to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by each Borrower and the amounts to be payable on or in respect of obligations of each Borrower). No petition in bankruptcy has been filed against any Loan Party, HRHI or any Guarantor, and none of the Loan Parties, HRHI nor any Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of the Loan Parties, HRHI nor any Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or properties, and no Borrower has any actual knowledge of any Person contemplating the filing of any such petition against any Loan Party, HRHI or any Guarantor.

4.1.8 Full and Accurate Disclosure. To such Borrower’s actual knowledge, no statement of fact made by any Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact or circumstance presently known to such Borrower which has not been disclosed to Lender and which will have a material adverse effect on (a) the use and operation of any of the Properties, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral, (b) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, or (c) the ability of such Borrower, any other Loan Party, HRHI or any Guarantor to perform, in all material respects, its respective obligations under each of the Loan Documents, the Mortgage Loan Documents or the Mezzanine Loan Documents, as applicable.

4.1.9 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) no Borrower is nor will any Borrower be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of any Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) no Borrower is nor will any Borrower be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) none of the assets of any Borrower constitute “plan assets” of a governmental plan within the meaning of 29 C.F.R. Section 2510.3-101 for purposes of any state law provisions regulating investments of, or fiduciary obligations with respect to, governmental plans.

4.1.10 Compliance. Except as set forth in the applicable Zoning Report, each Loan Party and, to the best of such Borrower’s actual knowledge after due inquiry, the Land and Improvements (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by any Loan

Party or, to any Borrower’s actual knowledge, any other Person in occupancy of or involved with the operation or use of any of the Properties, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Property, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral or any part of any of the foregoing or any monies paid in performance of (i) any Mortgage Borrower’s obligations under any of the Mortgage Loan Documents, (ii) any First Mezzanine Borrower’s obligations under any of the First Mezzanine Loan Documents, (iii) any Second Mezzanine Borrower’s obligations under any of the Second Mezzanine Loan Documents, or (iv) any Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. To such Borrower’s actual knowledge, all historical financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of the Properties (and each Property) and the Collateral, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Uniform System of Accounts and reconciled with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances and except as referred to or reflected in said financial statements previously delivered to Lender in connection with the Loan, no Loan Party has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower and are reasonably likely to have a materially adverse effect on the Collateral, the First Mezzanine Collateral, the Second Mezzanine Collateral or any Property or (a) the operation of the Hotel/Casino Property as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, including, without limitation, comparable food and beverage outlets and other amenities, and/or (b) the operation of the Café Property and the Adjacent Property for a use or uses that is/are consistent with the operation of the Hotel/Casino Property as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, which use may include, without limitation, expansion of the Hotel/Casino Property, restaurants, retail and residential complexes (the “Permitted Adjacent/Café Uses”). Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of any Loan Party or, to each Borrower’s actual knowledge after due inquiry, to the Collateral and, to the extent not prohibited by the Merger Agreement, any Property from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to each Borrower’s actual knowledge, is threatened in writing received by such Borrower or contemplated with respect to all or any portion of any Property or for the relocation of any roadway providing direct access to any Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. To such Borrower’s actual knowledge after due inquiry, each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary to the continued current use and enjoyment of each Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the Title Insurance Policy covering such Property. To such Borrower’s actual knowledge after due inquiry, all roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are located in recorded easements serving such Property and such easements are set forth in and insured by the Title Insurance Policy.

4.1.15 Not a Foreign Person. No Borrower is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. Each Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Property.

4.1.17 Assessments. Except as disclosed in the Title Insurance Policy, to each Borrower’s actual knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, HRHI or any Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of any Borrower, HRHI nor any Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. Other than under the Mortgage Loan Documents, there are no prior assignments by Mortgage Borrowers of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20 Insurance. Mortgage Borrowers have obtained and Borrowers have delivered to Lender certified copies of all Policies (or “Accord” certificates evidencing coverage thereof) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and no Person, including any Loan Party, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21 Use of the Properties. (a) The Hotel/Casino Property is used exclusively as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, including, without limitation, comparable food and beverage outlets and other amenities, and otherwise as a top-end hotel and other appurtenant and related uses, and (b) the Café Property and the Adjacent Property are used for Permitted Adjacent/Café Uses and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Operating Permits. To the best of each Borrower’s actual knowledge after due inquiry, all certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits, all environmental, health and safety licenses, gaming licenses and permits and any applicable liquor license necessary to permit the legal use, occupancy and operation of (a) the Hotel/Casino Property as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, including, without limitation, comparable food and beverage outlets and other amenities, and (b) the Café Property and the Adjacent Property as currently operated on the date hereof, or, subsequent to the date hereof, for Permitted Adjacent/Café Uses (collectively, the “Operating Permits”), have been obtained and are in full force and effect. Each Borrower shall cause Mortgage Borrowers to keep and maintain, or cause to be kept and maintained, all Operating Permits necessary for the operation of (i) the Hotel/Casino Property as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, and (ii) the Café Property and the Adjacent Property for one or more Permitted Adjacent/Café Purposes. To the best of each Borrower’s actual knowledge after due inquiry, the use being made of each Property is in conformity with the Certificate(s) of Occupancy issued for such Property. Attached hereto as Schedule IX is, to the best of each Borrower’s actual knowledge after due inquiry, a true and complete list of all current Operating Permits and those which are subject to renewal.

4.1.23 Flood Zone. None of the Improvements on any Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) of the Mortgage Loan Agreement is in full force and effect with respect to each such Property.

4.1.24 Physical Condition. Except as provided in the Physical Conditions Reports, to each Borrower’s actual knowledge after due inquiry, (a) each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; (b) there exists no material structural or other material defects or damages in any Property, whether latent or otherwise; and (c) no Loan Party has received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as disclosed on the Surveys, to each Borrower’s actual knowledge, all of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon any Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of such Property except those which are insured against by the applicable Title Insurance Policy for such Property.

4.1.26 Leases. To each Borrower’s actual knowledge after due inquiry and except as set forth on Schedule X attached hereto or as otherwise disclosed in the estoppel certificates delivered to Lender in connection with the closing of the Loan, (a) the Properties are not subject to any Leases other than the HRHI Lease and the other Leases described in said Schedule X, (b) each Mortgage Borrower is the owner and lessor of the landlord’s interest in each such Lease affecting its Property, (c) no Person has any possessory interest in any Property or any right to occupy the same except under and pursuant to the provisions of such Leases, (d) all commercial Leases are in full force and effect and there are no material defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder, (e) the copies of the commercial Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (f) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (g) all work to be performed by the landlord under each Lease has been performed as required in such Lease and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Mortgage Borrower to any tenant has already been received by such tenant, (h) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect, (i) no commercial tenant listed on Schedule X has assigned its Lease or sublet all or any portion of the premises demised thereby, no such commercial tenant holds its leased premises under assignment or sublease, nor does anyone except such commercial tenant and its employees occupy such leased premises, (j) no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part, and (k) no tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27 Affiliates. Such Borrower does not own any equity interests in any other Person other than the related Pledged Interests.

4.1.28 Principal Place of Business; State of Organization. Each Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Borrower is organized under the laws of the State of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties and/or the IP to Mortgage Borrowers and/or the transfer of the First Mezzanine Collateral or the Second Mezzanine Collateral to First Mezzanine Borrowers or Second Mezzanine Borrowers, as applicable, and/or the transfer of the Collateral to Borrowers have been paid as of the Closing Date. Borrowers and each of their Affiliates have filed or caused to be filed all reports relating to gaming taxes or fees to any Gaming Authority required to be filed by them on or prior to the date hereof. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Mortgage Loan Documents, including, without limitation, the Mortgage, or of any of the Loan Documents, including, without limitation, the Pledge Agreement and the related UCC Financing Statements, have been paid as of the Closing Date. The Pledge Agreement and the other Loan Documents are enforceable against Borrowers in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full and the obligations under the Mortgage Loan Documents, the Loan Documents and the Mezzanine Loan Documents have been paid in full, each Borrower hereby represents, warrants and covenants that (i) such Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) each Mortgage Borrower is, shall be and shall continue to be a “Special Purpose Entity” (as such term is defined in Section 1.1 of the Mortgage Loan Agreement as in effect on the date hereof), (iii) each First Mezzanine Borrower is, shall be and shall continue to be a “Special Purpose Entity” (as such term is defined in Section 1.1 of the First Mezzanine Loan Agreement as in effect on the date hereof), and (iv) each Second Mezzanine Borrower is, shall be and shall continue to be a “Special Purpose Entity” (as such term is defined in Section 1.1 of the Second Mezzanine Loan Agreement as in effect on the date hereof).

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) hereof shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects. Each Borrower has complied and will comply with all of the assumptions made with respect to such Borrower in the Insolvency Opinion.

(d) Each Borrower hereby covenants and agrees that (i) any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct in all respects, (ii) each Borrower will comply with all of the assumptions made with respect to each Borrower in any Additional Insolvency Opinion, and (iii) each Person other than any Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

(e) Mortgage Borrowers and Mezzanine Borrowers have complied, and each Borrower will cause Mortgage Borrowers and Mezzanine Borrowers, as applicable, to comply, with all of the assumptions made with respect to Mortgage Borrowers and Mezzanine Borrowers, as applicable, in the Insolvency Opinion and each Borrower will cause Mortgage Borrowers and Mezzanine Borrowers, as applicable, to comply with all of the assumptions made with respect to Mortgage Borrowers and Mezzanine Borrowers, as applicable, in any Additional Insolvency Opinion.

4.1.31 Management Agreements; Liquor Management Agreement.

(a) Each of the Management Agreements is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Following the date hereof, there shall be no material default thereunder.

(b) The Sub-Management Agreement is in full force and effect and there is no material default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder.

(c) The Liquor Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of any Property, the IP or the Collateral has been or will be purchased by any Loan Party or any other Restricted Party with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To each Borrower’s actual knowledge, all material information submitted by any Borrower or Mortgage Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by any Borrower in this Agreement or in any other Loan Document, and, to the knowledge of each Borrower, all statements of fact made by Mortgage Borrowers in the Mortgage Loan Agreement or in any other Mortgage Loan Document, are accurate, complete and correct in all material respects. To each Borrower’s actual knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely impairs, or is reasonably likely to do so after the date hereof, the use or operation of the Properties, the IP or the Collateral or the business operations or the financial condition of any Loan Party. Each Borrower has disclosed to Lender all material facts actually known to such Borrower and has not failed to disclose any material fact actually known to such Borrower that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Loan Party, HRHI or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by, any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C.

App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the Loan made by Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in any Loan Party, HRHI or any Guarantor, as applicable, with the result that the Loan is or would be in violation of law; and (c) none of the funds of any Loan Party, HRHI or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law; provided, however, that Borrowers’ representation in this clause (c) shall not extend to gaming revenues generated at the Hotel/Casino Property from the general public unless any Loan Party or any other Restricted Party has actual knowledge that such revenues are derived from any unlawful activity.

4.1.36 Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Cash Management Account in favor of Lender, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from any Borrower. Other than in connection with the Loan Documents, no Borrower has sold or otherwise conveyed the Cash Management Account;

(b) The Cash Management Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York; and

(c) The Cash Management Account is not in the name of any Person other than Borrowers, as pledgors, or Lender, as pledgee.

4.1.37 Intellectual Property.

(a) The Intellectual Property Security Agreement creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in all of HRHI’s rights, title and interest in and to all of the following (collectively, the “IP”):

(i) all trademarks, service marks, domain names, trademark registrations, service mark registrations, domain name registrations, applications for trademark registrations, applications for service mark registrations, applications for domain name registrations, trade names, brand names, product names and common law marks, and the renewals thereof owned or used by any Loan Party or any Affiliated IP Party in connection with the operation and/or use of one or more of the Properties, including for each such trademark, service mark or domain name the registration number or application number and country;

(ii) all copyrights, and the renewals thereof, owned or used by any Loan Party or any Affiliated IP Party in connection with the operation and/or use of one or more of the Properties, including for each such copyright the registration number or application number and country;

(iii) all trade secrets, discoveries, formulae, proprietary processes, improvements and inventions for which no patent applications are pending and all other industrial property rights presently owned, in whole or in part, or used, by any Loan Party or any Affiliated IP Party in connection with the ownership, operation and/or use of one or more of the Properties; and

(iv) all trademark licenses, service mark licenses, copyright licenses, royalty agreements, assignments, grants and contracts with employees or others relating in whole or in part to any of the foregoing IP to which any Loan Party and/or any Affiliated IP Party is a party, which is related to the ownership, operation and/or use of one or more of the Properties (collectively, the “IP Agreements”).

(b) Schedule VII attached hereto is a true, correct and complete list of all the Registered IP used by any Loan Party in connection with the ownership, operation and/or use of one or more of the Properties. Part I of said Schedule VII is a true, correct and complete list of all Registered IP owned by IP Borrower or any Affiliated IP Party, including Registered IP and that has been assigned to IP Borrower by Morton pursuant to that certain Trademark Assignment dated as of February 2, 2007 from Morton in favor of IP Borrower (the “Morton Assigned IP”; and all of the foregoing, collectively, the “Owned IP”). Part II of said Schedule VII is a true, correct and complete list of all Registered IP that is licensed from Rank Licensing, Inc. (“Rank”) to Morton pursuant to that certain Trademark License and Cooperation Agreement, dated June 7, 1996, between Rank and Morton and which has been assigned from Morton to IP Borrower pursuant to that certain Assignment and Assumption Agreement dated as of February 2, 2007 (the “Rank License”) from Morton in favor of IP Borrower (all such IP listed on Part II of said Schedule VII, the “Rank IP”). Part III of said Schedule VII is a true, correct and complete list of all Registered IP that is licensed from Morton to IP Borrower pursuant to that certain License Agreement, dated as of February 2, 2007 (the “Pink Taco License”) from Morton in favor of IP Borrower (all such IP listed on Part IV of said Schedule VII, the “Pink Taco IP”; and the Pink Taco IP, together with the Rank IP, the “Licensed IP”).

(c) Intentionally Omitted.

(d) Except as set forth on Part IV of Schedule VII, Mortgage Borrowers or an Affiliated IP Party owns or possesses licenses or other rights in or under all patents, trademarks, service marks, trade names, domain names, copyrights and any other IP, which is necessary for the use, ownership, management, promotion and operation of its Property and associated merchandising as currently so used, except where the failure to so own or possess such IP, licenses or other rights could not reasonably be expected to have a material adverse effect on such use, ownership or operations (a “IP Material Adverse Effect”).

(e) Part V of said Schedule VII hereto sets forth:

(i) any written communications from any Loan Party or any Affiliate thereof to one or more third parties, or from one or more third parties to any Loan Party or any Affiliate thereof, alleging infringement by any third party or any Loan Party or any Affiliate thereof, of any of the IP or alleging related acts of unfair competition or activities or actions of any anti-competitive nature, together with all responses to such communications and a description of the status of each such alleged infringement, in each case, which the failure to resolve such alleged infringement or competition could reasonably be expected to have a IP Material Adverse Effect; and

(ii) a complete list of any goods and/or services sold by any Person other than any Loan Party and of whom any Loan Party has actual knowledge, which in the opinion of any Loan Party infringes upon any IP listed in said Schedule VII hereof.

(f) Except as disclosed in said Schedule VII:

(i) IP Borrower or an Affiliated IP Party owns the Owned IP, and IP Borrower has a valid and enforceable license to use the Licensed IP, in each case free and clear of any Liens other than the Permitted IP Encumbrances;

(ii) no Loan Party or an Affiliated IP Party has granted nor is obligated to grant any other Person any rights (including, without limitation licenses) with respect to any of the IP other than the Permitted IP Encumbrances;

(iii) to Borrowers’ actual knowledge, the trademarks, service marks, domain names and copyrights included in the Owned IP and in the Licensed IP are valid;

(iv) to Borrowers’ actual knowledge, the trademark registrations, service mark registrations, domain name registrations and copyright registrations included in the Owned IP and Licensed IP have been duly issued and have not been canceled, abandoned or otherwise terminated;

(v) to Borrowers’ actual knowledge, the trademark applications, service mark applications, domain name applications and copyright applications included in the Owned IP have been duly filed; and

(vi) to Borrowers’ actual knowledge, all material IP Agreements are valid and binding in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity) and are in full force and effect.

(g) To Borrowers’ actual knowledge, no Loan Party or Affiliated IP Party is obligated to disclose any of the IP to any other Person.

(h) To Borrowers’ actual knowledge, except for the Licensed IP, no Loan Party requires a license or right under or in respect of any intellectual property of any other Person (except another Loan Party) to conduct such Loan Party’s business as presently conducted and no substantial part of such business is carried on under the agreement or consent of any other Person nor is there any agreement to which any Loan Party is a party which significantly restricts the fields in which such business may be carried on.

(i) To Borrowers’ actual knowledge, there are and have been no proceedings, actions or claims and no proceedings, actions or claims are pending or threatened, impugning the title, validity or enforceability of any of the IP.

(j) To Borrowers’ actual knowledge, none of the processes currently used by any Loan Party or any Affiliated IP Party or any of the properties or products currently sold by any Loan Party or any Affiliated IP Party, and none of the IP or Licensed IP, infringes the patent, industrial property, trademark, trade name, domain name, label, other mark, right or copyright or any other similar right of any other Person, except where such infringement could not reasonably be expected to have an IP Material Adverse Effect.

(k) To Borrowers’ actual knowledge, no basis exists for any adverse claim by any third party with respect to any of the IP, and no act has been done or has been omitted to be done by any Loan Party or any Affiliate thereof to entitle any Person to make such a claim or to cancel, forfeit or modify any of the IP.

(l) Except the Licensed IP, no Loan Party requires a license or right under or in respect of any intellectual property of any other Person (except another Loan Party) to conduct such Loan Party’s business as presently conducted and no substantial part of such business is carried on under the agreement or consent of any other Person nor is there any agreement to which any Loan Party is a party which significantly restricts the fields in which such business may be carried on.

(m) To Borrowers’ actual knowledge, no disclosure has been made to any Person of the know-how or financial or trade secrets of any Loan Party, except properly and in the ordinary course of business and on condition that such disclosure is to be treated as being of a confidential nature and except where such disclosure would not reasonably be expected to have an IP Material Adverse Effect; and to Borrower’s actual knowledge, none of the IP is being infringed by any other Person, except where such infringement could not reasonably be expected to have an IP Material Adverse Effect.

4.1.38 No Franchise Agreement. None of the Loan Parties or Managers or Sub-Manager has entered into, and none of the Properties are subject to, any franchise, trademark or license agreement with any Person with respect to the name and/or operation of any Property, other than the IP, the Rank License and the Pink Taco License.

4.1.39 Merger Agreement. The Acquisition and the Other Transaction Closings (as such capitalized terms are defined in the Merger Agreement) were consummated in accordance with all of the material terms and conditions of the Merger Agreement and the Other Transaction Documents (as defined in the Merger Agreement), with only such amendments, supplements and/or modifications thereto, and waivers and extensions thereof, as Mortgage Lender has approved in writing, to the extent such approval is required under that certain Commitment Letter dated December 22, 2006 between Morgans Hotel Group Co., MHG HR Acquisition Corp, DLJ Merchant Banking, Inc. and Mortgage Lender.

4.1.40 Morton Indemnification and PWR/RWB Escrow Agreement. Borrowers have delivered, or caused Mortgage Borrowers to deliver, to Lender true, correct and complete copies of each of the Morton Indemnification and the PWR/RWB Escrow Agreement and all amendments thereto. Except for such amendments thereto as have been delivered to Lender, the Morton Indemnification and the PWR/RWB Escrow Agreement have not been amended or modified and are in full force and effect. No Loan Party nor any Affiliate thereof has (a) made any claim under the Morton Indemnification, or (b) requested any disbursement of funds under the PWR/RWB Escrow Agreement with respect to any claim under the Morton Indemnification or otherwise. No Loan Party nor any Affiliate thereof knows of any state of facts currently existing that would be reasonably likely to result in a claim under the Morton Indemnification.

4.1.41 Gaming Licenses and Other Operating Permits.

(a) HRHI possesses all Operating Permits (including, but not limited to, all liquor licenses) which are necessary for the execution, delivery and performance of the Liquor Management Agreement, the HRHI Lease and the Gaming Sublease. All of such Operating Permits are in and will be in full force and effect; the Loan Parties and each of their Affiliates, as applicable, including, without limitation, HRHI, are in compliance in all material respects with all such Operating Permits; and no event, including, without limitation, any violation of any Legal Requirement, has occurred which would be reasonably likely to lead to the suspension, revocation or termination of any such Operating Permit or the imposition of any restriction thereon.

(b) To Borrowers’ actual knowledge, Gaming Operator possesses all Operating Permits (including, without limitation, all Gaming Licenses) which are material to the execution, delivery and performance of the Gaming Sublease and the use, occupation and operation of the Casino Component; to Borrowers’ actual knowledge, each such Operating Permit and Gaming License (or any replacement thereof) is and will be in full force and effect; and, to Borrowers’ actual knowledge, Gaming Operator is in compliance in all material respects with the Gaming Sublease, all Gaming Licenses and all other Operating Permits applicable to the operation of the Casino Component as contemplated herein. Further, Borrowers hereby represent and warrant as follows:

(c) Borrowers have no reason to believe that Gaming Operator will not be able to maintain in effect all Gaming Licenses and other Operating Permits necessary for the lawful conduct of its business or operations as now conducted and as planned to be conducted at the Hotel/Casino Property, including the Gaming Sublease and operation of the Casino Component, pursuant to all applicable Legal Requirements.

(d) To Borrowers’ actual knowledge, all Gaming Licenses are in full force and effect and have not been amended or otherwise modified in any material adverse respect or suspended, rescinded or revoked.

(e) None of the Loan Parties nor, to Borrowers’ actual knowledge, Gaming Operator are in default in any material respect under, or in violation in any material respect of, any Gaming License or other Operating Permit, and no event has occurred, and no condition exists, which, with the giving of notice or passage of time or both, would constitute such a default thereunder or such a violation thereof, that has caused or would reasonably be expected to cause the loss, suspension, revocation, impairment, forfeiture, non-renewal or termination of any Gaming License or the imposition of any restriction thereon.

(f) None of the Loan Parties nor, to Borrowers’ actual knowledge, Gaming Operator have received any notice of any violation of any Legal Requirement which has caused or would reasonably be expected to cause any Gaming License or other Operating Permit to be modified in any material adverse respect or suspended, rescinded or revoked.

(g) The continuation, validity and effectiveness of all Gaming Licenses and other Operating Permits will not be adversely affected by the transactions contemplated by this Agreement.

(h) The Gaming Sublease is in full force and effect, none of the Loan Parties nor, to Borrowers’ actual knowledge, Gaming Operator is in material default thereof and no event has occurred, and no condition exists, which, with the giving of notice or passage of time, or both, would constitute a material default thereunder or material violation thereof.

(i) The execution, delivery or performance of any of the Loan Documents will not permit nor result in the imposition of any material penalty under, or the suspension, revocation or termination of, any Gaming License or other Operating Permit or any material impairment of the rights of the holder of any Gaming License.

(j) There are no restrictions on transfer or agreements not to encumber the ownership interests of any Loan Party in any of the Loan Documents, the Mortgage Loan Documents or the Mezzanine Loan Documents, as applicable, that require the approval of the Gaming Authorities in order to become effective, except as set forth in Section 17 of the Pledge Agreement and the applicable Pledge Agreement affecting the First Mezzanine Collateral and the Second Mezzanine Collateral.

(k) (i) Each of HRHI and Hotel/Casino Borrower meet the suitability standards for a landlord contemplated or set forth in the Gaming Laws; (ii) neither HRHI nor Hotel/Casino Borrower have or will take dominion over the Casino Component while such Casino Component continues to be used for gaming purposes without first obtaining the approvals required by the Gaming Laws; and (iii) HRHI and/or Hotel/Casino Borrower have obtained all necessary approvals to transfer the Gaming Assets to Golden HRC.

4.1.42 Control of Mezzanine Borrowers and Mortgage Borrowers. Borrowers have the power and authority and the requisite ownership interests to Control the actions of Second Mezzanine Borrowers and, in turn, First Mezzanine Borrowers and, in turn, Mortgage Borrowers.

4.1.43 Separate and Distinct Loans. The Loan, the Mortgage Loan and the Mezzanine Loans are entirely separate, distinct and independent obligations, made to separate and distinct borrowers, on separate and distinct terms and secured by separate and distinct collateral.

4.1.44 Mortgage Loan Documents and Mezzanine Loan Documents. (a)There are no Mortgage Loan Documents, no First Mezzanine Loan Documents and no Second Mezzanine Loan Documents other than those set forth on Schedule XI, Schedule XII and Schedule XIII, respectively.

(b) True and correct copies of all the Mortgage Loan Documents have been provided to Lender and none of the Mortgage Loan Documents have been modified or amended since the delivery thereof, except as forth on such Schedule XI.

(c) True and correct copies of all the First Mezzanine Loan Documents and the Second Mezzanine Loan Documents have been provided to Lender and none of the First Mezzanine Loan Documents and the Second Mezzanine Loan Documents have been modified or amended since the delivery thereof.

4.1.45 No Defaults. No Mortgage Default, Mortgage Event of Default, any Mezzanine Default or any Mezzanine Event of Default exists as of the Closing Date.

4.1.46 Loan Party Representations and Warranties. (a) Borrowers have reviewed the representations and warranties made by, and covenants of, (i) Mortgage Borrowers to and for the benefit of Mortgage Lender contained in the Mortgage Loan Documents, (ii) First Mezzanine Borrowers to and for the benefit of First Mezzanine Lender contained in the First Mezzanine Loan Documents and (iii) Second Mezzanine Borrowers to and for the benefit of Second Mezzanine Lender contained in the Second Mezzanine Loan Documents and all such representations and warranties are true, correct and complete in all material respects.

(b) All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof or to whether the related Mortgage Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

Section 4.2 Survival of Representations. Borrowers agree that all of the representations and warranties of any Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrowers. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 4.3 Definition of Borrowers’ Knowledge. As used in this Agreement or any other Loan Document, the phrases “Borrowers’ knowledge”, “any Borrower’s knowledge”, “Borrowers’ actual knowledge”, “any Borrower’s actual knowledge”, “Borrowers’ best knowledge” or “any Borrower’s best knowledge” or words of similar import, shall mean the actual knowledge, after commercially reasonable due inquiry, of any of Edward Scheetz, Marc Gordon, David Smail, Matt Armstrong, Arthur Blee, Ana Nekhamkin, Ryan Sprott, Brian Zaumeyer and/or Bobby Kelly (the “Named Knowledge Parties”) and/or any additional individual or individuals who in the future are delegated or assume any of the responsibilities of any of the foregoing Named Knowledge Parties with respect to any of the Properties, and the knowledge of no other Person shall be imputed to any of the Named Knowledge Parties or any such other individuals, it being expressly represented and warranted to Lender by Borrowers that it would be unlikely that any material fact regarding any of the Properties or Borrowers or otherwise covered in the representations and warranties contained herein or in any other Loan Document would not come to the attention of one or more of the Named Knowledge Parties, after commercially reasonable due inquiry. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, none of the Named Knowledge Parties shall have any personal liability hereunder.

ARTICLE V.

COVENANTS OF BORROWERS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrowers under the Loan Documents or the earlier release of the Lien of the Pledge Agreement encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrowers hereby jointly and severally covenant and agree with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary for the conduct of its business and comply, or cause each other Loan Party to comply, in all material respects with all Legal Requirements applicable to such Loan Party, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral, the Properties or the IP, including, without limitation, Prescribed Laws. There shall never be committed by any Borrower, and no Borrower shall, nor shall cause any other Loan Party to, knowingly permit any other Person in occupancy of or involved with the operation or use of any of the Properties to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral and/or any Property or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents or paid in performance of Mezzanine Borrowers’ obligations under any of the Mezzanine Loan Documents or paid in performance of Mortgage Borrowers’ obligations under any of the Mortgage Loan Documents. Each Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each Borrower shall, and shall cause each other Loan Party to, at all times maintain, preserve and protect in all material respects all franchises and trade names and preserve all the remainder of its property necessary for the conduct of its business as contemplated hereunder, and, subject to Mortgage Borrowers’ right to demolish the Improvements on the Adjacent Property subject to, and in accordance with, the provisions of Section 3.18 of the Mortgage Loan Agreement, shall keep the Properties in good working order and repair in all material respects, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrowers shall cause Mortgage Borrowers to keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in the Mortgage Loan Agreement. Borrowers shall cause Mortgage Borrowers to operate the Properties in accordance with the terms and provisions of the O&M Agreements in all material respects. After prior notice to Lender, any Borrower, at its own expense, may contest, or may cause each other Loan Party to contest, by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to any Loan Party, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral or the Property or any alleged violation of any Legal Requirement, provided that (a) no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which such Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither any Property, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral or any part of any of the foregoing or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) such Borrower shall, and shall cause each other Loan Party to, promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against such Loan Party, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral or any Property; and (f) such Borrower shall furnish, or shall cause each other Loan Party to furnish, such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Following any non-compliance with such Legal Requirement as determined by a court of competent jurisdiction, Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral or any Property (or any part of any of the foregoing or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrowers shall pay, or shall cause Mortgage Borrowers to pay, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof prior to the date upon which any interest or late charges shall begin to accrue thereon; provided, however, Mortgage Borrowers’ obligation to directly pay Taxes shall be suspended for so long as Mortgage Borrowers comply with the terms and provisions of Section 7.2 of the Mortgage Loan Agreement or Borrowers comply with the terms and provisions of Section 7.2 hereof, if applicable. Borrowers will deliver, or will cause Mortgage Borrowers to deliver, to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent. Borrowers shall furnish, or shall cause Mortgage Borrowers to furnish, to Lender receipts for the payment of the Taxes and the Other Charges prior to the date upon which any interest or late charges shall begin to accrue thereon; provided, however, Mortgage Borrowers shall not be required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Mortgage Lender pursuant to Section 7.2 of the Mortgage Loan Agreement or by Lender pursuant to Section 7.2 hereof, if applicable. Borrowers shall not suffer, and shall not permit any other Loan Party to suffer, and shall promptly cause to be paid and discharged (or provide reasonable security for) any Lien or charge against any of the Properties, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral, and shall promptly pay, or shall cause Mortgage Borrowers to promptly pay, for all utility services provided to any of the Properties. After prior notice to Lender, any Borrower, at its own expense, may contest, or may cause each other Loan Party to contest, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default exists; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower or such other Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither any Property, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral nor any part of any of the foregoing or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) such Borrower shall promptly upon final determination thereof pay, or shall cause such other Loan Party to pay, the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Property, the First Mezzanine Collateral, the Second Mezzanine Collateral and the Collateral; and (f) such Borrower shall furnish, or shall cause such other Loan Party to furnish, such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral or any Property (or any part of any of the foregoing or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Pledge Agreement being primed by any related Lien.

5.1.3 Litigation. Borrowers shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Loan Party, HRHI or any Guarantor which, if adversely determined, would have a material adverse effect on (a) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of any Loan Party, HRHI, any Guarantor, any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral, (b) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (c) the ability of any Loan Party, HRHI or any Guarantor to perform, in all material respects, its respective obligations under each of the Mortgage Loan Documents, the Mezzanine Loan Documents or the Loan Documents, as applicable, or (d) the value of, or cash flow from, any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral or the Collateral.

5.1.4 Access to the Properties. Borrowers shall cause Mortgage Borrowers to permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), subject to the rights of tenants under their Leases.

5.1.5 Special Distributions. On each date on which amounts are required to be disbursed to the Cash Management Account or otherwise to be paid to Borrowers or Lender pursuant to the terms of the Mortgage Loan Documents (including the Mortgage Loan Agreement and/or the Mortgage Cash Management Agreement), or are required to be paid to Lender under any of the Loan Documents, Borrowers shall exercise their rights to cause Second Mezzanine Borrowers and, in turn, Second Mezzanine Borrowers shall exercise their rights to cause First Mezzanine Borrowers and, in turn, First Mezzanine Borrowers shall exercise their rights to cause Mortgage Borrowers to make to Borrowers distributions in an aggregate amount such that Lender shall receive the amount required to be disbursed to Lender from the Cash Management Account or otherwise paid to Lender on such date.

5.1.6 Cooperate in Legal Proceedings. Borrowers shall reasonably cooperate, and shall cause each other Loan Party to reasonably cooperate, fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which in any way materially affects the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrowers shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, any Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8 Award and Insurance Benefits. Subject to the terms of Article VI hereof, Borrowers shall reasonably, and shall cause Mortgage Borrowers to reasonably, cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds to which Lender is entitled under the Loan Documents and which is lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any actual, reasonable expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrowers of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds or Awards.

5.1.9 Further Assurances. Borrowers shall, and shall cause each other Loan Party to, at Borrowers’ sole cost and expense (subject to the terms and conditions of this Agreement):

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the obligations of Borrowers under the Loan Documents, as Lender may reasonably require, including, without limitation, if permitted by applicable law, the execution and delivery of all such writings necessary to transfer any Operating Permits with respect to any Property into the name of Lender or its designee after the occurrence of an Event of Default; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Personal Property Taxes. Borrowers represent that as of the Closing Date Borrowers have paid all state, county and municipal recording and all other taxes imposed upon the execution and filing of the UCC Financing Statements.

5.1.11 Financial Reporting. (a) Borrowers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled each year in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of each Borrower and all items of income and expense in respect of the Collateral. Borrowers shall cause each other Loan Party to keep and maintain on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled each year in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of such Loan Party and all items of income and expense in connection with the operation of each Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of any Loan Party or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrowers shall pay any actual costs and expenses incurred by Lender to examine Borrowers’ and each of the other Loan Parties’ accounting records with respect to the Properties, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral and the Collateral, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrowers will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrowers, a complete copy of each Borrower’s, Mortgage Borrower’s, HRHI’s and each Guarantor’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (it being hereby understood and agreed that BDO Seidman, LLP is acceptable to Lender) in accordance with the Uniform System of Accounts (or, in the case of Guarantors, GAAP) and reconciled each year in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Collateral and the Properties for such Fiscal Year and containing statements of profit and loss for Borrowers, Mortgage Borrowers, HRHI, each Guarantor, the Collateral and each Property and a balance sheet for Borrowers, Mortgage Borrowers, HRHI and each Guarantor; provided, however, that in the event that any Guarantor is not otherwise required to, and does not, cause to be prepared such audited financial statements in the ordinary course of its business, it may deliver the unaudited statements which are delivered to its investors or otherwise prepared in the ordinary course of its business, accompanied by the Officer’s Certificate required under Section 5.1.11(b)(B) of the Mortgage Loan Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the financial statements of Borrowers and Mortgage Borrowers may be consolidated with those of (1) HRHI for so long as (y) HRHI owns no other assets other than the ownership interests in one or more of the Loan

Parties and/or other assets related to one or more of the Loan Parties, one or more of the Properties and/or the IP, and (z) engages in no other business other than those related to owning one or more of the Loan Parties and/or other assets related to one or more of the Loan Parties, one or more of the Properties and/or the IP, and (2) HR Holdings for so long as (x) the provisions of the foregoing clause (1) remain true, (y) HR Holdings owns no other assets other than the ownership interests in HRHI and/or one or more of the Loan Parties and/or other assets related to HRHI, one or more of the Loan Parties, one or more of the Properties and/or the IP, and (z) engages in no other business other than those related to owning HRHI and/or one or more of the Loan Parties and/or other assets related to HRHI, one or more of the Loan Parties, one or more of the Properties and/or the IP. Borrowers will furnish, or will cause each of the other Loan Parties to furnish, to Lender a copy of the financial statements and all other materials which such Loan Parties are required to provide to Mortgage Lender, First Mezzanine Lender or Second Mezzanine Lender under Section 5.1.11 of the Mortgage Loan Agreement, the First Mezzanine Loan Agreement or the Second Mezzanine Loan Agreement, respectively, within the time periods required under such Section.

(c) For each Fiscal Year during the term of the Loan, Borrowers shall submit to Lender (and Borrowers shall cause Mortgage Borrowers to submit to Mortgage Lender) an Annual Budget not later than twenty (20) days prior to the commencement of such Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s and Mortgage Lender’s written reasonable approval (each such Annual Budget, as and when approved or deemed approved pursuant to this Section 5.1.11(c), the “Approved Annual Budget”). Lender’s approval of a proposed Annual Budget shall be deemed to have been given if (i) such proposed Annual Budget is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET AND IF LENDER DOES NOT RESPOND WITHIN TEN (10) BUSINESS DAYS, BORROWERS MAY DELIVER A DEEMED APPROVAL NOTICE” and Lender does not respond by approving such proposed Annual Budget or stating in reasonable detail its objections to such proposed Annual Budget within ten (10) Business Days of Lender’s receipt thereof, and (ii) after Lender’s failure to respond to the initial request for approval of such proposed Annual Budget within the time period set forth in the foregoing clause (i), Borrowers shall re-submit to Lender (and Borrowers shall cause Mortgage Borrowers to re-submit to Mortgage Lender) such proposed Annual Budget with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN THREE (3) BUSINESS DAYS” and Lender does not respond to such second submission of such proposed Annual Budget by approving such proposed Annual Budget or stating in reasonable detail its objection thereto within three (3) Business Days of Lender’s receipt of such second submission. In the event that Lender objects to a proposed Annual Budget submitted by any Borrower, Lender shall advise Borrowers of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrowers a reasonably detailed description of such objections) and Borrowers shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrowers of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrowers a reasonably detailed description of such objections) and Borrowers shall promptly revise (or cause the applicable Manager to revise) the same in accordance with the process described in this subsection until Lender approves each

Annual Budget. Until such time that Lender approves a proposed Annual Budget (or is deemed to have approved such Annual Budget), the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be automatically adjusted (i) to reflect actual increases in Taxes and Insurance Premiums with respect to each Property, (ii) by three percent (3%) on all other items to account for inflation, and (iii) to reflect any expenses that must be incurred on an “emergency basis” in order to prevent the occurrence of any harm to any individuals on any Property or any Property itself or the operation thereof. Notwithstanding the foregoing, if seventy-five percent (75%) of the aggregate amount of costs set forth in a proposed Annual Budget have been approved by Lender, then until such time as Lender and Mortgage Lender approve the entirety of such proposed Annual Budget (or is deemed to have approved the entirety of such proposed Annual Budget in accordance with this Section 5.1.11(c)), (A) such approved portions of such proposed Annual Budget shall apply and shall constitute an “Approved Annual Budget” with respect only to such portions, (B) the remainder of such proposed Annual Budget shall be automatically adjusted as provided in the immediately preceding sentence, and (C) Borrowers and Lender shall diligently continue the process of agreeing to the remaining costs as set forth in this Section 5.1.11(c) for the approval of the Annual Budget as a whole.

(d) In the event that any Mortgage Borrower must incur any non-recurring extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget then in effect (each, an “Extraordinary Expense”), then Borrowers shall promptly deliver to Lender (and Borrowers shall cause Mortgage Borrowers to promptly deliver to Mortgage Lender) a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval. Notwithstanding the foregoing, no prior approval by Lender shall be required for any Extraordinary Expense needed to be incurred immediately to prevent imminent injury to person or damage to property, provided that within three (3) Business Days thereafter Borrowers shall provide reasonably satisfactory evidence to Lender to demonstrate the imminent necessity and reasonableness of the Extraordinary Expense incurred.

(e) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that any or more Borrowers alone or any one or more Borrowers and one or more Affiliates of any Borrower collectively, or the Collateral or any one or more of the Properties alone or any one or more of the Properties and any one or more Related Properties collectively, will be a Significant Obligor, Borrowers shall furnish, or shall cause Mortgage Borrowers to furnish, to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mezzanine loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mezzanine loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within fifteen (15) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than forty-five (45) days after the end of each calendar quarter of Borrowers, and (C) not later than one hundred twenty (120) days after the end of each calendar year of Borrowers; provided, however, that Borrowers shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrowers shall furnish, or shall cause Mortgage Borrowers to furnish, to Lender financial data and/or financial statements for any tenant of any Property, but only to the extent such tenant is required to provide such financial data and/or financial statements under its Lease, if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mezzanine loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(f) All financial data and financial statements provided by Borrowers pursuant to Section 5.1.11(e) hereof shall be prepared in accordance with GAAP and shall meet the requirements of Regulation AB and all other applicable Legal Requirements. All financial statements referred to in Section 5.1.11(e) hereof shall be audited by independent accountants of Borrowers or Mortgage Borrowers reasonably acceptable to Lender in accordance with Regulation AB and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrowers or Mortgage Borrowers under Section 5.1.11(e) hereof shall be accompanied by an Officer’s Certificate of each Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(f).

(g) If requested by Lender, Borrowers shall provide, or shall cause Mortgage Borrowers to provide, Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other Legal Requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(h) In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements are other than as provided herein, then notwithstanding the provisions of Sections

5.1.11(e) and (f) hereof, Lender may request, and Borrowers shall promptly provide, or shall cause Mortgage Borrowers to provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

(i) Any reports, statements or other information required to be delivered under this Section 5.1.11 shall be delivered (i) in paper form, (ii) on a compact disk or DVD, and (iii) if requested by Lender and within the capabilities of Borrowers’ or Mortgage Borrowers’ data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrowers agree that Lender may disclose information regarding the Properties, the Collateral and any Loan Party that is provided to Lender pursuant to this Section 5.1.11 in connection with any Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrowers will continue, and will cause each Loan Party to continue, to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral, the Properties or the IP, as applicable. Each Borrower will qualify, and will cause each other Loan Party to qualify, to do business and will remain, and will cause each other Loan Party to remain, in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral, the Properties or the IP, as applicable.

5.1.13 Title to the Collateral, the Properties and the IP. (a) Borrowers will warrant and defend (i) the title to the Collateral and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) or under the Pledge Agreement, and (ii) the validity and priority of the Lien of the Pledge Agreement, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.

(b) Borrowers will cause Mortgage Borrowers to warrant and defend (i) the title to each Property, the Owned IP and any right in and under all IP Agreements with respect to Licensed IP, and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances, Permitted IP Encumbrances and the asset sales and releases permitted under this Agreement), and (ii) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and the IP Assignments, subject only to Liens permitted hereunder (including Permitted Encumbrances and Permitted IP Encumbrances), in each case against the claims of all Persons whomsoever.

(c) Borrowers shall reimburse Lender for any actual losses, actual costs, actual damages (excluding lost profits, diminution in value and other consequential damages) or reasonable expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Collateral, any Property or the IP, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Pledge Agreement is foreclosed in whole or in part or that the Pledge Agreement is put into the hands of an attorney for collection, suit, action or foreclosure, or (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower or any of its Constituent Members or an assignment by any Borrower or any of its Constituent Members for the benefit of its creditors, and Lender incurs costs in connection with any such proceeding as a direct or indirect result of the Loan, then, in any of the foregoing instances, each Borrower, on behalf of itself and its successors or assigns, shall be chargeable with and shall pay all actual out-of-pocket costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or any Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein.

5.1.15 Estoppel Statement. (a) After request by Lender from time to time, but in no event more than two (2) times in any twelve (12) month period except in connection with a Securitization, Borrowers shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Applicable Interest Rate of the Loan, (iv) the date an installment of interest was last paid, (v) any offsets or, to the best of each Borrower’s actual knowledge, defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations of Borrowers and have not been modified or, if modified, giving particulars of such modification.

(b) After request by Borrowers, but in no event more than two (2) times in any twelve (12) month period, Lender shall within ten (10) Business Days furnish Borrowers with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance, (ii) the Applicable Interest Rate, (iii) the date an installment of interest was last paid, and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

(c) Borrowers shall use commercially reasonable efforts to deliver, or cause to be delivered, to Lender within thirty (30) days of receipt of written request, tenant estoppel certificates from each commercial tenant leasing space at any of the Properties, in form and substance reasonably satisfactory to Lender; provided that, except in connection with a Securitization, Borrowers shall not be required to deliver such certificates more frequently than once in any calendar year or less frequently if, and to the extent, so restricted by the terms of any Leases entered into prior to the Closing Date (other than the HRHI Lease).

(d) Borrowers shall deliver, within ten (10) Business Days after request by Lender from time to time, estoppel certificates from each Mortgage Borrower and/or each Mezzanine Borrower, covering substantially the same matters as set forth in clause (a) above and any other matters reasonably requested by Lender.

5.1.16 Loan Proceeds. Borrowers shall use the proceeds of the Loan received by them on the Closing Date only for the purposes set forth in Section 2.1.2 hereof.

5.1.17 Performance by Borrowers. (a) Borrowers shall, in a timely manner and in all material respects, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, any Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, any Borrower without the prior consent of Lender.

(b) Except for changes to the Mortgage Loan Documents that Mortgage Borrowers are obligated to enter into pursuant to the terms of the Mortgage Loan Documents, Borrowers shall not cause or permit Mortgage Borrowers to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrowers as of the Closing Date without the prior written consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed. Borrowers shall cause Mortgage Borrowers to provide Lender with a copy of any amendment, waiver, supplement, termination or other modification to the Mortgage Loan Documents within five (5) days after the execution thereof.

(c) Borrowers shall not cause or permit First Mezzanine Borrowers to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any First Mezzanine Loan Document executed and delivered by, or applicable to, First Mezzanine Borrowers as of the Closing Date without the prior written consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed. Borrowers shall cause First Mezzanine Borrowers to provide Lender with a copy of any amendment, waiver, supplement, termination or other modification to the First Mezzanine Loan Documents within five (5) days after the execution thereof.

(d) Borrowers shall not cause or permit Second Mezzanine Borrowers to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Second Mezzanine Loan Document executed and delivered by, or applicable to, Second Mezzanine Borrowers as of the Closing Date without the prior written consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed. Borrowers shall cause Second Mezzanine Borrowers to provide Lender with a copy of any amendment, waiver, supplement, termination or other modification to the Second Mezzanine Loan Documents within five (5) days after the execution thereof.

(e) Borrowers shall not, and shall not permit any other Loan Party to, (i) amend or modify the organizational documents of such Loan Party in any respect without Lender’s prior written consent, or (ii) take any action that would cause the membership interests of any other Loan Party to cease to constitute “certificated securities” (as defined in the Uniform Commercial Code of the States of New York and Delaware) without Lender’s prior written consent.

5.1.18 Confirmation of Representations. Borrowers shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrowers in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (or if any such representations are no longer accurate, providing an explanation as to the reason for such inaccuracy), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of each Borrower and each Mortgage Borrower as of the date of the Securitization.

5.1.19 No Joint Assessment. Borrowers shall not suffer, permit or initiate, and shall cause Mortgage Borrowers not to suffer, permit or initiate, the joint assessment of any Property (a) with any other real property constituting a tax lot separate from such Property, and (b) which constitutes real property with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20 Leasing Matters. Any Major Leases with respect to any Property executed after the date hereof shall be subject to Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that renewals of any Major Lease by Mortgage Borrowers initially executed prior to the Closing Date shall not require the approval of Lender if the terms of any such Lease provided for renewals at a reasonably determinable rent. Upon request, Borrowers shall furnish, or shall cause Mortgage Borrowers to furnish, Lender with executed copies of all Leases. All proposed Major Leases shall be on commercially reasonable terms and no Lease shall contain any terms which would materially adversely affect Lender’s rights under the Loan Documents or Mortgage Lender’s rights under the Mortgage Loan Documents. All Leases executed after the Closing Date shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Mortgage Lender or any purchaser at a sale by foreclosure or power of sale, provided that, with respect to Major Leases and except with respect to the HRHI Lease, Mortgage Lender provides commercially reasonable non-disturbance language. Borrowers shall cause Mortgage Borrowers to (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of any Property involved, except that no termination by any Mortgage Borrower or acceptance of surrender by a tenant of any Major Lease (including, without limitation, the HRHI Lease) will be permitted without the consent of Lender; (iii) not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); and (v) not alter, modify or change the terms of (A) the HRHI Lease other than any ministerial, non-monetary amendment or modification, or (B) any other Major Lease in any material manner, in each of the foregoing instances, without the prior written approval of Lender, not to be unreasonably withheld. To the extent Lender’s approval is required pursuant to this Section 5.1.20, Lender shall endeavor to respond to a request for Lender’s approval within ten (10) Business Days after Borrowers’ written request therefor, delivered together with any documents or information required to be provided by Borrowers hereunder in connection with Lender’s review of the proposed Major Lease, Major Lease amendment or Major Lease termination. If the correspondence from Borrowers requesting such approval contains the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender shall fail to respond to or to expressly deny such request for approval in writing (stating in reasonable detail the reason for such disapproval) within ten (10) Business Days after receipt of Borrowers’ written request therefor together with the documents and information required above and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same, then Borrowers shall re-submit such proposed Major Lease, Major Lease amendment or Major Lease termination and accompanying information to Lender with a request for approval containing the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender does not respond to such second request by approving such proposed Major Lease, Major Lease amendment or Major Lease termination or stating its objection thereto within five (5) Business Days of Lender’s receipt of such second submission, Lender’s approval shall be deemed given. Notwithstanding anything to the contrary contained herein, Borrowers shall not permit or cause Mortgage Borrowers to enter into a lease of all or substantially all of any Property without Lender’s prior consent.

5.1.21 Alterations. Other than the construction of the Project, which shall be governed by the provisions of Article III of the Mortgage Loan Agreement, Borrowers shall, or shall cause Mortgage Borrowers to, obtain Lender’s prior consent to any material alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on any Borrower’s or Mortgage Borrower’s financial condition, the value of the Collateral, the applicable Property or the Net Operating Income, provided that such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease, (b) do not materially adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed the Alteration Threshold Amount, or (c) are performed in connection with the Restoration of a Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of the Mortgage Loan Agreement and this Agreement. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.21, Lender shall have fifteen (15) Business Days from receipt of written request and any and all reasonably required information and documentation relating thereto in which to approve or disapprove such request and such written request shall state thereon in bold letters of 14 point font or larger that action is required by Lender. If Lender fails to approve or disapprove the request within such fifteen (15) Business Days, Lender’s approval shall be deemed given. Should Lender fail to approve any such request, Lender shall give Borrowers written notice setting forth in reasonable detail the basis for such disapproval. In no event shall Lender require any “consent fee” as a condition to any required approval. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Alteration Threshold Amount, Borrowers shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrowers’ obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization, (D) a Letter of Credit, or (E) a completion and performance bond issued by an Approved Bank; provided, however, that (i) in the event (A) Mortgage Borrowers are required to and do deliver such security to Mortgage Lender under the Mortgage Loan Agreement, or (B) if the Mortgage Loan has been paid in full, First Mezzanine Borrowers are required to and do deliver such security to First Mezzanine Lender under the First Mezzanine Loan Agreement, or (C) if the Mortgage Loan and the First Mezzanine Loan have been paid in full, Second Mezzanine Borrowers are required to and do deliver such security to Second Mezzanine Lender under the Second Mezzanine Loan Agreement; and (ii) upon request, Lender receives evidence reasonably acceptable to it of the delivery of such security by Mortgage Borrowers to Mortgage Lender, or by First Mezzanine Borrowers to First Mezzanine Lender, or by Second Mezzanine Borrowers to Second Mezzanine Lender, as applicable, then Borrowers shall not be required to deliver any such security to Lender. Such security (if given as set forth above) shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold Amount and during the continuance of an Event of Default, Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22 Operation of the Properties.

(a) Borrowers shall cause Mortgage Borrowers to operate the Properties, in all material respects, in accordance with the applicable Management Agreement. In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrowers to obtain Lender’s consent to any termination or modification of any Management Agreement, if applicable, in accordance with the terms and provisions of this Agreement), Borrowers shall cause Mortgage Borrowers to promptly enter into a Replacement Management Agreement with the applicable Manager or another Qualified Manager, as applicable.

(b) Borrowers shall cause each Mortgage Borrower to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by such Mortgage Borrower under the Management Agreement and/or the Sub-Management Agreement to which such Mortgage Borrower is a party and do all things necessary to preserve and to keep unimpaired such Mortgage Borrower’s material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement and/or the Sub-Management Agreement of which such Mortgage Borrower or Borrower is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by such Mortgage Borrower under the Management Agreement; and/or the Sub-Management Agreement and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement and by Sub-Manager under the Sub-Management Agreement, in each of the foregoing instances, in a commercially reasonable manner.

(c) Borrowers shall cause Hotel/Casino Borrower to, at all times, operate and maintain (or cause to be operated and maintained) the Hotel/Casino Property and the Casino Component as a hotel and casino resort in accordance with standards at least equivalent to the Comparable Hotel/Casinos. The theme of the Hotel/Casino Property and the Casino

Component shall not be materially changed without the prior written consent of Lender, which consent shall not be unreasonably withheld. Borrowers shall cause Hotel/Casino Borrower to cause the Hotel/Casino Property to be at all times open for business as a hotel and the Casino Component to be open at all times for business as a casino, other than as provided under the Gaming Sublease, pursuant to Legal Requirements, temporary closures as a result of Casualty or other events outside the reasonable control of Borrowers and Mortgage Borrowers.

5.1.23 Liquor Management at Hotel/Casino Property.

(a) Unless and until Hotel/Casino Borrower has obtained all Governmental Approvals necessary to provide all alcoholic beverage services provided at the Hotel/Casino Property as of the Closing Date, Borrowers shall cause Hotel/Casino Borrower to cause all alcoholic beverage services at the Hotel/Casino Property to be managed by a Liquor Manager in accordance with a Liquor Management Agreement and Borrowers shall use, or shall cause Hotel/Casino Borrower to use, commercially reasonable best efforts to conduct and/or to cause to be conducted the alcoholic beverage services at the Hotel/Casino Property in such a manner so as to maximize Gross Income from Operations at the Properties in the aggregate. In the event that a Liquor Management Agreement expires or is terminated (without limiting any obligation of Hotel/Casino Borrower to obtain Lender’s consent to any termination or modification of any Liquor Management Agreement, if applicable, in accordance with the terms and provisions of this Agreement), Borrowers shall cause Hotel/Casino Borrower to promptly enter into a Replacement Liquor Management Agreement with the Liquor Manager or another Qualified Liquor Manager, as applicable.

(b) Borrowers shall cause Hotel/Casino Borrower to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Liquor Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Liquor Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Liquor Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Liquor Manager under the Liquor Management Agreement, in a commercially reasonable manner.

(c) Upon the occurrence and during the continuance of an Event of Default, Borrowers shall, at the request of Lender, cause the Liquor Manager, if one of the Loan Parties or an Affiliate of any Loan Party, to continue to perform all obligations under the Liquor Management Agreement. Additionally, Borrowers shall, upon and after the foreclosure, deed in lieu of foreclosure or other similar transfer of the Hotel/Casino Property to Mortgage Lender, its designee or nominee (a “Mortgage Lender Successor Owner”), cause Mortgage Borrowers to comply with the provisions of Section 5.1.23 (c) of the Mortgage Loan Agreement.

5.1.24 Gaming Operations at the Hotel/Casino Property.

(a) All gaming operations conducted at the Hotel/Casino Property shall at all times be operated by a Qualified Gaming Operator and Borrowers shall cause

Mortgage Borrowers to use commercially reasonable best efforts to conduct and/or to cause to be conducted the gaming operations in such a manner so as to maximize Gross Income from Operations at the Properties in the aggregate. Lender acknowledges and agrees that, as of the Closing Date, Golden HRC, LLC is a Qualified Gaming Operator.

(b) Borrowers shall cause Hotel/Casino Borrower to comply with the provisions of Section 5.1.24(b) of the Mortgage Loan Agreement.

5.1.25 Intellectual Property.

(a) Each Borrower shall take, and shall cause Mortgage Borrowers to take, all actions reasonably necessary to protect the IP, subject to, and in compliance with, applicable IP Agreements, including, without limitation, (i) maintaining all registrations and applications with respect to any IP owned by any Loan Party, (ii) maintaining and complying with the terms of all licenses necessary for the use of any IP licensed to any Loan Party, (iii) expeditiously and diligently seeking to stop any acts of infringement or unfair competition with respect to the Owned IP that are brought to any Loan Party’s attention, and using commercially reasonable efforts to cause Rank or Morton, as the case may be, to diligently seek to stop any acts of infringement or unfair competition with respect to the Licensed IP that are brought to any Loan Party’s attention and (iii) refraining from any act or omission that might jeopardize any Loan Party’s ability to use any of the IP.

(b) Borrowers shall cause Hotel/Casino Borrower to operate the Hotel/Casino Property as a “Hard Rock” hotel unless otherwise consented to in writing by Lender and shall cause Hotel/Casino Borrower to refrain from any act or omission, including, without limitation, any act contemplated under Section 5.1.26 hereof, that would result in, or would be reasonably likely to result in, the loss of its ability to so operate the Hotel/Casino Property as a “Hard Rock” hotel.

5.1.26 Licensing and Sublicensing of the IP.

(a) Except as set forth in Sections 5.1.26(b), (c) and (d) hereof, Borrowers shall not permit or cause Mortgage Borrowers to license any of the Owned IP or sublicense any of the Licensed IP (an “IP License”) without Lender’s consent in each instance.

(b) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or the other Loan Documents, IP Borrower shall have the right, without the consent of Lender and without violating the Loan Documents, to license or sublicense, as applicable, the IP (or any portion thereof) (an “Adjacent Property IP License”) to any subsequent purchaser of all or any portion of the Adjacent Property and its successors and assigns, whether or not any such subsequent purchaser, successor or assign is an Affiliate of any Loan Party or any other Restricted Party; provided that all of the following conditions shall be satisfied with respect to any such Adjacent Property IP License:

(i) IP Borrower shall have notified Lender of such Adjacent Property IP License at least ten (10) Business Days prior to the anticipated date of the execution and delivery thereof, which notice shall include (A) a copy of the Adjacent Property IP License, and (B) an Officer’s Certificate providing a certification that such Adjacent Property IP License (1) does not and will not adversely affect any Mortgage Borrower’s ownership and/or operation of, or any activities conducted on, its Property, (2) does not and will not materially diminish any Mortgage Borrower’s rights to use any of the Owned IP or Licensed IP that is reasonably necessary or desirable to operate its Property as then being operated and as then contemplated to be operated in the future, and (3) does not, and is not reasonably anticipated in the future to, materially diminish the value of any Owned IP or Licensed IP;

(ii) Such Adjacent Property IP License shall be granted and used only in connection with the ownership, development and/or use of improvements and/or activities on the Adjacent Property or any portion thereof;

(iii) Such Adjacent Property IP License may be granted (A) without consideration beyond that which is paid to Adjacent Borrower in connection with the sale of the applicable portion of the Adjacent Property and/or (B) on a royalty free basis; provided, however, that, notwithstanding the foregoing, any consideration and/or royalties that is/are paid to IP Borrower in connection with such Adjacent Property IP License shall constitute Gross Income from Operations for all purposes under this Agreement and the other Loan Documents and Borrowers shall cause IP Borrower to deposit the same directly into the Lockbox Account within one (1) Business Day following receipt by IP Borrower from time to time;

(iv) Such Adjacent Property IP License shall not violate or result in a violation of Section 5.1.25(b) hereof; and

(v) Such Adjacent Property IP License shall not adversely affect Lender’s Liens and security interests in the Owned IP and Licensed IP, all of which shall remain in full force and effect and, at Lender’s request in its sole discretion, Borrowers shall cause IP Borrower to collaterally assign to Lender such Adjacent Property IP License pursuant to a security agreement reasonably satisfactory to Lender and IP Borrower in form and substance.

(c) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or the other Loan Documents, IP Borrower shall have the right, without the consent of Lender and without violating the Loan Documents, to license or sublicense, as applicable, the IP (or any portion thereof) to any bonafide third party who is not an Affiliate of any Loan Party or any other Restricted Party (a “Third Party IP License”); provided that all of the following conditions shall be satisfied with respect to any such Third Party IP License:

(i) IP Borrower shall have notified Lender of such proposed Third Party IP License at least ten (10) Business Days prior to the anticipated date of the execution and delivery thereof, which notice shall include (A) a copy of the proposed Third Party IP License, and (B) an Officer’s Certificate providing a certification that (1) as of the date of such notice, no monetary Default, monetary Mortgage Default or any monetary Mezzanine Default, and no Event of Default,

Mortgage Event of Default or any Mezzanine Event of Default, shall have occurred and be continuing, (2) the proposed licensee or sublicensee, as applicable, is a bonafide third party who is not an Affiliate of any Borrower or any other Restricted Party, (3) the total consideration paid and to be paid under such proposed Third Party IP License, (4) other than the proposed Third Party IP License, there are no other written or oral agreements between any Borrower or any other Restricted Party or any Affiliate of any thereof, on the one hand, and the proposed licensee or sublicensee, as applicable, on the other hand, relating to such proposed Third Party IP License or the IP covered thereunder, (5) the proposed Third Party IP License does not and will not adversely affect any Mortgage Borrower’s ownership and/or operation of, or any activities conducted on, its Property, (6) the proposed Third Party IP License does not and will not materially diminish any Mortgage Borrower’s rights to use any of the Owned IP or Licensed IP that is reasonably necessary or desirable to operate its Property as then being operated and as then contemplated to be operated in the future, and (7) the proposed Third Party IP License does not, and is not reasonably anticipated in the future to, materially diminish the value of any Owned IP or Licensed IP;

(ii) Such proposed Third Party IP License shall, without limitation, (A) be on arm’s-length, market terms, (B) require cash consideration only, (C) prohibit any material amendment thereof without Lender’s prior reasonable approval, other than any amendment that does not violate any of the requirements of this Section 5.1.26(c)(ii), (D) prohibit the assignment or sub-licensing thereof without Lender’s prior reasonable approval, other than an assignment to a bonafide third party who is not an Affiliate of any Loan Party or any other Restricted Party, and (E) require the proposed licensee or sublicensee, as applicable, to deposit all consideration payable thereunder or otherwise in connection therewith from time to time directly into the Lockbox Account;

(iii) All consideration and/or royalties that is/are paid under or otherwise in connection with such Third Party IP License shall constitute Gross Income from Operations for all purposes under this Agreement and the other Loan Documents and if, notwithstanding the provisions of the foregoing Section 5.1.26(c)(ii)(E) hereof, any Mortgage Borrower shall receive any such consideration and/or royalties, Borrowers shall cause such Mortgage Borrower to deposit the same directly in the Lockbox Account within one (1) Business Day following receipt by such Mortgage Borrower from time to time;

(iv) Such Third Party IP License shall not violate or result in a violation of Section 5.1.25(b) hereof;

(v) Without limiting the generality of the foregoing, such Third Party IP License shall in no event prohibit or limit in any manner the use of the “Hard Rock” name in connection with the operation of the Hotel/Casino Property or any other Property;

(vi) Such Third Party IP License shall not adversely affect Lender’s Liens and security interests in the Owned IP and Licensed IP, all of which shall remain in full force and effect and, at Lender’s request in its sole discretion, Borrowers shall cause IP Borrower to collaterally assign to Lender such Third Party IP License pursuant to a security agreement reasonably satisfactory to Lender and IP Borrower in form and substance; and

(vii) On the date of the full execution and delivery of such Third Party IP License, no monetary Default, monetary Mortgage Default or any monetary Mezzanine Default, and no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default, shall have occurred and be continuing.

(d) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or the other Loan Documents, IP Borrower shall have the right to license or sublicense, as applicable, the IP (or any portion thereof) to an Affiliate of any Loan Party or any other Restricted Party (an “Affiliate IP License”); provided that (i) all of the conditions set forth in Section 5.1.26(c) hereof shall be satisfied with respect to any such Affiliate IP License, other than the condition set forth in Section 5.1.26(c)(i)(2) hereof, and (ii) such Affiliate IP License shall have been approved in writing by Lender, which approval shall not be unreasonably withheld.

(e) With respect to any IP License, Adjacent Property IP License, Third Party IP License or Affiliate IP License permitted hereunder, upon satisfaction of such conditions as Lender shall impose with respect to its consent to any IP License, or upon satisfaction of the conditions set forth in Section 5.1.26(b) hereof with respect to any Adjacent Property IP License, or upon satisfaction of the conditions set forth in Section 5.1.26(c) hereof with respect to any Third Party IP License, or upon satisfaction of the conditions set forth in Section 5.1.26(d) hereof with respect to any Affiliate IP License, Lender, at the sole cost and expense of Borrowers, shall execute and deliver to Borrowers (for the benefit of the licensee or sublicensee, as applicable, under such IP License, Adjacent Property IP License, Third Party IP License or Affiliate IP License, as applicable), provided that Borrowers cause the applicable licensee or sublicensee, as applicable, to also execute and deliver, a customary and mutually acceptable non-disturbance and attornment agreement as reasonably requested by IP Borrower.

5.1.27 Mortgage Reserve Funds. (a) Borrowers shall cause Mortgage Borrowers to deposit and maintain each of the Mortgage Reserve Funds as required pursuant to the terms of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto.

(b) Each Borrower grants to Lender a security interest in such Borrower’s interest in each of the Mortgage Reserve Funds, if any, subject to the prior rights of Mortgage Lender and any Mezzanine Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Reserve Fund as additional security for payment of the Debt to the extent such Borrower has an interest in same. Subject to the qualifications regarding Borrowers’ interest in the Mortgage Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents, the Mezzanine Loan Documents or the Loan Documents, Borrowers’ interest in the Mortgage Reserve Funds shall constitute additional security for the

Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, but subject to the prior rights of Mortgage Lender and any Mezzanine Lender thereto, apply any sums then present in any or all of the Mortgage Reserve Funds to the payment of the Debt in any order in its sole discretion.

5.1.28 Mortgage Loan and Mezzanine Loan Notices. (a) Borrowers shall give notice, or cause notice to be given to Lender, promptly upon the occurrence and during the continuance of a Mortgage Event of Default or any Mezzanine Event of Default.

(b) Borrowers shall cause each Loan Party to promptly notify Lender of all notices received by such Loan Party under or in connection with the Mortgage Loan or any Mezzanine Loan, including, without limitation, any notice by Mortgage Lender or any Mezzanine Lender to the applicable Loan Party of any default by such Loan Party in the performance or observance of any of the terms, covenants or conditions of the Mortgage Loan Documents or the Mezzanine Loan Documents on the part of such Loan Party to be performed or observed, and deliver to Lender a true copy of each such notice, together with any other consents, notices, requests or other written correspondence between the applicable Loan Party and Mortgage Lender or any Mezzanine Lender.

5.1.29 Compliance with Mortgage Loan Documents and Mezzanine Loan Documents. (a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms, covenants and conditions set forth in the Mortgage Loan Documents. Borrowers acknowledge that the obligation to comply with this covenant is separate from, and may be enforced independently from, the obligations of Mortgage Borrowers under the Mortgage Loan Documents.

(b) Borrowers shall cause First Mezzanine Borrowers to comply with all of the terms, covenants and conditions set forth in the First Mezzanine Loan Documents. Borrowers acknowledge that the obligation to comply with this covenant is separate from, and may be enforced independently from, the obligations of First Mezzanine Borrowers under the First Mezzanine Loan Documents.

(c) Borrowers shall cause Second Mezzanine Borrowers to comply with all of the terms, covenants and conditions set forth in the Second Mezzanine Loan Documents. Borrowers acknowledge that the obligation to comply with this covenant is separate from, and may be enforced independently from, the obligations of Second Mezzanine Borrowers under the Second Mezzanine Loan Documents.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrowers under the Loan Documents or the earlier release of the Lien of the Pledge Agreement in accordance with the terms of this Agreement and the other Loan Documents, each Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of the Properties; Liquor Management.

(a) Borrowers shall not, and shall cause Mortgage Borrowers not to, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) subject to Section 9.5.1 hereof, surrender, terminate or cancel any Management Agreement; provided, that Borrowers may, without Lender’s consent, replace, or cause Mortgage Borrowers to replace, any Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under any Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect. Notwithstanding the foregoing, Borrowers may terminate, or may cause Mortgage Borrowers to terminate, the Sub-Management Agreement without the consent of Lender so long as either (A) the Improvements on the Adjacent Property are and are intended to remain completely vacant or are demolished, or (B) a Manager under a Management Agreement is obligated to perform the duties that were delegated to Sub-Manager under the Sub-Management Agreement.

(b) Following the occurrence and during the continuance of an Event of Default, Borrowers shall not, and shall cause Mortgage Borrowers not to, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement or the Sub-Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

(c) Borrowers shall cause Hotel/Casino Borrower not to, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) subject to Section 9.5.2 hereof, surrender, terminate or cancel any Liquor Management Agreement; provided, that Borrowers may replace, or may cause Hotel/Casino Borrower to replace, without Lender’s consent, the Liquor Manager so long as the replacement liquor manager is a Qualified Liquor Manager pursuant to a Replacement Liquor Management Agreement; (ii) reduce or consent to the reduction of the term of the Liquor Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under the Liquor Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Liquor Management Agreement in any material respect.

(d) Following the occurrence and during the continuance of an Event of Default, Borrowers shall cause Hotel/Casino Borrower not to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Liquor Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2 Liens. (a) Borrowers shall not create, incur, assume or suffer to exist any Lien on (i) any portion of the Pledged Collateral except for the Lien created by the Pledge Agreement or (ii) any portion of the other Collateral, except for Permitted Encumbrances and Liens created by or permitted pursuant to the Loan Documents.

(b) Borrowers shall not permit or cause any Loan Party to create, incur, assume or suffer to exist any Lien on any portion of any Property, the IP, the First Mezzanine Collateral or the Second Mezzanine Collateral or knowingly permit any such action to be taken, except: (i) Permitted Encumbrances and Permitted IP Encumbrances; (ii) Liens

created by or permitted pursuant to the Mortgage Loan Documents and the Mezzanine Loan Documents, as applicable; and (iii) Liens for Taxes or Other Charges not yet delinquent.

5.2.3 Dissolution. (a) No Borrower shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity; (ii) engage in any business activity not related to the ownership and operation of the Collateral; (iii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the assets of such Borrower except to the extent permitted by the Loan Documents; or (iv) modify, amend, waive or terminate (A) its organizational documents in any material respect or in any respect with regard to the provisions concerning such Borrower’s status as a Special Purpose Entity, or (B) its qualification and good standing in any jurisdiction, in each case, without obtaining the prior consent of Lender.

(b) Borrowers shall cause each other Loan Party not to (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of its Property, the IP, the First Mezzanine Collateral or the Second Mezzanine Collateral; (ii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Loan Party except to the extent permitted by the Mortgage Loan Documents, the Mezzanine Loan Documents and the Loan Documents; or (iii) modify, amend, waive or terminate (A) its organizational documents in any material respect or in any respect with regard to the provisions concerning such Mortgage Borrower’s or such Mezzanine Borrower’s status as a “Special Purpose Entity” (as such term is defined in Section 1.1 of the Mortgage Loan Agreement or the applicable Mezzanine Loan Agreement, in each case as in effect on the date hereof), or (B) its qualification and good standing in any jurisdiction, in each case, without obtaining the prior consent of Lender.

5.2.4 Change in Business. (a) No Borrower shall enter into any line of business other than the ownership and management of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in a material manner in activities other than the continuance of its present business.

(b) No Borrower shall permit or cause any other Loan Party to enter into any line of business other than the ownership and operation of its Property, the IP, the First Mezzanine Collateral or the Second Mezzanine Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in a material manner in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. (a) No Borrower shall cancel or otherwise forgive or release any material claim or debt owed to such Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower’s business.

(b) No Borrower shall permit or cause any other Loan Party to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases by Mortgage Borrowers in accordance with the Mortgage Loan Agreement) owed to such Loan Party by any Person, except for adequate consideration and in the ordinary course of such Loan Party’s business.

5.2.6 Zoning. No Borrower shall cause or permit any Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of Lender not to be unreasonably withheld.

5.2.7 Removal of FF&E. Except in the ordinary course of business, no Borrower shall cause or permit any Mortgage Borrower to remove or transfer any material article of FF&E or other personal property owned by any Mortgage Borrower used in the operation of any Property unless the same is replaced with substantially similar FF&E or is obsolete, without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent Lender’s prior written approval is required pursuant to this Section 5.2.7, Lender shall endeavor to respond to a request for Lender’s approval within five (5) Business Days after Borrowers’ written request therefor, delivered together with any documents or information required to be provided by Borrowers hereunder in connection with Lender’s review of the proposed action or matter. Lender’s approval of any action or matter requiring Lender’s consent under this Section 5.2.7 shall be deemed to have been given if (i) a request for approval, together with any documents or information required to be provided by Borrowers hereunder in connection with Lender’s review of the proposed action or matter, is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL AND IF LENDER DOES NOT RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, BORROWERS MAY DELIVER A DEEMED APPROVAL NOTICE”, and Lender does not respond by approving such proposed action or matter or stating in reasonable detail its objections to such proposed action or matter within five (5) Business Days of Lender’s receipt thereof, and (ii) after Lender’s failure to respond to the initial request for approval of such proposed action or matter within the time period set forth in the foregoing clause (i), Borrowers shall re-submit such request to Lender in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS”, and Lender does not respond to such second submission by approving such proposed action or matter or stating in reasonable detail its objection thereto within five (5) Business Days of Lender’s receipt of such second submission.

5.2.8 Principal Place of Business and Organization. No Borrower shall change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. No Borrower shall change the place of its organization as set forth in Section 4.1.28 hereof without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrowers shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of such change of principal place of business or place of organization.

5.2.9 ERISA. (a) Assuming that Lender is not, and is not lending the assets of, an “employee benefit plan” as defined in Section 3(3) of ERISA, no Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Each Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) such Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) none of the assets of such Borrower constitute “plan assets” within the meaning of Section 3(3) of ERISA for purposes of any state law provisions regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in such Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

(B) Less than twenty five percent (25%) of each outstanding class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(C) Such Borrower qualifies as an “operating company”, a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c), (d) or (e).

5.2.10 Transfers. (a) Borrowers acknowledge that Lender has examined and relied on the experience of Borrowers and their direct and indirect members in owning and operating the Collateral and Mortgage Borrowers in agreeing to make the Loan, and will continue to rely on Borrowers’ ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Additionally, Borrowers acknowledge that Lender has examined and relied on the experience of Mortgage Borrowers and their general partners, members, principals and (if any Mortgage Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Properties and in owning intellectual property such as the IP, in agreeing to make the Loan, and will continue to rely on Mortgage Borrowers’ ownership of the Properties and the IP as a means of maintaining the value of the Properties and the IP and, therefore, indirectly the value of the Collateral, as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrowers acknowledge that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrowers default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrowers shall not, and shall not permit any Transfer Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, license, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Property or any part thereof or any legal or beneficial interest therein, or any IP or any part thereof or any legal or beneficial interest therein, or the Collateral or any part thereof or any legal or beneficial interest therein; or (ii) permit a Sale or Pledge of any interest in any Transfer Restricted Party (any of the actions in the foregoing clauses (i) or (ii), a “Transfer”), other than, notwithstanding anything to the contrary contained in this Section 5.2.10:

(A) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof, including, without limitation, the HRHI Lease;

(B) the pledge of the membership interests in each Mortgage Borrower as collateral for the First Mezzanine Loan and, if applicable, the exercise of applicable remedies or a transfer in lieu of foreclosure under the First Mezzanine Loan Documents by First Mezzanine Lender, subject to the conditions and restrictions set forth in the Intercreditor Agreement;

(C) the pledge of the membership interests in each First Mezzanine Borrower as collateral for the Second Mezzanine Loan and, if applicable, the exercise of applicable remedies or a transfer in lieu of foreclosure under the Second Mezzanine Loan Documents by Second Mezzanine Lender, subject to the conditions and restrictions set forth in the Intercreditor Agreement;

(D) the pledge of the membership interests in each Second Mezzanine Borrower as collateral for the Loan and, if applicable, the exercise of applicable remedies or a transfer in lieu of foreclosure under the Loan Documents by Lender, subject to the conditions and restrictions set forth in the Intercreditor Agreement;

(E) any Release Parcel Sale, any Adjacent Parcel Sale or an IP Sale, in each instance in accordance with the applicable provisions of Section 2.5 of the Mortgage Loan Agreement;

(F) a conveyance of the Deeded Adjacent Property as contemplated by Section 3.2(u) of the Mortgage Loan Agreement;

(G) any IP License or Adjacent Property IP License granted in accordance with the provisions of Section 5.1.26 hereof;

(H) the Permitted Encumbrances and Permitted IP Encumbrances; and

(I) the issuance of new stock in, the merger or consolidation of, and/or the Sale or Pledge of the stock in, any Publicly Traded Entity who owns a direct or indirect ownership interest in any Transfer Restricted Party;

(J) the transfer of indirect ownership interests in any Mortgage Borrower in order to create one or more new mezzanine borrowers for any New Mezzanine Loan as contemplated under the Mortgage Loan Agreement; and

(K) the transfer by deed of any applicable Partial Release Parcel and/or Partial Adjacent Parcel to a Subsidiary Transferee and the subsequent transfer of all of the membership interests held by Adjacent Borrower in such Subsidiary Transferee, in each instance in accordance with Section 2.5.1(f) or 2.5.2(f) of the Mortgage Loan Agreement, as applicable;

provided, however, that in the case of each of the foregoing clauses (A) – (K), such Transfer shall only be permitted hereunder if it does not violate any Legal Requirements, including specifically, but without limitation, any Gaming Laws.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Borrower or Mortgage Borrower, as applicable, agrees to sell a Property or any part thereof, the IP, the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by any Mortgage Borrower leasing all or a substantial part of a Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Transfer Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Transfer Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation, admission or addition of a general partner or the Sale or Pledge of the general partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Transfer Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation, admission or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing or managing membership interests or the creation or issuance of new non-managing or managing membership interests; (vi) if a Transfer Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Transfer Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of any Manager (including, without limitation, an Affiliated Manager) other than in accordance with the Mortgage Loan Agreement and Section 5.1.22 hereof; or (viii) any deed-in-lieu or consensual foreclosure relating to any Property with or for the benefit of Mortgage Lender or any Affiliate thereof.

(d) Notwithstanding the provisions of this Section 5.2.10, so long as the following Transfers do not violate any Legal Requirements in any instance, including specifically, but without limitation, any Gaming Laws, or cause or otherwise result in the suspension, termination and/or revocation of any Gaming License, the HRHI Lease, the Gaming Sublease or the Casino Component Lease, as applicable, the following Transfers may occur without the consent of Lender or the payment of any transfer or other fee, excluding, however, any Transfer of (i) any direct interest in any Mortgage Borrower for so long as the Loan, the Mortgage Loan or any Mezzanine Loan is outstanding, and/or (ii) any direct interest in any Borrower for so long as the Loan or any Mezzanine Loan is outstanding:

(A) the Transfer of any direct or indirect interest in any Transfer Restricted Party, provided that (1) no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default has occurred and is continuing, (2) (y) one or both Guarantors continue to Control, directly or indirectly, each Loan Party and HRHI, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in each Loan Party and in HRHI, (3) Lender receives (y) at least ten (10) days prior written notice of any such voluntary Transfer and copies of the documents transferring such interest, or (z) written notice of any such involuntary Transfer and copies of the documents transferring such interest within thirty (30) days following such involuntary Transfer, (4) if after such Transfer any Person and its Affiliates collectively would own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of any Loan Party and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of any Loan Party, Lender shall have received, prior to such Transfer, an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (5) Borrowers deliver, or cause Mortgage Borrowers to deliver, to Lender a copy of any consents or approvals required by any Governmental Authority, including specifically, but without limitation, any Gaming Authority, in connection with such Transfer;

(B) the Transfer of any direct or indirect interest in any Transfer Restricted Party to any other Person who is, as of the Closing Date, a holder of any direct or indirect interest in any Transfer Restricted Party, provided that (1) no Event of Default, Mortgage Event of Default or any Mezzanine Event of Default has occurred and is continuing, (2) (y) one or both Guarantors continue to Control, directly or indirectly, each Loan Party and HRHI, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in each Loan Party and in HRHI, (3) Lender receives (y) at least ten (10) days prior written notice of any such voluntary Transfer and copies of the documents transferring such interest, or (z) written notice of any such involuntary Transfer and copies of the documents transferring such interest within thirty (30) days following such involuntary Transfer, and (4) Borrowers deliver, or cause Mortgage Borrowers to deliver, to Lender a copy of any consents or approvals required by any Governmental Authority, including specifically, but without limitation, any Gaming Authority, in connection with such Transfer;

(C) the Transfer of any direct or indirect interest in any Transfer Restricted Party by inheritance, devise, bequest or operation of law upon the death of a natural person who owned such interest, provided that (1) such Transfer is to a non-minor member of the immediate family of the deceased holder of such interest or a trust established for the benefit of one or more members of the immediate family of the deceased holder of such interest, (2) (y) one or both Guarantors continue to Control, directly or indirectly, each Loan Party and HRHI, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in each Loan Party and in HRHI, (3) such Transfer shall not result in a change of Control of the day-to-day operations of any of the Properties, (4) Lender receives written notice of such Transfer and copies of the documents transferring such interest not later than thirty (30) days following such Transfer, (5) the legal and financial structure of each Loan Party and the other Transfer Restricted Parties, and the single purpose nature and bankruptcy remoteness of each Loan Party and the other Transfer Restricted Parties, after such Transfer shall satisfy the applicable provisions of the Loan Documents, the Mortgage Loan Documents, the First Mezzanine Loan Documents and/or the Second Mezzanine Loan Documents (including, without limitation, Section 4.1.30 hereof and/or Section 4.1.30 of the Mortgage Loan Agreement, the First Mezzanine Loan Agreement or the Second Mezzanine Loan Agreement, as applicable), (6) if after such Transfer any Person and its Affiliates would collectively own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of any Loan Party and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of any Loan Party, Lender shall have received an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (7) Borrowers deliver, or cause Mortgage Borrowers to deliver, to Lender a copy of any consents or approvals required by any Governmental Authority, including specifically, but without limitation, any Gaming Authority, in connection with such Transfer; and

(D) (1) the merger or consolidation of any Guarantor or any Constituent Member of any Guarantor with or into any other Person, (2) the sale of any Guarantor or substantially all of any Guarantor’s assets to any other Person, or (3) the issuance of new stock or limited partnership or membership interests in, and/or the Sale or Pledge of stock, limited partnership or membership interests in, any Guarantor or any Constituent Member thereof (any of the occurrences in the foregoing clauses (1), (2) or (3), a “Guarantor Transfer”); provided, that, in each of the foregoing instances, whether or not the applicable Guarantor or the applicable Constituent Member of a Guarantor is or is not a Publicly Traded Company, (I) after giving effect to such Guarantor Transfer, when viewed both individually and together with any prior Guarantor Transfers, (y) the Guarantors, collectively, shall continue to satisfy the Net Worth Requirements, and (z) at least one of the Guarantors shall be a Qualified Real Estate Guarantor, (II) except if the applicable Guarantor or the applicable Constituent Member of a Guarantor is a Publicly Traded Company, Lender receives at least ten (10) days prior written notice of any such Guarantor Transfer, (III) if after such Guarantor Transfer any Person and its Affiliates collectively would own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of any Loan Party and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of any Loan Party, Lender shall have received, prior to such Guarantor Transfer, an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Guarantor Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (IV) Borrowers deliver, or cause Mortgage Borrowers to deliver, to Lender a copy of any consents or approvals required by any Governmental Authority, including specifically, but without limitation, any Gaming Authority, in connection with such Guarantor Transfer.

(e) With respect to any Transfer permitted under this Section 5.2.10 or otherwise consented to by Lender, Borrowers shall pay, or shall cause Mortgage Borrowers to pay, all fees and expenses incurred by Lender in connection with such Transfer, including, without limitation, the cost of any third party reports, reasonable legal fees and expenses, Rating Agency fees and expenses and required legal opinions.

(f) Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, Borrowers expressly acknowledge and agree, on behalf of themselves and the other Transfer Restricted Parties, that any Transfer or Guarantor Transfer stated to be permitted hereunder or thereunder shall only be permitted if it does not violate any Legal Requirements, including specifically, but without limitation, any Gaming Laws.

5.2.11 Morton Indemnification and PWR/RWB Escrow Agreement. Borrowers shall not do, and Borrowers shall not permit any Mortgage Borrower or any Affiliate to do, any of the following, in each instance without the prior approval of Lender, which approval shall not be unreasonably withheld: (a) modify, amend, waive any right under, or terminate the Morton Indemnification or the PWR/RWB Escrow Agreement, other than any ministerial, non-monetary amendment or modification; (b) make any claim or otherwise exercise any rights or remedies under the Morton Indemnification or the PWR/RWB Escrow Agreement; or (c) other than the funds released on February 2, 2007 pursuant to the express terms of the PWR/RWB Escrow Agreement, cause any funds escrowed under the PWR/RWB Escrow Agreement to be used for any purpose other than the satisfaction of indemnification claims pursuant to the Morton Indemnification until such time as the Morton Indemnification shall expire by its terms. Borrowers shall cause Mortgage Borrowers to comply with the provisions of Section 5.2.11 of the Mortgage Loan Agreement.

5.2.12 Distributions to Affiliates. Other than the fees and expense reimbursements payable to any Affiliated Manager pursuant to any Management Agreement reasonably approved by Lender, no Borrower shall, nor shall cause or permit any other Loan Party to, make any distributions to, or otherwise pay any dividends or make any payments to, any Restricted Party unless and until the Excess Cash Termination Conditions shall have occurred, and thereafter, only when no Event of Default, Mortgage Event of Default and/or any Mezzanine Event of Default shall have occurred and be continuing.

5.2.13 Limitation on Securities Issuances.

(a) Borrowers shall not cause any ownership interests in any other Loan Party to be issued other than those that have been issued as of the Closing Date nor shall Borrowers cause or permit any other Loan Party to enter into or grant any option, warrant or other agreement or right with respect to any ownership interest in such Loan Party or with respect to any income or profits of such Loan Party.

(b) No Borrower shall issue any ownership interests or other securities other than those that have been issued as of the Closing Date nor shall any Borrower enter into or grant any option, warrant or other agreement or right with respect to any ownership interest in such Borrower.

5.2.14 Distributions.

(a) Any and all dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by any Mortgage Borrower on or in respect of any interests in such Mortgage Borrower, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any such interests (collectively, the “Mortgage Distributions”), shall become part of the Collateral.

(b) If any Mortgage Distributions shall be received by any Borrower or any Affiliate of any Borrower after the occurrence and during the continuance of an Event of Default, each Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender. Any and all revenue derived from any Property paid directly by tenants, subtenants or occupants of such Property shall be held and applied in accordance with the terms and provisions of the Mortgage Loan Agreement.

5.2.15 Refinancing or Prepayment of the Mortgage Loan or any Mezzanine Loan.

(a) Borrowers or Mortgage Borrowers shall not be required to obtain the consent of Lender to refinance the Mortgage Loan, provided that the Loan shall have been (or shall simultaneously be) paid in full in accordance with the terms of this Agreement (including any Spread Maintenance Premiums and other amounts due and payable to Lender under the Loan Documents). Borrowers shall cause Mortgage Borrowers to obtain the prior written consent of Lender to enter into any other refinancing of the Mortgage Loan which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Borrowers or First Mezzanine Borrowers shall not be required to obtain the consent of Lender to refinance the First Mezzanine Loan, provided that the Loan shall have been (or shall simultaneously be) paid in full in accordance with the terms of this Agreement (including any Spread Maintenance Premiums and other amounts due and payable to Lender under the Loan Documents). Borrowers shall cause First Mezzanine Borrowers to obtain the prior written consent of Lender to enter into any other refinancing of the First Mezzanine Loan which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Borrowers or Second Mezzanine Borrowers shall not be required to obtain the consent of Lender to refinance the Second Mezzanine Loan, provided that the Loan shall have been (or shall simultaneously be) paid in full in accordance with the terms of this Agreement (including any Spread Maintenance Premiums and other amounts due and payable to Lender under the Loan Documents). Borrowers shall cause Second Mezzanine Borrowers to obtain the prior written consent of Lender to enter into any other refinancing of the Second Mezzanine Loan which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.16 Acquisition of the Mortgage Loan.

(a) No Loan Party, Guarantor, or any Affiliate of any of them or any Person acting at any such Person’s request or direction, shall acquire or agree to acquire Mortgage Lender’s interest in the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan (other than any passive minority interest in the holder of the Mortgage Loan obtained by any Person), via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrowers shall have failed to comply with the foregoing, then Borrowers: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents: (A) not to enforce the Mortgage Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the Lien securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

(b) Lender shall have the right at any time to acquire all or any portion of the Mortgage Loan or any interest in any holder of, or participant in, the Mortgage Loan without notice or consent of Borrowers or any other Loan Party, in which event Lender shall have and may exercise all rights of Mortgage Lender thereunder (to the extent of its interest), including the right (i) to declare that the Mortgage Loan is in default and (ii) to accelerate the Mortgage Loan indebtedness, in accordance with the terms thereof and (iii) to pursue all remedies against any obligor under the Mortgage Loan Documents.

5.2.17 Other Limitations. Prior to the payment and performance in full of the Obligations, no Borrower shall, nor shall permit or cause any other Loan Party or any of its respective Affiliates to, without the prior written consent of Lender, which consent shall not be unreasonably withheld, give its consent or approval to any of the following actions or items:

(a) any Mortgage Borrower, any First Mezzanine Borrower or any Second Mezzanine Borrower creating, incurring, assuming or suffering to exist any additional Liens on any portion of any Property, the First Mezzanine Collateral or the Second Mezzanine Collateral, as applicable, except for Permitted Encumbrances;

(b) any modification, amendment, consolidation, spreading, restatement, waiver or termination of any of the Mortgage Loan Documents or any of the Mezzanine Loan Documents;

(c) any modification or amendment of any Approved Annual Budget;

(d) any material change in the method of conduct of the business of any Borrower or any other Loan Party; or

(e) the settlement of any claim against any Borrower or any other Loan Party, other than a fully insured third party.

ARTICLE VI.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1 Insurance. (a) Borrowers shall cause Mortgage Borrowers to obtain and maintain, or cause to be maintained, at all times during the term of the Loan the insurance required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrowers shall cause Mortgage Borrower to cause Lender to be named as an additional named insured under each of the insurance policies described in Section 6.1(a)(ii), (iii), (v), (vii), and (xii) of the Mortgage Loan Agreement, and Borrowers shall cause Mortgage Borrowers to cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the insurance policies required under Section 6.1 (a)(i), (iv), (vi), (viii), (ix), (x) and (xi) of the Mortgage Loan Agreement. Borrowers shall cause Mortgage Borrowers to cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Not less than five (5) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to the terms hereof, certificates of insurance evidencing the Policies reasonably satisfactory to Lender and accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrowers to Lender; provided, however, that in the case of renewal Policies, Borrowers may furnish Lender with binders therefor to be followed by the original Policies when issued.

(b) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, upon two (2) Business Days’ written notice to Borrowers, to take such reasonable action as Lender deems necessary to protect its interest in the Collateral, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender within ten (10) days after demand and, until paid, shall be secured by the Pledge Agreement and shall bear interest at the Default Rate from the date of demand.

(c) Notwithstanding anything to the contrary set forth herein, proof of all property coverages required under Section 6.1(a) of the Mortgage Loan Agreement shall be on an Acord 28 Evidence of Property Form (2003/10 version) or on such other binding form as is then generally used or is otherwise reasonably acceptable to Lender.

(d) For purposes of this Agreement, Lender shall have the same approval rights over the insurance referred to above (including, without limitation, the insurers, deductibles and coverages thereunder, as well as the right to require other reasonable insurance pursuant to Section 6.1(a)(xii) of the Mortgage Loan Agreement) as are provided in favor of Mortgage Lender in the Mortgage Loan Agreement. All liability insurance provided for in the Mortgage Loan Agreement shall provide insurance with respect to the liabilities of each of the Loan Parties. The Policies delivered pursuant to the Mortgage Loan Agreement shall include endorsements of the type described in Section 6.1(e) of the Mortgage Loan Agreement, but pursuant to which Lender shall have the same rights as Mortgage Lender as referred to in such Section 6.1(e).

(e) Upon repayment in full of the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan, the provisions of Section 6.1 of the Mortgage Loan Agreement and all related definitions shall be incorporated into this Agreement in their entirety.

Section 6.2 Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall cause Mortgage Borrowers to give prompt notice of such damage to Lender and shall cause Mortgage Borrowers to promptly commence and diligently prosecute the completion of the Restoration so that such Property resembles, as nearly as possible, the condition such Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (to the extent such alterations are of a type that would require Lender’s approval under Section 5.1.21 hereof) and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement, provided, that if (A) Mortgage Lender is obligated to make Net Proceeds available to Mortgage Borrowers for purposes of Restoration in accordance with Section 6.4 of the Mortgage Loan Agreement, (B) Mortgage Lender has received such Net Proceeds, and (C) Mortgage Lender has not made such Net Proceeds available to Mortgage Borrowers, then Borrowers shall not be required to cause Mortgage Borrowers to repair and restore such Property unless and until such Net Proceeds are made available to Mortgage Borrowers. It is expressly understood, however, that Mortgage Borrowers shall not be obligated to restore such Property to the precise condition of such Property prior to such Casualty provided such Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrowers shall pay, or shall cause Mortgage Borrowers to pay, all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by any Borrower or any Mortgage Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Restoration Threshold and the applicable Borrower shall, or shall cause the applicable Mortgage Borrower to, deliver to Lender all instruments reasonably required by Lender to permit such participation. In the event of a Casualty in which the Net Proceeds and the costs of completing the Restoration are each less than the Restoration Threshold, Borrowers may settle and adjust such claim without Lender’s consent or participation.

Section 6.3 Condemnation. Borrowers shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Property or any part thereof and shall cause Mortgage Borrowers to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings with respect to any Condemnation in which Borrowers’ reasonable estimate (based on any statement of value submitted to the condemning authority or any other reasonable evidence in Lender’s reasonable judgment) of the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, and the applicable Borrower shall, or shall cause the applicable Mortgage Borrower to, from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrowers shall, or shall cause Mortgage Borrowers to, at their expense, diligently prosecute any such proceedings, and shall, to the extent required hereunder, consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof is taken by a condemning authority, Borrowers shall, or shall cause Mortgage Borrowers to, promptly commence and diligently prosecute the Restoration of the applicable Property and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement, provided, that if (A) Mortgage Lender is obligated to make Net Proceeds available to Mortgage Borrowers for purposes of Restoration in accordance with Section 6.4 of the Mortgage Loan Agreement, (B) Mortgage Lender has received such Net Proceeds, and (C) Mortgage Lender has not made such Net Proceeds available to Mortgage Borrowers, then Mortgage Borrowers shall not be obligated to repair and restore such Property unless and until such Net Proceeds are made available to Mortgage Borrowers. If such Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration.

(a) Borrowers shall, or shall cause Mortgage Borrowers to, deliver to Lender copies of all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with a Restoration of any Property after a Casualty or Condemnation. If any insurance proceeds or condemnation awards are to be disbursed by Mortgage Lender for Restoration, Borrowers shall deliver or cause to be delivered to Lender copies of all written correspondence delivered to and received from Mortgage Lender that relates to the restoration and release of the insurance proceeds or condemnation awards.

(b) Notwithstanding any provision in this Agreement to the contrary, all insurance proceeds and condemnation awards will be made available to Mortgage Borrowers in accordance with the Mortgage Loan Agreement. In the event the Mortgage Loan has been paid in full and Lender receives any insurance proceeds or condemnation award, Lender shall either apply such proceeds to the Debt or for the Restoration of any Property in accordance with the same terms and conditions contained in Section 6.4 of the Mortgage Loan Agreement.

(c) Upon repayment in full of the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan, if the Loan or any portion thereof is then outstanding, the provisions of Section 6.4 of the Mortgage Loan Agreement and all related definitions shall be incorporated into this Agreement in their entirety.

Section 6.5 Rights of Lender. For purposes of this Article VI, Borrowers shall obtain the approval of Lender for each matter requiring the approval of Mortgage Lender under the provisions of Sections 6.4 of the Mortgage Loan Agreement, with each reference in any such provisions to the “Loan” to include the Mortgage Loan and the Loan, and the reference in any such provisions to the “Maturity Date” to mean the Maturity Date, as defined herein. If (a) Mortgage Lender does not require the deposit by Mortgage Borrowers of the “Net Proceeds Deficiency” pursuant to Section 6.4(c)(vi) of the Mortgage Loan Agreement, (b) First Mezzanine Lender does not require the deposit by First Mezzanine Borrowers of the “Net Proceeds Deficiency” pursuant to Section 6.5 of the First Mezzanine Loan Agreement, or (c) Second Mezzanine Lender does not require the deposit by Second Mezzanine Borrowers of the “Net Proceeds Deficiency” pursuant to Section 6.5 of the Second Mezzanine Loan Agreement, Lender shall have the right to demand that Borrowers make a deposit of said “Net Proceeds Deficiency” in accordance with the terms of such Section (as if each reference therein to “Borrowers” and “Lender” referred to Borrowers and Lender, respectively).

ARTICLE VII.

RESERVE FUNDS

Section 7.1 Required Repair Fund.

(a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms and conditions set forth in Section 7.1 of the Mortgage Loan Agreement.

(b) In the event (i)(A) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the Required Repair Fund and the Required Repair Account pursuant to the terms of Section 7.1 of the Mortgage Loan Agreement, (B) First Mezzanine Lender waives the requirements of First Mezzanine Borrowers to maintain the Required Repair Fund and the Required Repair Account pursuant to the terms of Section 7.1 of the First Mezzanine Loan Agreement and (C) Second Mezzanine Lender waives the requirements of Second Mezzanine Borrowers to maintain the Required Repair Fund and the Required Repair Account pursuant to the terms of Section 7.1 of the Second Mezzanine Loan Agreement; or (ii) the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been repaid in full (without a prepayment of the Loan in full), Lender shall have the right to require Borrowers to establish and maintain an escrow that would operate in the same manner as the Required Repair Fund and the Required Repair Account in Section 7.1 of the Mortgage Loan Agreement and the provisions of Section 7.1 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference; provided, however, that all references to

“Borrowers,” “Lender” and “Event of Default” therein shall be deemed references to Borrowers, Lender and Event of Default as defined herein.

Section 7.2 Tax and Insurance Escrow Fund.

(a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms and conditions set forth in Section 7.2 of the Mortgage Loan Agreement.

(b) In the event (i)(A) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the Tax and Insurance Escrow Fund pursuant to the terms of Section 7.2 of the Mortgage Loan Agreement, (B) First Mezzanine Lender waives the requirements of First Mezzanine Borrowers to maintain the Tax and Insurance Escrow Fund pursuant to the terms of Section 7.2 of the First Mezzanine Loan Agreement and (C) Second Mezzanine Lender waives the requirements of Second Mezzanine Borrowers to maintain the Tax and Insurance Escrow Fund pursuant to the terms of Section 7.2 of the Second Mezzanine Loan Agreement; or (ii) the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been repaid in full (without a prepayment of the Loan in full), Lender shall have the right to require Borrowers to establish and maintain an escrow that would operate in the same manner as the Tax and Insurance Escrow Fund in Section 7.2 of the Mortgage Loan Agreement and the provisions of Section 7.2 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference; provided, however, that all references to “Borrowers,” “Lender” and “Event of Default” therein shall be deemed references to Borrowers, Lender and Event of Default as defined herein.

Section 7.3 Replacement Reserve Fund.

(a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms and conditions set forth in Section 7.3 of the Mortgage Loan Agreement.

(b) In the event (i)(A) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the Replacement Reserve Fund and the Replacement Reserve Account pursuant to the terms of Section 7.3 of the Mortgage Loan Agreement, (B) First Mezzanine Lender waives the requirements of First Mezzanine Borrowers to maintain the Replacement Reserve Fund and the Replacement Reserve Account pursuant to the terms of Section 7.3 of the First Mezzanine Loan Agreement and (C) Second Mezzanine Lender waives the requirements of Second Mezzanine Borrowers to maintain the Replacement Reserve Fund and the Replacement Reserve Account pursuant to the terms of Section 7.3 of the Second Mezzanine Loan Agreement; or (ii) the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been repaid in full (without a prepayment of the Loan in full), Lender shall have the right to require Borrowers to establish and maintain an escrow that would operate in the same manner as the Replacement Reserve Fund and the Replacement Reserve Account in Section 7.3 of the Mortgage Loan Agreement and the provisions of Section 7.3 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference; provided, however, that all references to “Borrowers,” “Lender” and “Event of Default” therein shall be deemed references to Borrowers, Lender and Event of Default as defined herein.

Section 7.4 Interest Reserve Fund.

(a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms and conditions set forth in Section 7.4 of the Mortgage Loan Agreement.

(b) In the event (i)(A) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the Interest Reserve Fund pursuant to the terms of Section 7.4 of the Mortgage Loan Agreement, (B) First Mezzanine Lender waives the requirements of First Mezzanine Borrowers to maintain the Interest Reserve Fund pursuant to the terms of Section 7.4 of the First Mezzanine Loan Agreement and (C) Second Mezzanine Lender waives the requirements of Second Mezzanine Borrowers to maintain the Interest Reserve Fund pursuant to the terms of Section 7.4 of the Second Mezzanine Loan Agreement; or (ii) the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been repaid in full (without a prepayment of the Loan in full), Lender shall have the right to require Borrowers to establish and maintain an escrow that would operate in the same manner as the Interest Reserve Fund in Section 7.4 of the Mortgage Loan Agreement and the provisions of Section 7.4 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference; provided, however, that all references to “Borrowers,” “Lender” and “Event of Default” therein shall be deemed references to Borrowers, Lender and Event of Default as defined herein.

Section 7.5 Initial Renovation Reserve Fund.

(a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms and conditions set forth in Section 7.5 of the Mortgage Loan Agreement.

(b) In the event (i)(A) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the Initial Renovation Reserve Fund and the Initial Renovation Reserve Account pursuant to the terms of Section 7.5 of the Mortgage Loan Agreement, (B) First Mezzanine Lender waives the requirements of First Mezzanine Borrowers to maintain the Initial Renovation Reserve Fund and the Initial Renovation Reserve Account pursuant to the terms of Section 7.5 of the First Mezzanine Loan Agreement and (C) Second Mezzanine Lender waives the requirements of Second Mezzanine Borrowers to maintain the Initial Renovation Reserve Fund and the Initial Renovation Reserve Account pursuant to the terms of Section 7.5 of the Second Mezzanine Loan Agreement; or (ii) the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been repaid in full (without a prepayment of the Loan in full), Lender shall have the right to require Borrowers to establish and maintain an escrow that would operate in the same manner as the Initial Renovation Reserve Fund and the Initial Renovation Reserve Account in Section 7.5 of the Mortgage Loan Agreement and the provisions of Section 7.5 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference; provided, however, that all references to “Borrowers,” “Lender” and “Event of Default” therein shall be deemed references to Borrowers, Lender and Event of Default as defined herein.

Section 7.6 General Reserve Fund.

(a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms and conditions set forth in Section 7.6 of the Mortgage Loan Agreement.

(b) In the event (i)(A) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the General Reserve Fund and the General Reserve Account pursuant to the terms of Section 7.6 of the Mortgage Loan Agreement, (B) First Mezzanine Lender waives the requirements of First Mezzanine Borrowers to maintain the General Reserve Fund and the General Reserve Account pursuant to the terms of Section 7.6 of the First Mezzanine Loan Agreement and (C) Second Mezzanine Lender waives the requirements of Second Mezzanine Borrowers to maintain the General Reserve Fund and the General Reserve Account pursuant to the terms of Section 7.6 of the Second Mezzanine Loan Agreement; or (ii) the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been repaid in full (without a prepayment of the Loan in full), Lender shall have the right to require Borrowers to establish and maintain an escrow that would operate in the same manner as the General Reserve Fund and the General Reserve Account in Section 7.6 of the Mortgage Loan Agreement and the provisions of Section 7.6 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference; provided, however, that all references to “Borrowers,” “Lender” and “Event of Default” therein shall be deemed references to Borrowers, Lender and Event of Default as defined herein.

Section 7.7 Construction Loan Reserve Fund.

(a) Borrowers shall cause Mortgage Borrowers to comply with all of the terms and conditions set forth in Section 7.7 of the Mortgage Loan Agreement.

(b) In the event (i)(A) Mortgage Lender waives the requirements of Mortgage Borrowers to maintain the Construction Loan Reserve Fund and the Construction Loan Reserve Account pursuant to the terms of Section 7.7 of the Mortgage Loan Agreement, (B) First Mezzanine Lender waives the requirements of First Mezzanine Borrowers to maintain the Construction Loan Reserve Fund and the Construction Loan Reserve Account pursuant to the terms of Section 7.7 of the First Mezzanine Loan Agreement and (C) Second Mezzanine Lender waives the requirements of Second Mezzanine Borrowers to maintain the Construction Loan Reserve Fund and the Construction Loan Reserve Account pursuant to the terms of Section 7.7 of the Second Mezzanine Loan Agreement; or (ii) the Mortgage Loan, the First Mezzanine Loan and the Second Mezzanine Loan have been repaid in full (without a prepayment of the Loan in full), Lender shall have the right to require Borrowers to establish and maintain an escrow that would operate in the same manner as the Construction Loan Reserve Fund and the Construction Loan Reserve Account in Section 7.7 of the Mortgage Loan Agreement and the provisions of Section 7.7 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference; provided, however, that all references to “Borrowers,” “Lender” and “Event of Default” therein shall be deemed references to Borrowers, Lender and Event of Default as defined herein.

Section 7.8 Reserve Funds, Generally.

(a) Borrowers hereby grant to Lender a first-priority perfected security interest in each of the Reserve Funds held by Lender and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Debt (in such order, proportion and priority as Lender may determine in its sole discretion), until the Debt is paid in full, with any amounts remaining being disbursed to Borrowers.

(c) Any amount remaining in any of the Reserve Funds after the Obligations have been satisfied shall be released to Borrowers. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) Except to the extent provided in the Mezzanine Loan Documents, Borrowers shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) The Reserve Funds shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Fund (with the exception of the Tax and Insurance Escrow Fund) shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that all interest or other earnings on the Tax and Insurance Escrow Fund shall be retained by Lender. Borrowers shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable Legal Requirements, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Fund is required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing. Borrowers shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (with the exception of the Tax and Insurance Escrow Fund). No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.8. Borrowers shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrowers promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(f) Borrowers, jointly and severally, shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, third party claims, demands, liabilities, actual losses, actual damages (excluding lost profits, diminution in value and other consequential damages), obligations and reasonable costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds held by Lender or the performance of the obligations for which the Reserve Funds were established, excluding matters arising from Lender’s or its agents’ fraud, willful misconduct, illegal acts or gross negligence. Borrowers shall assign to Lender all rights and claims any Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.9 Transfer of Mortgage Reserve Funds. If Mortgage Lender waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement, which reserves or escrow accounts are also required in accordance with the terms of this Article VII, or if the Mortgage Loan is paid off in full (without a prepayment of the Loan in full), then Borrowers shall cause any amounts that had been, or would have been, deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement to be deposited or transferred to Lender in accordance with the terms of this Article VII (and Borrowers shall enter into a cash management and lockbox agreement for the benefit of Lender substantially similar to the arrangement entered into between Mortgage Borrowers and Mortgage Lender at the time of the closing of the Mortgage Loan).

ARTICLE VIII.

DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Debt is not paid in full on the Maturity Date, (B) any Monthly Interest Payment or any required monthly deposit to any Reserve Fund is not paid in full on or before the related Payment Date, or (C) any other portion of the Debt is not paid within three (3) Business Days following notice to Borrowers that the same is due and payable;

(ii) if any of the Taxes or Other Charges are not paid prior to the date upon which any interest or late charges shall begin to accrue thereon, subject to Section 7.2 of the Mortgage Loan Agreement or Section 7.2 hereof, as applicable;

(iii) if the Policies are not kept in full force and effect;

(iv) if any Borrower Transfers or otherwise encumbers any portion of the Collateral or any interest therein, or if any Mortgage Borrower Transfers or otherwise encumbers any portion of any Property or any interest therein or the IP or any portion thereof, or any direct or indirect interest in any Transfer Restricted Party is Transferred, in each instance, in violation of the provisions of this Agreement and not otherwise consented to by Lender;

(v) if any representation or warranty made by any Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of any Borrower or any Restricted Party shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided, however, if such representation or warranty is susceptible of being cured, and Lender has not theretofore materially adversely relied thereon, Borrowers shall have the right to cure such representation or warranty within ten (10) Business Days of notice thereof;

(vi) if any Loan Party, HRHI or any Guarantor shall make an assignment for the benefit of any creditor (other than Lender);

(vii) if a receiver, liquidator or trustee shall be appointed for any Loan Party, HRHI or any Guarantor, or if any Loan Party, HRHI or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Loan Party, HRHI or any Guarantor, or if any proceeding for the dissolution or liquidation of any Loan Party, HRHI or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Loan Party, HRHI or any Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, and provided that such appointment was not initiated by Lender;

(viii) if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if any Borrower breaches any of its respective negative covenants contained in Section 5.2 hereof or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof, provided, however, that, unless otherwise addressed in any other clause of this Section 8.1(a), a breach of any covenant contained in Section 4.1.30, Section 5.1.11 or Section 5.2 hereof shall not constitute an Event of Default if (A) such breach is inadvertent and non-recurring, (B) if such breach is curable, Borrowers shall promptly cure such breach within thirty (30) days after notice thereof from Lender, and (C) with respect to a material breach of any material covenant contained in Section 4.1.30 hereof, within fifteen (15) Business Days of the request of Lender, Borrowers deliver to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if any Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default by any Mortgage Borrower has occurred and continues beyond any applicable cure period under any Management Agreement

(or any Replacement Management Agreement) and as a result of such default the Manager thereunder terminates or cancels such Management Agreement (or any Replacement Management Agreement);

(xiii) if a material default by Hotel/Casino Borrower has occurred and continues beyond any applicable cure period under the Liquor Management Agreement (or any Replacement Liquor Management Agreement) and as a result of such default the Liquor Manager thereunder terminates or cancels such Liquor Management Agreement (or any Replacement Liquor Management Agreement);

(xiv) if any Borrower or any other Loan Party fails to comply in any material respect with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof and such failure to comply continues after ten (10) Business Days notice thereof;

(xv) except as otherwise contemplated by the Loan Documents, if Hotel/Casino Borrower ceases to do business as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, including, without limitation, comparable food and beverage outlets and other amenities, (other than temporary cessation in connection with any diligent Restoration of the Hotel/Casino Property following a Casualty or Condemnation) and such failure continues after thirty (30) days notice from Lender thereof; provided, however, that if any such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and provided, further, that Borrowers shall have caused Mortgage Borrowers to commence to cure such failure within such thirty (30) day period and shall thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Mortgage Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days, subject to Excusable Delay;

(xvi) if (A) there shall occur any default by HRHI or Hotel/Casino Borrower under the HRHI Lease in the observance or performance of any term, covenant or condition on its part to be observed or performed and such failure shall continue beyond the expiration of all applicable notice and cure periods under the HRHI Lease, (B) if, without Lender’s prior written consent, the HRHI Lease shall be terminated, changed, modified or amended, other than ministerial non-monetary amendments or modifications, or (C) if, without Lender’s prior written consent, HRHI shall hold over at the expiration or earlier termination of the HRHI Lease;

(xvii) if (A) there shall occur any default by HRHI under the Gaming Sublease in the observance or performance of any term, covenant or condition on the part of HRHI to be observed or performed and such failure shall continue beyond the expiration of all applicable notice and cure periods under the Gaming Sublease, (B) any event shall occur which would cause the Gaming Sublease to terminate without notice or action by the Gaming Operator or which would entitle the Gaming Operator to terminate the Gaming Sublease by giving notice to

HRHI, (C) if HRHI shall waive, excuse, condone or in any way release or discharge the Gaming Operator of or from any of the Gaming Operator’s material obligations, covenants and/or conditions under the Gaming Sublease without the prior written consent of Lender, (D) if, without Lender’s prior written consent, HRHI shall terminate (or consent to or approve any such termination), change, modify or amend the Gaming Sublease, other than ministerial non-monetary amendments or modifications, (E) if HRHI shall fail to provide Gaming Employees as and to the extent required pursuant to Paragraph 7 of the HRHI Gaming Agreement, (F) if HRHI shall, without the consent of Mortgage Lender as provided in the HRHI Gaming Agreement, consent to or approve any matter requiring Mortgage Lender’s consent thereunder (other than a termination), in the event that either (1) Mortgage Lender has been materially damaged by such consent or approval or is reasonably likely to be materially damaged by such consent or approval with the further passage of time, or (2) HRHI is unable to rescind or void such consent or approval within thirty (30) days after notice from Mortgage Lender of its objection thereto, and/or (G) HRHI shall otherwise default under the Gaming Recognition Agreement or the HRHI Gaming Agreement and such default, if a monetary default, shall continue beyond the notice and cure period set forth in Section 8.1(a)(i)(C) hereof, or if a non-monetary default, shall continue beyond the notice and cure period set forth in Section 8.1(a)(xxiii) hereof;

(xviii) if at any time during the term of the Loan, for any reason (including, without limitation, the revocation, suspension or surrender of any required Governmental Approval), (A) the Gaming Operating Condition is not satisfied, provided, however, that if the Gaming Operating Condition is not satisfied at any time on or after February 2, 2008 through and including May 9, 2008, so long as (I) Mortgage Borrowers are diligently pursuing the satisfaction of the Gaming Operating Condition, (II) all Debt Service is being satisfied as and when due, and (III) no other Event of Default has occurred and is continuing, the failure of the Gaming Operating Condition to be satisfied during such period shall not constitute an Event of Default unless the Gaming Operating Condition shall remain unsatisfied beyond May 9, 2008; or (B) any Gaming License or finding of suitability held by the Gaming Operator shall be materially adversely modified, denied, suspended, revoked or canceled or allowed to lapse or if a notice of a material violation is issued under any Gaming License by the issuing agency or other Governmental Authority having jurisdiction, or any proceeding is commenced by any Governmental Authority for the purpose of modifying in any materially adverse respect, suspending, revoking or canceling any Gaming License in any materially adverse respect, in each case, which is not stayed within sixty (60) days after commencement thereof and the result of which is reasonably likely to be Mortgage Borrowers’ inability to continue to conduct gaming operations at the Hotel/Casino Property; provided, however, that during the course of any of the foregoing, substantially the same gaming operations are permitted to continue to operate at the Hotel/Casino Property, or any Governmental Authority shall have appointed a conservator, supervisor or trustee with respect to the Casino Component or the Hotel/Casino Property;

(xix) if at any time during the term of the Loan, for any reason (including, without limitation, the revocation, suspension or surrender of any required Governmental Approval), the alcoholic beverage services at the Hotel/Casino Property (A) are not being managed by a Qualified Liquor Manager pursuant to the Liquor Management Agreement or a Replacement Liquor Management Agreement;

(xx) if HRHI shall fail to provide liquor management services following an Event of Default or a foreclosure of the Mortgage as and to the extent required pursuant to Sections 5(a) or 5(b) of the Assignment of Liquor Management Agreement;

(xxi) in the event that Gaming Borrower shall ever become the Gaming Operator pursuant to Article XII hereof, if Gaming Borrower thereafter shall fail to provide gaming operation services for the Hotel/Casino Property following an Event of Default or a foreclosure of the Mortgage as and to the extent required pursuant to Section 12.1(e) hereof;

(xxii) in the event that Gaming Borrower, any other Mortgage Borrower or any Affiliate thereof shall ever become the Liquor Manager, if Gaming Borrower, such other Mortgage Borrower or such Affiliate thereof thereafter shall fail to provide liquor management services following an Event of Default or following the transfer of the Hotel/Casino Property to a Mortgage Lender Successor Owner as and to the extent required pursuant to Section 5.1.23(c) of the Mortgage Loan Agreement and Section 5.1.23(c) hereof;

(xxiii) if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document, in each instance, not specified in subsections (i) to (xxii) above, for ten (10) Business Days after notice to Borrowers from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if any such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and provided further that Borrowers shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days, subject to Excusable Delay;

(xxiv) the occurrence of any event that is expressly specified to be an Event of Default in this Agreement or any other Loan Document;

(xxv) if the Liens created pursuant to the Pledge Agreement or any other Loan Document shall cease to be a fully perfected enforceable first priority security interest effective under the Gaming Laws or if there shall be a default under the Pledge Agreement beyond any applicable notice and cure periods contained in the Pledge Agreement;

(xxvi) if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxvii) if a Mortgage Event of Default shall occur and be continuing;

(xxviii) if a First Mezzanine Event of Default shall occur and be continuing; or

(xxix) if a Second Mezzanine Event of Default shall occur and be continuing.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, to the extent permitted by applicable law, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrowers and in and to any Property and/or the IP and/or the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers, any Property and/or the IP and/or the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all Other Obligations of Borrowers hereunder and under the other Loan Documents shall, to the extent permitted by applicable law, immediately and automatically become due and payable, without notice or demand, and each Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, subject to applicable Gaming Laws, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents, in each case to the extent permitted by applicable law. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, each Borrower agrees, to the extent permitted by applicable law, that if an

Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Pledge Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) During the continuance of an Event of Default, with respect to each Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Collateral or any particular portion of the Collateral for the satisfaction of any of the obligations in preference or priority to any other collateral, and Lender may seek satisfaction out of the Collateral or any part thereof, in its absolute discretion in respect of the Obligations. In addition, to the extent permitted by applicable law, Lender shall have the right from time to time to partially foreclose upon the Collateral under the Pledge Agreement in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of interest, Lender may foreclose upon the Collateral under the Pledge Agreement to recover such delinquent payments, and/or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose upon the Collateral under the Pledge Agreement to recover so much of the Outstanding Principal Balance as Lender may accelerate and such other sums secured by the Pledge Agreement as Lender may elect in its sole discretion. Notwithstanding one or more partial foreclosures, the Collateral and any other collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.

(c) Subject to applicable Gaming Laws, Lender shall have the right, at Lender’s sole cost and expense except during the continuance of an Event of Default, in which event the same shall be at Borrowers’ sole cost and expense, from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, provided that Borrowers’ liability or obligation shall not be increased by such severance. Borrowers shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Subject to applicable Gaming Laws, each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrowers by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization and expressly provided pursuant to Section 9.1 hereof, (i) Borrowers shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the

Loan Documents (modified to reflect the current status of such representations and warranties) and any such representations and warranties contained in the Severed Loan Documents will be given by Borrowers only as of the Closing Date.

(d) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrowers pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to any Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by any Borrower or to impair any remedy, right or power consequent thereon.

(e) To the extent permitted by applicable law, any amounts recovered from the Collateral or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f) Upon the occurrence and during the continuance of an Event of Default, Lender may declare all unpaid principal of and accrued interest on the Note, together with all other sums payable under the Loan Documents, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, anything in the Loan Documents to the contrary notwithstanding, and without presentation, protest or further demand or notice of any kind, all of which are expressly hereby waived by Borrowers to the extent permitted by applicable law.

Section 8.3 Right to Cure Defaults. Upon the occurrence and during the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrowers and without releasing Borrowers from any obligation hereunder, make any payment or do any act required of Borrowers hereunder in such manner and to such extent as Lender may deem necessary to protect the security hereof. Subject to the terms of the Mortgage Loan Agreement, Lender is authorized to enter upon any Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Properties for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and shall be secured by the Pledge Agreement and enforced as a lien against the Collateral and shall be immediately due and payable upon demand by Lender therefor.

ARTICLE IX.

SPECIAL PROVISIONS

Section 9.1 Sale of Note and Securitization. (a) Borrowers acknowledge and agree that, at any time from and after the Closing Date, Lender may sell all or any portion of the Loan and the Loan Documents, or require Borrowers to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or issue one or more participations therein and/or syndicate the Loan, which restructuring may include the restructuring of a portion of the Loan to one or more of the foregoing or into one or more additional mezzanine loans to the direct and/or indirect owners of the equity interests in Borrowers as reasonably, mutually determined by Lender and Borrowers and that are direct or indirect subsidiaries of HR Holdings, secured by a pledge of such interests, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrowers under this Agreement, Borrowers shall use commercially reasonable good faith efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, including, without limitation, to:

(i) provide additional and/or updated Provided Information or other information with respect to the Properties, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral and/or the Collateral reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies, together with, if customary or if otherwise requested by any Rating Agency, appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(ii) review descriptive materials for presentations to any or all of the Rating Agencies, and work with third-party service providers engaged to obtain, collect, and deliver information reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies;

(iii) if required by any Rating Agency, (A) deliver updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, the IP, the Collateral, any Loan Party, HRHI, any Guarantor, any of their respective Affiliates and the Loan Documents, and (B) amend the Special Purpose Entity provisions of the organizational documents for each Loan Party, which counsel opinions and amendments to the organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(iv) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements and/or other agreements from parties to agreements that affect any of the Properties, the IP or the Collateral, which estoppel letters, subordination agreements and other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(v) provide, as of the closing date of the Securitization, updated representations and warranties made in the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties made in the Loan Documents to the extent they are true as of the closing of the Securitization;

(vi) execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies to effect such Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate of the Loan), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan, provided, however, that (A) such new notes or modified note will not change the interest rate, the stated maturity or the amortization of principal set forth in the Note unless the varying interest rates shall have the same initial weighted average coupon of the original Note, (B) such amendments to the Loan Documents or the new notes or modified note will not modify or amend any other economic or material term of the Loan in a manner materially adverse to any Loan Party, HRHI or Guarantors or any of their respective Constituent Members, or (C) such amendments to the Loan Documents will not materially increase any Loan Party’s or Guarantors’ obligations and liabilities under the Loan Documents or materially decrease the rights of Borrowers under the Loan Documents;

(vii) if requested by Lender, review any information regarding any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral, any Loan Party, any Mezzanine Borrower, HRHI, the Gaming Operator, any Manager, the Liquor Manager and/or the Loan which is contained in any preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(viii) supply to Lender such documentation, financial statements and reports concerning any Loan Party, any Mezzanine Borrower, HRHI, any Guarantor, the Loan, any Property, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral and/or the Collateral in form and substance required in order to comply with any applicable securities laws.

(b) Lender shall pay all reasonable third party costs and expenses (excluding fees and expenses of Borrower’s legal counsel) in excess of Twenty Thousand

Dollars ($20,000) incurred by Borrowers in connection with Borrowers’ complying with requests made under this Section 9.1 and/or under Section 9.2 hereof, provided, however, the fees and expenses of Borrowers’ legal counsel and Borrowers’ administrative costs shall not be included in such amount and Borrowers shall remain at all times responsible for the fees and expenses of their legal counsel and their own administrative costs. In addition to the foregoing, Lender expressly acknowledges and agrees that Borrowers shall not be required to pay any Rating Agency surveillance charges.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event of a Securitization that involves a participation or restructuring into one or more additional mezzanine loans, Borrowers shall not be required to deliver Rating Agency confirmations in accordance with the terms and conditions of this Agreement at any time that rated Securities are not outstanding.

(d) In the event that Lender shall sell all or any portion of the Loan or any participation therein as permitted pursuant to Section 9.1(a) above, Borrowers acknowledge and agree that such sale or participation may include some of or the entire obligation to fund the Construction Holdback (the “Future Funding Obligation”). In furtherance of the foregoing, Borrowers hereby agree that Lender and/or any such assignee or participant may assign, transfer or sell all or any portion of its Future Funding Obligation and shall thereafter be relieved of such Future Funding Obligation, provided that such assignee at the time of assignment assumes such Future Funding Obligation in writing in a manner directly enforceable by, and reasonably acceptable to, Borrowers and a copy of such assumption is delivered to Borrowers. At such time as Lender has so transferred the entire Future Funding Obligation pursuant to this Section 9.1(d), the named Lender hereunder shall have no Future Funding Obligation hereunder.

Section 9.2 Re-Dating. In connection with a Securitization or other sale of all or a portion of the Loan, Lender shall have the right to modify all operative dates (including, but not limited to, payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days (such action and all related action is a “Re-Dating”) so long as such modification shall not have a materially adverse effect on Borrowers. Borrowers shall cooperate with Lender to implement any Re-Dating. If any Borrower fails to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as each Borrower’s attorney-in-fact to execute any and all documents necessary to accomplish the Re-Dating, the foregoing power of attorney being coupled with an interest.

Section 9.3 Securitization Indemnification. (a) Each Borrower understands that information provided to Lender by Borrowers and their agents, counsel and representatives may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to a Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrowers will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Upon Lender’s reasonable request, Borrowers shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrowers have examined such Disclosure Documents specified by Lender and that to each Borrower’s actual knowledge, each such Disclosure Document, as it relates to the Loan Parties, the Loan Parties’ Affiliates, Guarantors, HRHI, the Properties, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral, the Managers, the Liquor Manager, the Gaming Operator and/or the Loan, does not contain any untrue statement of a material fact or omit to state a material fact in each Borrower’s actual knowledge necessary in order to make the statements made, in the light of the circumstances under which they were made, not materially misleading, (B) jointly and severally indemnifying Lender, Credit Suisse (whether or not it is Lender), any Affiliate of Lender or Credit Suisse that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender or Credit Suisse that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any out-of-pocket losses, third party claims, actual damages (but not lost revenues, diminution in value and other consequential damages) or liabilities (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Disclosure Document specified by Lender for Borrowers’ review, as it relates to any Loan Party, any Loan Party’s Affiliates, Guarantors, HRHI, the Properties, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral, the Managers, the Liquor Manager, the Gaming Operator and/or the Loan, known by any Borrower to be untrue or arise out of or are based upon the omission or alleged omission to state therein a material fact in any Borrower’s actual knowledge, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (C) agreeing to reimburse each Indemnified Person for any reasonable legal or other reasonable expenses reasonably incurred by such Indemnified Person in connection with investigating or defending the Liabilities; provided, however, that Borrowers will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liabilities arise out of or are based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by Borrowers in connection with the preparation of any Disclosure Document(s) or in connection with the underwriting or closing of the Loan or in the ordinary course of the Loan, including, without limitation, financial statements of any Loan Party, operating statements and rent rolls with respect to any of the Properties. This indemnity agreement will be in addition to any liability which any Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not a separate indemnification agreement is provided.

(c) In connection with Exchange Act Filings, Borrowers, jointly and severally, shall (i) indemnify the Indemnified Persons for Liabilities to which any such Indemnified Persons may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in any Disclosure Documents specified by Lender for Borrowers’ review, as it relates to the Loan Parties, the Loan Parties’ Affiliates, Guarantors, HRHI, the Properties, the IP, the First Mezzanine Collateral, the Second Mezzanine Collateral, the Collateral, the Managers, the Liquor Manager, the Gaming Operator and/or the Loan, or the omission or alleged omission to state in any such Disclosure Document a material fact in any Loan Party’s actual knowledge, required to be stated in such Disclosure Document in order to make the statements in such Disclosure Document, in light of the circumstances under which they were made, not misleading, and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses reasonably incurred by such Indemnified Person in connection with defending or investigating the Liabilities; provided, however, that Borrowers will be liable in any such case under clauses (i) or (ii) above only to the extent that any such Liabilities arise out of or are based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by Borrowers in connection with the preparation of any Disclosure Document(s) or in connection with the underwriting or closing of the Loan or in the ordinary course of the Loan, including, without limitation, financial statements of any Loan Party, operating statements and rent rolls with respect to any of the Properties.

(d) Promptly after receipt by an Indemnified Person under this Section 9.3 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against Borrowers under this Section 9.3, notify Borrowers in writing of the commencement thereof, but the omission to so notify Borrowers will not relieve any Borrower from any liability which any Borrower may have to any Indemnified Person hereunder except to the extent that such failure to notify causes material prejudice to any Borrower. In the event that any action is brought against any Indemnified Person, and it notifies Borrowers of the commencement thereof, Borrowers will be entitled to participate therein and, to the extent that they may elect by written notice delivered to such Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person. After notice from Borrowers to such Indemnified Person under this Section 9.3, such Indemnified Person shall pay for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the Indemnified Person and any Borrower and the Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different from or additional to those available to Borrowers, the Indemnified Person(s) shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person(s) at the cost of Borrowers. Borrowers shall not be liable for the expenses of more than one separate counsel unless any Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of Credit Suisse or Lender, as applicable (which consent shall not be unreasonably withheld), no Borrower shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding)

unless Borrowers shall have given Credit Suisse or Lender, as applicable, reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. As long as Borrowers have complied with their obligations to defend and indemnify hereunder, Borrowers shall not be liable for any settlement made by any Indemnified Person without the consent of Borrowers (which consent shall not be unreasonably withheld).

(f) Borrowers agree that if any indemnification or reimbursement sought pursuant to this Section 9.3 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.3), then Borrowers, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to Borrowers, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of Borrowers, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (A) Lender’s and Borrowers’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted; and (B) the opportunity to correct and prevent any statement or omission. Notwithstanding the provisions of this Section 9.3, no Person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any other Person who is not also found liable for such fraudulent misrepresentation.

(g) Borrowers agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.3 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrowers further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.3.

(h) Subject to the provisions of Section 9.4(a) hereof, the liabilities and obligations of Borrowers and Lender under this Section 9.3 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.4 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrowers to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against any Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against any Borrower only to the extent of such Borrower’s interest in the Collateral, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against any Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 9.4(a) shall not, however, (A) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (B) impair the right of Lender to name any Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (C) affect the validity or enforceability of or any guaranty made in connection with the Loan, including, without limitation, the Non-Recourse Guaranty, the Non-Qualified Prepayment Guaranty, the Closing Completion Guaranty, the Construction Completion Guaranty and the HRHI Guaranty, or any of the rights and remedies of Lender thereunder; (D) impair the right of Lender to obtain the appointment of a receiver; (E) constitute a prohibition against Lender seeking a deficiency judgment against any Borrower in order to fully realize the security granted by the Pledge Agreement or commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (F) constitute a waiver of the right of Lender to enforce the liability and obligation of any Borrower, by money judgment or otherwise, to the extent of any actual loss, damage (excluding any lost revenue, diminution of value and other consequential damages), reasonable cost, reasonable expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by any Loan Party, HRHI, any Guarantor or any of their respective principals, officers, agents or employees in connection with the Loan;

(ii) physical waste to any Property arising from the intentional misconduct or gross negligence of any Loan Party, HRHI, any Guarantor or any of their respective principals, officers, agents or employees and/or any removal of any asset forming a part of any Property in violation of this Agreement or the other Loan Documents;

(iii) Intentionally Omitted;

(iv) the misappropriation or conversion by any Loan Party, by any Person Controlled by any Loan Party, including, without limitation, any Affiliated Manager, a Liquor Manager who is an Affiliate of any Loan Party or a Gaming Operator who is an Affiliate of any Loan Party, by any agent of any Loan Party, or by any other Person with whom any Loan Party shall collude or cooperate, of (A) any Insurance Proceeds paid by reason of any Casualty, to the extent so misappropriated or converted; (B) any Awards received in connection with a Condemnation, to the extent so misappropriated or converted; (C) any Rents or other Gross Income from Operations not delivered to Lender following and during the continuance of an Event of Default and not otherwise used to pay actual, customary Operating Expenses reflected on the Approved Annual Budget then in effect, including, without limitation, (I) any income, proceeds or other amounts received by any Loan Party under the Gaming Sublease, and/or (II) without duplication of the foregoing clause (I), any income, proceeds or revenue generated from gaming activities at any Property, in each of the foregoing instances, to the extent so misappropriated or converted; (D) any Rents paid more than one (1) month in advance in violation of this Agreement or the other Loan Documents, to the extent so misappropriated or converted; and/or (E) any security deposits, to the extent so misappropriated or converted;

(v) the failure of any Loan Party to pay (or to deposit into the Mortgage Reserve Funds or the Reserve Funds, if applicable, amounts sufficient to pay) all Taxes and all other costs giving rise to any Lien on any portion of the Collateral or any Property or the IP with priority over or equal to the Lien of the Loan Documents in violation of this Agreement or the other Loan Documents, to the extent that there is sufficient Gross Income from Operations to make such payments (or deposits, as applicable);

(vi) if any Loan Party fails to maintain its status as a Special Purpose Entity as required pursuant to the terms hereof;

(vii) if any Loan Party fails to obtain Lender’s consent to any subordinate financing, mortgage or other voluntary Lien encumbering the Collateral, any Property or the IP other than Permitted Encumbrances and Permitted IP Encumbrances;

(viii) the failure to maintain insurance coverage under blanket insurance policies to the extent permitted under this Agreement;

(ix) if any of the events set forth in clauses (a), (b) or (c) of Section 5.2.11 hereof shall occur without the prior approval of Lender;

(x) if any of the restrictions to Transfer set forth in Section 5.2.10 hereof or in any of the other Loan Documents are violated;

(xi) if Lender or any Affiliate thereof shall succeed to the interest of HRHI under the Gaming Sublease following a foreclosure, deed in lieu of foreclosure or similar transfer, any actual loss, cost, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) suffered by Lender or such Affiliate as a result of: (A) any act, omission, neglect or default of HRHI under the Gaming Sublease, (B) any claim, defense, counterclaim or offset which the Gaming Operator may have under the Gaming Sublease against HRHI, (C) any obligation to make any payment to the Gaming Operator under the Gaming Sublease which was required to be made by or on behalf of HRHI prior to the time Lender or such Affiliate succeeded to HRHI’s interest under the Gaming Sublease, (D) any monies deposited with HRHI under the Gaming Sublease, except to the extent such monies are actually received by Lender or such Affiliate, (E) any obligation to complete or permit the construction of any improvements under the Gaming Sublease arising while HRHI was the sublandlord under the Gaming Sublease, and/or (F) any default by HRHI under the Gaming Lease beyond applicable notice and cure periods;

(xii) if HRHI or any Affiliate thereof shall send a notice to Gaming Operator under Section 6(a), (c) or (d) of the Gaming Recognition Agreement which conflicts with any notice theretofore sent by Lender to Gaming Operator under said Section 6(a), (c) or (d), as applicable, of the Gaming Recognition Agreement; provided, however, that the liability under this clause (xii) shall be limited to all fees and costs incurred by Gaming Operator in bringing and pursuing any interpleader action contemplated by said Section 6(a), (c) or (d), as applicable, and only to the extent that Gaming Operator seeks to recover and/or does recover such fees and expenses from Lender;

(xiii) if HRHI shall fail to provide Gaming Employees for the operation of gaming activities at the Hotel/Casino Property as and to the extent required pursuant to Paragraph 7 of the HRHI Gaming Agreement;

(xiv) in the event that Gaming Borrower shall ever become the Gaming Operator pursuant to Article XII hereof, if Gaming Borrower thereafter shall fail to provide gaming operation services for the Hotel/Casino Property following an Event of Default or a foreclosure of the Mortgage as and to the extent required pursuant to Section 12.1(e) hereof;

(xv) in the event that HRHI, Gaming Borrower, any other Loan Party or any Affiliate thereof shall be the Liquor Manager, if HRHI, Gaming Borrower, such other Loan Party or such Affiliate thereof shall fail to provide liquor management services for the Hotel/Casino Property following an Event of Default or a foreclosure of the Mortgage as and to the extent required (A) as to HRHI, pursuant to Sections 5(a) or 5(b) of the Assignment of Liquor Management Agreement, as applicable, and (B) as to Gaming Borrower, any other Mortgage Borrower or any Affiliate thereof, pursuant to Section 5.1.23(c) hereof;

(xvi) in connection with the $250,000.00 lease termination fee pursuant to Section 3.2(B) of that certain Lease by and between PM Realty, LLC and HRHI, as landlord, and Mr. Chow of Las Vegas, LLC, as tenant, dated December 24, 2004;

(xvii) as a result of the imposition of any tax provided in NRS §§375.020 and 375.023 with respect to the merger transaction contemplated under the Merger Agreement and/or the subsequent conveyance of the Hotel/Casino Property (A) to HRHH Gaming Junior Mezz, LLC, and then (B) to Gaming Mezz Borrower, and then (iii) to Hotel/Casino Borrower, provided, however, that any liability under this clause (xvii) shall terminate upon the payment in full of the Debt;

(xviii) as a result of Adjacent Borrower selling or attempting to sell any Partial Release Parcel or any Partial Adjacent Parcel in accordance with the procedures set forth in Section 2.5.1(f) or 2.5.2(f) of the Mortgage Loan Agreement, as applicable, rather than pursuant to a customary direct deed transfer, including, without limitation, (A) the imposition of any tax (including interest and penalties) provided in NRS §§375.020 and 375.023, (B) in connection with any Bankruptcy Action filed by or against any Subsidiary Transferee prior to or following the consummation of such sale, and/or (C) in connection with any delay in accomplishing any of the steps identified in said Section 2.5.1(f) or 2.5.2(f) of the Mortgage Loan Agreement, as applicable; and/or

(xix) any Interest Shortfall existing on any Payment Date (A) occurring after February 2, 2008, if on or after February 2, 2008 the Gaming Operating Condition is not satisfied, and (B) ending with (and including) the May 9, 2008 Payment Date.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrowers in the event of: (i) any Loan Party, HRHI or both Guarantors filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against any Loan Party, HRHI or both Guarantors under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by or on behalf of any Person other than Lender, and such petition is not dismissed within ninety (90) days after filing, or any Loan Party, or any Affiliate of any of them who Controls any Loan Party, or HRHI or both Guarantors, solicit or cause to be solicited petitioning creditors for any involuntary petition against any Loan Party, HRHI or both Guarantors from any Person (other than if requested to do so by or on behalf of Lender); (iii) any Loan Party, HRHI or both Guarantors filing an answer consenting to, or any Loan Party, HRHI or both Guarantors, or any Affiliate of any of them who Controls any Loan Party, otherwise consenting to or acquiescing or joining in, any involuntary petition filed against any Loan Party, HRHI or both Guarantors, by any other Person (other than if filed by or on behalf of Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iv) any Loan Party, HRHI or both Guarantors, or any Affiliate of any of them who Controls any Loan Party, consenting to or acquiescing or joining in an application for the appointment of a custodian, receiver, trustee or examiner for any Loan Party or any portion of any Property or any portion of the IP or the Collateral (other than any such appointment at the request or petition of Lender); (v) any Loan Party, HRHI or both Guarantors voluntarily making an assignment for the benefit of creditors (other than Lender), or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; and/or (vi) Gaming Mezz Borrower failing to comply, or cause compliance by the applicable Loan Party, with the requirements of the Gaming Laws to obtain the approval of the Gaming Authorities of the pledge of the Gaming Securities pursuant to Section 17(b) of the Pledge Agreement (it being understood and agreed that Borrowers shall have no liability under this clause (vi) to the extent arising from the failure of Lender to reasonably cooperate with the Gaming Authorities in connection with such Gaming Law requirements to the extent necessary); unless, in the case of any of the foregoing clauses (i), (ii), (iii), (iv), (v) or (vi) as it relates to or affects both Guarantors, one or more guarantors acceptable to Lender in its sole discretion remains or becomes a guarantor of the Loan.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, and except for (1) Guarantors’ obligations under the Non-Recourse Guaranty, the Non-Qualified Prepayment Guaranty, the Closing Completion Guaranty and the Construction Completion Guaranty, (2) HRHI’s obligations under the HRHI Guaranty, and (3) with respect to the DLJ Guarantor, DLJ Merchant Banking Partners IV, L.P., MBP IV Plan Investors, L.P., DLJMB HRH Co-Investments, L.P., DLJ Offshore Partners IV, L.P., and DLJ Merchant Banking Partners IV (Pacific), L.P. (such limited partnerships, collectively, the “DLJMB Parties”) as provided in the DLJMB Commitment Letter, no present or future Constituent Member in any Borrower, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in any Borrower or of or in any Person that is or becomes a Constituent Member in any Borrower, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. In addition, Lender, for itself and its successors and assigns, acknowledges and agrees that neither Borrowers, nor any Constituent Member, nor any other party, is assuming any personal liability, directly or indirectly, under or in connection with any agreement, lease, instrument, claim or right constituting a part of any Property, the IP or the Collateral or to which any Property, the IP or the Collateral is now or hereafter subject, except as may be expressly set forth therein.

For purposes of this Agreement and each of the other Loan Documents, neither the negative capital account of any Constituent Member in any Borrower nor any obligation of any Constituent Member in any Borrower to restore a negative capital account or to contribute or loan capital to any Borrower or to any other Constituent Member in any Borrower shall at any time be deemed to be the property or an asset of such Borrower (or any such other Constituent Member) and neither Lender nor any of its successors or assigns shall have any right to collect, enforce or proceed against any Constituent Member with respect to any such negative capital account or obligation to restore, contribute or loan.

(b) Notwithstanding anything to the contrary contained herein, Borrowers agree that they will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, or principal of any Indemnified Person arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 9.5 Matters Concerning Managers and Liquor Manager.

9.5.1 If (a) an Event of Default occurs and is continuing, (b) without the consent of Lender, Morgans Parent ceases to Control any Manager, unless following such change of Control, each affected Manager still constitutes a Qualified Manager, (c) any Manager shall become bankrupt or insolvent, or (d) any Manager commits fraud, gross negligence, willful misconduct or misappropriation of funds with respect to any Mortgage Borrower and/or any Property and/or the IP or any material default otherwise occurs under any Management Agreement beyond any applicable grace and cure periods, Borrowers shall cause the applicable Mortgage Borrower to, at the request of Lender, terminate the applicable Management Agreement and replace the Manager thereunder with a Qualified Manager pursuant to a

Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates. If (i) an Event of Default occurs and is continuing, (ii) Sub-Manager shall become bankrupt or insolvent, or (iii) Sub-Manager commits fraud, gross negligence, willful misconduct or misappropriation of funds with respect to any Mortgage Borrower and/or any Property or any material default otherwise occurs under the Sub-Management Agreement beyond any applicable grace and cure periods, Borrowers shall cause the applicable Mortgage Borrower to, at the request of Lender, terminate the Sub-Management Agreement and amend an existing Management Agreement to include the duties previously delegated under the Sub-Management Agreement (if not already included therein).

9.5.2 If (a) an Event of Default occurs and is continuing, (b) without the consent of Lender, HR Holdings ceases to Control the Liquor Manager, unless following such change of Control, the Liquor Manager still constitutes a Qualified Liquor Manager, (c) the Liquor Manager shall become bankrupt or insolvent, or (d) the Liquor Manager commits fraud, gross negligence, willful misconduct or misappropriation of funds with respect to Hotel/Casino Borrower and/or the Hotel/Casino Property or any material default otherwise occurs under the Liquor Management Agreement beyond any applicable grace and cure periods, Borrowers shall cause Hotel/Casino Borrower to, at the request of Lender, terminate the Liquor Management Agreement and replace the Liquor Manager thereunder with a Qualified Liquor Manager pursuant to a Replacement Liquor Management Agreement, it being understood and agreed that the management fee for such Qualified Liquor Manager shall not exceed then prevailing market rates; provided, however, that in no event shall Hotel/Casino Borrower be required to terminate such Liquor Manager if such immediate termination would require cessation of liquor-related activities at any of the Properties and, in such event, (i) such termination shall occur immediately upon the ability of Hotel/Casino Borrower to transfer such liquor operations to a Qualified Liquor Manager as required herein, and (ii) Borrowers shall cause Hotel/Casino Borrower to, at its sole cost and expense, diligently pursue the engagement and licensing of a replacement Qualified Liquor Manager.

Section 9.6 Matters Concerning Gaming Operator. If (a) the Gaming Operator commits fraud, gross negligence or willful misconduct with respect to the Hotel/Casino Property or any material default otherwise occurs under the Gaming Sublease beyond any applicable grace and cure periods, or (b) the Gaming Operator (i) has its gaming license suspended or revoked, (ii) allows its gaming license to lapse, or (iii) may not lawfully operate gaming at the Hotel/Casino Property pursuant to any Legal Requirements or the order of any Governmental Authority, Borrowers shall cause Hotel/Casino Borrower to, at the request of Lender and to the extent permitted by applicable Legal Requirements and the requirements of any Gaming Authorities, cause HRHI to terminate the Gaming Sublease and replace the Gaming Operator with a Qualified Gaming Operator pursuant to a new gaming sublease or similar agreement and a new recognition agreement, in each instance reasonably acceptable to Lender; provided, however, that in no event shall Hotel/Casino Borrower be required to terminate such Gaming Operator if such immediate termination would require cessation of gaming-related activities at the Hotel/Casino Property and, in such event, (A) such termination shall occur immediately upon the ability of Hotel/Casino Borrower to transfer such gaming operations to a Qualified Gaming Operator as required herein, and (B) Borrowers shall cause Hotel/Casino Borrower to, at its sole cost and expense, diligently pursue the engagement and licensing of a replacement Qualified Gaming Operator.

Section 9.7 Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrowers shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement nor shall Borrowers be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

(b) Lender shall endeavor in good faith (without liability for failure to do so) to provide Borrowers with notification of any change in the Person servicing the Loan; provided that it is expressly acknowledged and agreed by Lender that it shall not constitute a Default or Event of Default hereunder if due to such failure to provide notification Borrowers send any payments required to be made hereunder to Lender or any predecessor Person servicing the Loan.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of any Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not unreasonably withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from unreasonably delaying or conditioning such consent or approval. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

Section 10.3 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN ANY REAL PROPERTY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE REAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) NOTWITHSTANDING THE FOREGOING, THIS AGREEMENT IS SUBJECT TO THE GAMING LAWS. LENDER EXPRESSLY ACKNOWLEDGES AND AGREES THAT ALL RIGHTS, REMEDIES, POWERS AND OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT MAY BE EXERCISED ONLY TO THE EXTENT THAT THE EXERCISE THEREOF DOES NOT VIOLATE ANY APPLICABLE PROVISIONS OF THE GAMING LAWS AND ONLY TO THE EXTENT THAT ANY APPLICABLE REQUIRED APPROVAL OF ANY GAMING AUTHORITY (INCLUDING PRIOR APPROVALS) IS OBTAINED. NOTWITHSTANDING THE FOREGOING, BORROWERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FACT THAT ANY GAMING LAW OR THE LACK OF APPROVAL FROM ANY GAMING AUTHORITY MAY PREVENT ANY BORROWER OR ANY OTHER PERSON FROM TAKING ANY ACTION OR FULFILLING ANY OBLIGATION HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT WHICH RESULTS IN THE OCCURRENCE OF AN

EVENT OF DEFAULT AND/OR A CIRCUMSTANCE GIVING RISE TO RECOURSE LIABILITY UNDER SECTION 9.4(a) HEREOF, SHALL NOT, IN ANY MANNER, LIMIT OR VITIATE OR BE DEEMED TO LIMIT OR VITIATE SUCH EVENT OF DEFAULT OR SUCH CIRCUMSTANCE GIVING RISE TO RECOURSE LIABILITY IN ANY MANNER WHATSOEVER.

(c) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL, AT LENDER’S OPTION, BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any Borrower, shall entitle such Borrower or any other Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. Except as otherwise required by applicable law, all notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (each, a “Notice”) shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by reputable overnight courier, (c) sent by (i) certified or registered United States mail, postage prepaid, return receipt requested or (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by telecopier (with answer back acknowledged and followed by a hard copy via one of the other methods described above), addressed as follows (or to such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010
Attention: Edmund Taylor Facsimile No.: (212) 352-8106

with a copy to:	Column Financial, Inc. One Madison Avenue New York, New York 10019
Legal and Compliance Department Attention: Casey McCutcheon, Esq. Facsimile No.: (917) 326-8433

with a copy to:	Thelen Reid Brown Raysman & Steiner LLP 875 Third Avenue New York, New York 10022
Attention: Jeffrey B. Steiner, Esq. Facsimile No.: (212) 603-2001 Hard Rock/Rand Peppas

If to Borrowers:	HRHH Gaming Junior Mezz Two, LLC
and
HRHH JV Junior Mezz Two, LLC
c/o Morgans Hotel Group Co.
475 Tenth Avenue New York, New York 10018 Re: Hard Rock
Attention: Marc Gordon, Chief Investment Officer Facsimile No.: (212) 277-4201

With a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street 29th Floor
New York, New York 10019 Attention: Stephen Gellman, Esq. Facsimile No.: (212) 403-2000

With a copy to:	DLJ Merchant Banking Partners 11 Madison Avenue New York, New York 10010
Attention: Ryan Sprott Facsimile No.: (212) 743-1667

With a copy to:	Latham & Watkins LLP 885 Third Avenue Suite 1000
New York, New York 10022 Attention: Michelle Kelban, Esq. Facsimile No.: (212) 751-4864

With a copy to:	Latham & Watkins LLP 633 West Fifth Street Suite 4000
Los Angeles, California 90071 Attention: Paul Fuhrman, Esq. Facsimile No.: (213) 891-8763

A Notice shall be deemed to have been given: in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission on a Business Day after advice by telephone to recipient that a telecopy Notice is forthcoming; provided, that within three (3) Business Days thereafter, a hard copy of such Notice shall have been delivered pursuant to the provisions of clause (a), (b) or (c) of this Section 10.6. Any failure to deliver a Notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a Notice, shall be deemed to have been given when delivery was attempted. Any Notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel. Additionally, any Notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer. Any Notice sent to one Borrower shall constitute and shall be deemed to constitute such Notice to all Borrowers.

Section 10.7 Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the Obligations of Borrowers hereunder. To the extent Borrowers make a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Each Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12 Remedies of Borrowers. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrowers’ sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrowers jointly and severally covenant and agree to pay or, if Borrowers fail to pay, to reimburse, Lender, within ten (10) days of receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrowers’ ongoing performance of and compliance with Borrowers’ respective agreements and covenants contained in this Agreement and the other Loan Documents on their part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental, gaming and insurance requirements; (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by or benefiting any Borrower; (iii) securing Borrowers’ compliance with their obligations pursuant to the provisions of this Agreement and the other Loan Documents; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) all fees payable hereunder; (vi) dealing with any Letter of Credit delivered to Lender hereunder; (vii) subject to the terms hereof, enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting any Borrower, this Agreement, the other Loan Documents, any Property, the IP, the Collateral or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from any Borrower under this Agreement or the other Loan Documents or with respect to any Property, the IP or the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Notwithstanding the provisions set forth in this Section 10.13(a) or in any other provision of this Agreement or the other Loan Documents, in the event that (A) Lender employs counsel to collect the Debt, protect or foreclose the Pledge Agreement or as otherwise permitted in this Agreement and the other Loan Documents and (B) Lender has sold or transferred any interests in the Note, then Borrowers shall only be responsible for the attorneys’ fees and expenses of the counsel of one Lender.

(b) Borrowers shall, jointly and severally, indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, out-of-pocket losses, actual damages (but not lost revenues, diminution in value and other consequential damages), penalties, actions, judgments, third party suits, third party claims, reasonable costs, reasonable expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by any Borrower of its obligations under, or any material misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrowers shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrowers, jointly and severally, covenant and agree to pay for or, if Borrowers fail to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency and required pursuant to the terms and conditions of this Agreement or any other Loan Document in connection with any request or approval sought by Borrowers, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation; provided, however, that Lender expressly acknowledges and agrees that Borrowers shall not be required to pay any Rating Agency surveillance charges.

Section 10.14 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrowers may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower to the extent permitted by applicable law.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrowers and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any Borrower and Lender nor to grant Lender any interest in the Collateral other than that of secured party, pledgee or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrowers and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder and/or to disbursements from the Reserve Funds are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan and/or will refuse to make any disbursement from any Reserve Fund in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) Without limiting the generality of Section 10.16(a) hereof, Borrowers expressly acknowledge and agree that: (i) DLJ Merchant Banking, Inc. is an affiliate of Lender and various of its indirect subsidiaries and/or affiliates own indirect ownership interests in each Borrower (the “DLJ Entities”), and (ii) neither the Lender named herein nor any successor or assign thereof shall have any liability to Borrower as a result of such relationship between Lender and the DLJ Entities, including, without limitation, under any theory of lender liability.

(d) The benefits of this Agreement shall not inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any Trade Contractors including any Major Contractors or others for goods and materials supplied or work and labor furnished in connection with the construction or rehabilitation of the Project or for debts or claims accruing to any such Persons against Mortgage Borrowers or Borrowers. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Lender, or any of its officers, directors, agents or employees, in favor of any Major Contractor or other Trade Contractor, or any of their respective creditors, or any other Person.

(e) Observation, inspection and approvals, if applicable, by Lender of the Plans and Specifications, the construction of the Project and/or the workmanship and materials used therein shall impose no responsibility or liability of any nature whatsoever on Lender and no Borrower, Mortgage Borrower, Trade Contractor or other interested Person, under any circumstances, shall be entitled to rely upon such inspections and approvals by Lender for any reason. Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any such approval.

Section 10.17 Publicity. All news releases, publicity or advertising by any Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender, Credit Suisse or any of their Affiliates shall be subject to the prior approval of Lender not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, disclosure required by applicable state or federal securities laws, rules or regulations or other applicable Legal

Requirements, or as customarily and reasonably requested by any Gaming Authorities, shall not be subject to Lender’s prior written approval.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of any Borrower, any Borrower’s partners and others with interests in any Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the Pledge Agreement, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. To the fullest extent permitted by law, each Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any Obligations under the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which any Borrower is obligated to make under any of the Loan Documents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower acknowledges that, with respect to the Loan, such Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the businesses of Borrowers or their Affiliates.

Section 10.21 Brokers and Financial Advisors.

(a) Each Borrower hereby represents that neither it nor any of its Affiliates has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all third-party claims, liabilities, out-of-pocket costs and reasonable expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses (but only for one (1) set of attorneys)) in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Borrower or an Affiliate of any Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21(a) shall survive the expiration and termination of this Agreement and the payment of the Debt.

(b) Lender hereby represents that neither it nor any of its Affiliates has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Lender hereby agrees to indemnify, defend and hold Borrowers harmless from and against any and all third-party claims, liabilities, out-of-pocket costs and reasonable expenses of any kind (including Borrowers’ reasonable attorneys’ fees and expenses (but only for one (1) set of attorneys)) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Lender or an Affiliate of Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21(b) shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, (i) the Commitment Letter dated May 11, 2006 between Morgans Hotel Group Co., MHG HR Acquisition Corp and Lender, and (ii) the Commitment Letter dated December 22, 2006 between Morgans Hotel Group Co., MHG HR Acquisition Corp, DLJ Merchant Banking, Inc. and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. The representations, covenants, warranties and obligations of Borrowers hereunder are joint and several.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) subject to applicable Gaming Laws, the right to routinely consult with and advise each Borrower’s management regarding the significant business activities and business and financial developments of each Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of each Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by any Borrower of any other significant property (other than (i) personal property required for the day to day operation of any Property and (ii) to the extent any such acquisition is contemplated in the Approved Annual Budget then in effect).

The rights described above in this Section 10.24 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

ARTICLE XI.

MORTGAGE LOAN AND MEZZANINE LOANS

Section 11.1 Mortgage Loan and Mezzanine Loan Deliveries.

(a) Promptly after receipt, Borrowers shall deliver (or cause Mortgage Borrowers, First Mezzanine Borrowers or Second Mezzanine Borrowers, as applicable, to deliver) to Lender a true, correct and complete copy of all material notices, demands, requests or material correspondence (including electronically transmitted items) received from (i) Mortgage Lender by any Mortgage Borrower or any guarantor under the Mortgage Loan Documents, (ii) First Mezzanine Lender by any First Mezzanine Borrower or any guarantor under the First Mezzanine Loan Documents, or (iii) Second Mezzanine Lender by any Second Mezzanine Borrower or any guarantor under the Second Mezzanine Loan Documents.

(b) Unless otherwise delivered to Lender pursuant to the provisions of Section 5.1.11 hereof, Borrowers shall deliver (or cause Mortgage Borrowers, First Mezzanine Borrowers or Second Mezzanine Borrowers, as applicable, to deliver) to Lender all of the financial statements, reports, material certificates and related items delivered or required to be delivered by (i) Mortgage Borrowers to Mortgage Lender under the Mortgage Loan Documents as and when due under the Mortgage Loan Documents, (ii) First Mezzanine Borrowers to First Mezzanine Lender under the First Mezzanine Loan Documents as and when due under the First Mezzanine Loan Documents, and (iii) Second Mezzanine Borrowers to Second Mezzanine Lender under the Second Mezzanine Loan Documents as and when due under the Second Mezzanine Loan Documents.

Section 11.2 Mortgage Loan and Mezzanine Loan Estoppels.

(a) After written request by Lender but in no event more than two (2) times in any twelve (12) month period, Borrowers shall (or shall cause Mortgage Borrowers to) from time to time, use reasonable efforts to obtain from Mortgage Lender such estoppel certificates with respect to the status of the Mortgage Loan and compliance by Mortgage Borrowers with the terms of the Mortgage Loan Documents as may reasonably be requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then Borrowers shall not be in breach of this provision so long as Borrowers furnish to Lender estoppels executed by Borrowers and

Mortgage Borrowers expressly representing to Lender the information requested by Lender regarding the status of the Mortgage Loan and the compliance by Mortgage Borrowers with the terms of the Mortgage Loan Documents. Borrowers hereby jointly and severally indemnify Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and reasonable disbursements of any kind or nature whatsoever which may be imposed on, actually incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition or circumstance relating to the Mortgage Loan which was misrepresented in any material respect by Borrowers in, or which warrants disclosure and was omitted from, such estoppel executed by Borrowers and Mortgage Borrowers.

(b) After written request by Lender but in no event more than two (2) times in any twelve (12) month period, Borrowers shall (or shall cause First Mezzanine Borrowers to) from time to time, use reasonable efforts to obtain from First Mezzanine Lender such estoppel certificates with respect to the status of the First Mezzanine Loan and compliance by First Mezzanine Borrowers with the terms of the First Mezzanine Loan Documents as may reasonably be requested by Lender. In the event or to the extent that First Mezzanine Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then Borrowers shall not be in breach of this provision so long as Borrowers furnish to Lender estoppels executed by Borrowers and First Mezzanine Borrowers expressly representing to Lender the information requested by Lender regarding the status of the First Mezzanine Loan and the compliance by First Mezzanine Borrowers with the terms of the First Mezzanine Loan Documents. Borrowers hereby jointly and severally indemnify Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and reasonable disbursements of any kind or nature whatsoever which may be imposed on, actually incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition or circumstance relating to the First Mezzanine Loan which was misrepresented in any material respect by Borrowers in, or which warrants disclosure and was omitted from, such estoppel executed by Borrowers and First Mezzanine Borrowers.

(c) After written request by Lender but in no event more than two (2) times in any twelve (12) month period, Borrowers shall (or shall cause Second Mezzanine Borrowers to) from time to time, use reasonable efforts to obtain from Second Mezzanine Lender such estoppel certificates with respect to the status of the Second Mezzanine Loan and compliance by Second Mezzanine Borrowers with the terms of the Second Mezzanine Loan Documents as may reasonably be requested by Lender. In the event or to the extent that Second Mezzanine Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then Borrowers shall not be in breach of this provision so long as Borrowers furnish to Lender estoppels executed by Borrowers and Second Mezzanine Borrowers expressly representing to Lender the information requested by Lender regarding the status of the Second Mezzanine Loan and the compliance by Second Mezzanine Borrowers with the terms of the Second Mezzanine Loan Documents. Borrowers hereby jointly and severally indemnify Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and reasonable disbursements of any kind or nature whatsoever which may be imposed on, actually incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition or circumstance relating to the Second Mezzanine Loan which was misrepresented in any material respect by Borrowers in, or which warrants disclosure and was omitted from, such estoppel executed by Borrowers and Second Mezzanine Borrowers.

Section 11.3 Mortgage Loan and Mezzanine Loan Defaults.

(a) Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrowers from any of their obligations hereunder, if there shall occur any Mortgage Event of Default or any Mezzanine Event of Default, Borrowers hereby expressly agree that Lender shall have the immediate right, without notice to or demand on any of the applicable Loan Parties, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loan and/or any Mezzanine Loan, as applicable, and any other sums, that are then due and payable and to perform any act or take any action on behalf of the applicable Loan Parties, as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents or the applicable Mezzanine Loan Documents on the part of such Loan Parties to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 11.3 (including, without limitation, reasonable attorneys’ and other professional fees), with interest at the Default Rate, for the period from the date of demand by Lender to Borrowers for such payments to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by the Pledge Agreement and shall be due and payable to Lender upon demand therefor.

(b) Subject to the rights of tenants and the Mortgage Loan Agreement, Borrowers hereby grant, and shall cause Mortgage Borrowers to grant, Lender and any Person designated by Lender the right to enter upon any Property at any time for the purpose of carrying out the rights granted to Lender under this Section 11.3.

(c) Borrowers shall not, and shall not cause or permit any of the Loan Parties or any other Person to, impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan or any Mezzanine Loan, as applicable, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral (including the Properties) following a default or asserted default under the Mortgage Loan or any Mezzanine Loan, as applicable, in accordance with the provisions of this Agreement and the other Loan Documents.

(d) Borrowers hereby indemnify Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions described in Section 11.3(a). Lender shall have no obligation to any Loan Party or any other party to make any such payment or performance.

(e) If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents or any Mezzanine Loan Documents, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender in making the Loan, Borrowers hereby absolutely and unconditionally release and waive all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 11.3 other than claims arising out of the fraud, illegal acts, gross negligence or willful misconduct of Lender.

(f) In the event that Lender cures any Mortgage Event of Default or any Mezzanine Event of Default, any such cure by Lender shall not waive or be deemed to have cured such Mortgage Event of Default or such Mezzanine Event of Default and shall constitute an immediate Event of Default under this Agreement without any notice, grace or cure period otherwise applicable under this Agreement.

(g) In the event that Lender makes any payment in respect of the Mortgage Loan and/or any Mezzanine Loan, Lender shall be subrogated to (i) all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Properties and Mortgage Borrowers, and/or (ii) all of the rights of the applicable Mezzanine Lender under the applicable Mezzanine Loan Documents against the applicable Mezzanine Collateral and applicable Mezzanine Borrowers, in each case in addition to all other rights which Lender may have under the Loan Documents or applicable law (including, without limitation, reasonable attorneys’ and other professional fees), and any such payments made by Lender together with interest at the Default Rate, for the period from the date of demand by Lender to Borrowers for such payments to the date of payment to Lender, (A) shall constitute a portion of the Debt, (B) shall be secured by the Pledge Agreement and (C) shall be due and payable to Lender upon demand therefor.

Section 11.4 Discussions with Mortgage Lender and Mezzanine Lenders. In connection with the exercise of its rights set forth in the Loan Documents, Lender shall have the right at any time to discuss the Properties, the Mortgage Loan, the Mezzanine Loans, the Loan or any other matter directly with Mortgage Lender and/or any Mezzanine Lender or its respective consultants, agents or representatives without notice to or permission from any Borrower or any other Loan Party, nor shall Lender have any obligation to disclose such discussions or the contents thereof with any Borrower or any other Loan Party.

Section 11.5 Independent Approval Rights.

(a) If any action, proposed action or other decision is consented to or approved by Mortgage Lender or any Mezzanine Lender, such consent or approval shall not be binding or controlling on Lender; provided, however, that, notwithstanding anything to the contrary which may be contained in this Agreement, and as between Lender and Borrowers only, Lender shall be deemed to have approved or waived any document delivered or action taken, or required to be delivered or taken, by Mortgage Borrowers to Mortgage Lender under the Mortgage Loan Agreement related to the construction of the Project which is approved or waived in writing by Mortgage Lender under the Mortgage Loan Documents.

(b) Borrowers hereby acknowledge and agree that (i) the risks of Mortgage Lender in making the Mortgage Loan, and the risks of each Mezzanine Lender in making its Mezzanine Loan, are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval, Mortgage Lender, each Mezzanine Lender and Lender may reasonably reach different conclusions, and (iii) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view. Further, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan and/or any Mezzanine Loan, and Borrowers hereby waive any claim of liability against Lender arising from any such denial.

Section 11.6 Intercreditor Agreement.

(a) Borrowers hereby acknowledge and agree that (i) the Intercreditor Agreement entered into by and among Lender, Mortgage Lender, First Mezzanine Lender and Second Mezzanine Lender will be solely for the benefit of Lender, Mortgage Lender, First Mezzanine Lender and Second Mezzanine Lender; (ii) none of Borrowers, Mortgage Borrowers, First Mezzanine Borrowers or Second Mezzanine Borrowers shall be intended third-party beneficiaries of any of the provisions therein; and (iii) none Borrowers, Mortgage Borrowers, First Mezzanine Borrowers or Second Mezzanine Borrowers shall have any rights thereunder or shall be entitled to rely on any of the provisions contained therein. None of Lender, Mortgage Lender, First Mezzanine Lender or Second Mezzanine Lender shall have any obligation to disclose to Borrowers the contents of the Intercreditor Agreement. Borrowers’ obligations hereunder are and will be independent of the Intercreditor Agreement and shall remain unmodified by the terms and provisions thereof.

(b) In the event that Lender, pursuant to the terms of the Intercreditor Agreement, is required to pay over to Mortgage Lender or any Mezzanine Lender any payment or distribution of assets, whether in cash, property or securities which otherwise would have been applied to the Debt, including, without limitation, any proceeds of any property previously received by Lender on account of the Loan or any payments under the Guaranties, pursuant to voluntary payment or judgment or otherwise, then Borrowers agree to indemnify Lender for any amounts so paid, and any amount so paid shall continue to be owing pursuant to the Loan Documents as part of the Debt notwithstanding the prior receipt of such payment by Lender.

ARTICLE XII.

GAMING PROVISIONS

Section 12.1 Operation of Casino Component.

(a) Borrowers shall (i) cause HRHI to observe and perform the obligations imposed upon the lessor under the Gaming Sublease in a commercially reasonable manner; (ii) cause HRHI to enforce the terms, covenants and conditions contained in the Gaming Sublease and the Gaming Recognition Agreement upon the part of the Gaming Operator thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Casino Component or the Hotel/Casino Property; (iii) not allow any amendment to or termination or modification of the Gaming Sublease without the consent of Lender, which consent shall not be unreasonably withheld, other than modifications of a ministerial and non-monetary nature; (iv) not permit HRHI to collect any of the rents or other payments due under the Gaming Sublease more than one (1) month in advance; and (v) not permit HRHI to execute any assignment of its interest in the Gaming Sublease.

(b) As soon as practicable after the date hereof, Borrowers shall submit or cause to be submitted any and all applications, filings and other submissions required by the Gaming Authorities or pursuant to any Gaming Laws to obtain the Gaming Licenses necessary to permit the operation of the Casino Component by Gaming Borrower as contemplated herein. Borrowers shall, or shall cause Mortgage Borrowers to, timely pay all application fees, investigative fees and other costs or fees required by the Gaming Authorities with respect to said approvals and licenses or arising in connection with the diligent prosecution of such applications. Borrowers shall, or shall cause Mortgage Borrowers to, diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with such applications or filings as soon as practicable after receipt of requests therefor.

(c) Provided that (i) no Event of Default has occurred and is continuing, (ii) Gaming Borrower is, pursuant to Gaming Laws, the holder of all Gaming Licenses and all other Operating Permits and Governmental Approvals necessary for the operation of the Casino Component as a casino and the performance of the Casino Component Lease, (iii) the Casino Component Lease is in full force and effect and no material default beyond applicable notice and/or cure periods has occurred thereunder, (iv) the Gaming Sublease has either expired by its own terms or has been properly terminated pursuant to the terms thereof, and (v) Borrowers have given Lender thirty (30) days prior written notice, Borrowers shall cause Gaming Borrower to operate the Casino Component pursuant to the Casino Component Lease and in accordance with all Gaming Laws and all other applicable Legal Requirements. Borrowers shall cause Mortgage Borrowers to thereafter maintain all Gaming Licenses, Operating Permits and Governmental Approvals necessary for the lawful operation of the Casino Component as a casino consistent with Comparable Hotel/Casinos and use its commercially reasonable efforts to operate the Casino Component in a manner designed to maximize revenues from the Properties in the aggregate. No Loan Party shall take, permit or omit any action that would adversely affect the status or good standing of Gaming Borrower under such Operating Permits, Gaming Licenses or Governmental Approvals.

(d) Borrowers hereby acknowledge and agree that the Casino Component Lease and any and all rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owned, claimed or held, by Gaming Borrower thereunder or otherwise in and to the Casino Component, shall be in all respects subordinate and inferior to the liens and security interests created, or to be created, for the benefit of Lender under the Loan Documents, and securing the repayment of the Note and the performance of the Obligations, and all renewals, extensions, increases, supplements, amendments, modifications or replacements thereof.

(e) Borrowers hereby agree that, at any time after the date the Casino Component Lease becomes effective, if ever, (i) upon the occurrence and during the continuance of an Event of Default and at the request of Lender, Borrowers shall cause Gaming Borrower to continue to perform all of its obligations under the terms of the Casino Component Lease with respect to the Casino Component, (ii) upon and after foreclosure, deed in lieu of foreclosure or other similar transfer of the Casino Component to a Mortgage Lender Successor Owner, Borrowers shall cause Gaming Borrower to (A) recognize such Mortgage Lender Successor Owner as the lessor under the Casino Component Lease, (B) not exercise any right to terminate the Casino Component Lease, and (C) at the request of such Mortgage Lender Successor Owner, continue to operate and manage the Casino Component and maintain all applicable Gaming Licenses with respect to the Casino Component for a period not to exceed fifteen (15) months after the effective date of such transfer to such Mortgage Lender Successor Owner (which period shall in all events terminate upon Mortgage Lender Successor Owner’s appointment of a new gaming operator possessing all Gaming Licenses and other Governmental Approvals necessary to conduct all gaming operations at the Hotel/Casino Property, subject to Gaming Borrower’s obligation to transfer its responsibilities under the Casino Component Lease to such new gaming operator and to reasonably cooperate with the transition of the gaming operations from Gaming Borrower to such new gaming operator), in accordance with the terms of the Casino Component Lease; provided that such Mortgage Lender Successor Owner shall be obligated to pay a then market rate casino management fee which is reasonable and customary for similar casinos in Las Vegas, Nevada, and (iii) at any time after foreclosure, deed in lieu of foreclosure or other similar transfer of the Casino Component to a Mortgage Lender Successor Owner, at the option of such Mortgage Lender Successor Owner exercised by written notice to Gaming Borrower, such Mortgage Lender Successor Owner shall have the right to terminate the Casino Component Lease without penalty or termination fee.

(f) Upon the occurrence and during the continuance of an Event of Default, Lender may elect, upon written notice, to require Borrowers to cause Gaming Borrower or any other Loan Party to surrender or relinquish one or more or all of the Gaming Licenses held by such Person(s). If Gaming Borrower or such other Loan Party fails or refuses to so relinquish such Gaming License(s) within five (5) Business Days after receipt of such written notice, then Lender is hereby appointed (which appointment is coupled with an interest) as each Loan Party’s attorney in fact with full authority to surrender or relinquish each such Gaming License on each such Loan Party’s behalf, the foregoing power being irrevocable and coupled with an interest.

(g) Borrowers agree to cause Gaming Borrower to (i) execute such affidavits and certificates as Lender shall reasonably require to further evidence the agreements herein contained, (ii) on request from Lender, furnish Lender with copies of such information as Hotel/Casino Borrower is entitled to receive under the Casino Component Lease, and (iii) cooperate with Lender’s representative in any inspection of all or any portion of the Casino Component from time to time at reasonable times during business hours.

(h) Lender agrees to cooperate with all Gaming Authorities in connection with the administration of its regulatory jurisdiction over the Gaming Operator, Gaming Borrower and any other Person licensed by or registered with the Gaming Authorities, including the provision of such documents or other information as may be requested by the Gaming Authorities relating to the Gaming Sublease, the Casino Component Lease or the Loan Documents. Additionally, Lender acknowledges and understands that (a) it is subject to being called forward by the Gaming Authorities, in their discretion, for licensing or a finding of suitability, (b) all rights, remedies and powers provided in this Agreement may be exercised only to the extent the exercise thereof does not violate any applicable Gaming Laws, and (c) to the extent prior approval of the Gaming Authorities is required pursuant to applicable Gaming Laws for the exercise, operation and effectiveness of any remedy hereunder or under any other Loan Document, or the taking of any action that may be taken by Lender hereunder or under any other Loan Document, such remedy or action shall be subject to such prior approval of the Gaming Authorities, but the foregoing acknowledgements shall not be read or construed, in any manner or at any time, to qualify or limit any representation, warranty, covenant, agreement or obligation of any Loan Party herein, including, without limitation, any of the same relating to the due authorization, execution, delivery, performance and/or enforceability of any Loan Document, or any assignment, issuance, granting or remedy evidenced, created or effected thereby. Notwithstanding the foregoing, Borrowers expressly acknowledge and agree that Lender shall not be liable to any Loan Party or any other Person for any loss, cost, damage, fine or other expense suffered by any Loan Party or any other Person resulting from Lender’s cooperation with, appearance before, or provision of information or documents to, any Gaming Authority as contemplated in this Sections 12.1(h), except for Lender’s gross negligence, willful misconduct or fraud.

Section 12.2 Gaming Liquidity Requirements. From and after the date, if ever, upon which Gaming Borrower becomes the Gaming Operator in accordance with the terms of the Mortgage Loan Agreement and this Agreement, Borrowers shall furnish, or shall cause Gaming Borrower to furnish, to Lender, within five (5) Business Days following the end of each calendar month, an Officer’s Certificate certifying as to the amount of the Gaming Liquidity Requirement (including a calculation of the determination thereof) and the Gaming Operating Reserve with respect to such month, including any changes to the foregoing during such month, the foregoing to be in form and substance reasonably acceptable to Lender (the “Monthly Gaming Requirement Certificate”).

ARTICLE XIII.

RIGHT OF FIRST OFFER

Section 13.1 Right of First Offer. Prior to seeking any Refinancing Loan and/or any commitment for a Refinancing Loan, Borrowers shall first notify Credit Suisse in writing (the “Right of First Offer Notice”) of its intention to obtain any such Refinancing Loan, which Right of First Offer Notice shall (a) contain the Material Economic Terms which Borrowers would, in good faith, expect to receive in the market for loans similar in type to the Refinancing Loan being sought, and (b) offer (in each case, a “Right of First Offer”) to Credit Suisse the opportunity to consider whether or not Credit Suisse (or an Affiliate thereof) will provide the Refinancing Loan on Material Economic Terms substantially similar to the Material Economic Terms contained in the Right of First Offer Notice. For the purposes of this Article XIII,

“Material Economic Terms” shall mean, collectively, the term of the facility, the approximate amount of the facility, the type of facility (i.e., fixed rate v. floating rate; interest only v. amortization), interest rate, points and other fees, guarantors and types of guaranty agreements, use of deposits/reserves, required equity, and net worth and liquidity requirements. For purposes only of (i) this Article XIII, and (ii) the definition of Applicable Exit Fee Percentage set forth in Section 1.1 of the Mortgage Loan Agreement, the term “Credit Suisse” shall also include any Affiliate of Credit Suisse.

Section 13.2 Right of First Offer Procedure. The Right of First Offer shall be subject to the procedure set forth below.

(a) As and when Borrowers determine that they will seek to obtain a Refinancing Loan, Borrowers shall promptly send to Credit Suisse the Right of First Offer Notice.

(b) Upon receipt of the Right of First Offer Notice, Credit Suisse shall have the right to request all information and materials relating to Borrowers, their direct and indirect principals, the Collateral and the Properties that Credit Suisse shall reasonably require in order to evaluate whether or not it will seek to obtain the requisite internal approvals (the “Internal Approvals”) to extend a Refinancing Loan (collectively, the “Right of First Offer Information and Materials”) and Borrowers hereby agree to cooperate with Credit Suisse in all reasonable respects in connection with providing the Right of First Offer Information and Materials. Such request for the Right of First Offer Information and Materials shall be made within five (5) Business Days of Credit Suisse’s receipt of the Right of First Offer Notice.

(c) If Credit Suisse is not willing to consider the Refinancing Loan, Credit Suisse shall, prior to the expiration of the period ending thirty (30) days after Credit Suisse’s receipt of the Right of First Offer Information and Materials, deliver to Borrowers a written notice to such effect (“Lender’s Rejection Notice”). Upon receipt of Lender’s Rejection Notice, Borrowers shall then have the right to solicit Third Party Lenders to provide a Refinancing Loan.

(d) If Credit Suisse is willing to consider the Refinancing Loan, Credit Suisse shall, prior to the expiration of the period ending thirty (30) days after Credit Suisse’s receipt of the Right of First Offer Information and Materials, deliver to Borrowers a term sheet containing Material Economic Terms substantially similar to the Material Economic Terms contained in the Right of First Offer Notice upon which Credit Suisse is prepared to seek the Internal Approvals to extend the Refinancing Loan (the “ROFO Term Sheet”), it being understood that such ROFO Term Sheet shall not be binding upon Credit Suisse and shall in no event be deemed a commitment by Credit Suisse to lend. If Credit Suisse does not deliver a ROFO Term Sheet within such thirty (30) day period, Credit Suisse shall be deemed to be unwilling to provide the Refinancing Loan on the Material Economic Terms contained in the Right of First Offer Notice and the terms and conditions of clause (c) above shall be applicable.

(e) Credit Suisse shall not be liable in any manner whatsoever for (i) failure to deliver any notice or documents specified herein or (ii) its failure to continue to consider whether or not it will commit to extend the Refinancing Loan.

Section 13.3 Application to Credit Suisse. Borrowers expressly acknowledge and agree that Borrowers shall afford the rights under this Article XIII to Credit Suisse whether or not Credit Suisse or any Affiliate thereof is then “Lender” under this Agreement and the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Mezzanine Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

HRHH GAMING JUNIOR MEZZ TWO, LLC, a Delaware limited liability company

By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Vice President, Secretary and Treasurer

HRHH JV JUNIOR MEZZ TWO, LLC, a Delaware limited liability company

By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Vice President

COLUMN FINANCIAL, INC., a Delaware corporation

By:	/s/ Heather C. Jones
	Name:	Heather C. Jones
	Title:	Vice President

SCHEDULE I-A

LEGAL DESCRIPTION OF HOTEL/CASINO PROPERTY

[OMITTED]

SCHEDULE I-B

LEGAL DESCRIPTION OF CAFE PROPERTY

[OMITTED]

SCHEDULE I-C

LEGAL DESCRIPTION OF ADJACENT PROPERTY

[OMITTED]

SCHEDULE II

DESCRIPTION OF PROJECT

[OMITTED]

SCHEDULE III

DESCRIPTION OF PLEDGED INTERESTS

[OMITTED]

SCHEDULE IV

ALLOCATED LOAN AMOUNTS

[OMITTED]

SCHEDULE V

NET WORTH REQUIREMENTS

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SCHEDULE VI

ORGANIZATIONAL STRUCTURE

[OMITTED]

SCHEDULE VII

IP

[OMITTED]

SCHEDULE VIII

LITIGATION

[OMITTED]

SCHEDULE IX

OPERATING PERMITS

[OMITTED]

SCHEDULE X

RENT ROLL

[OMITTED]

SCHEDULE XI

LIST OF MORTGAGE LOAN DOCUMENTS

[OMITTED]

SCHEDULE XII

LIST OF FIRST MEZZANINE LOAN DOCUMENTS

[OMITTED]

SCHEDULE XIII

LIST OF SECOND MEZZANINE LOAN DOCUMENTS

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EXHIBIT A

FORM OF THIRD MEZZANINE

CONSTRUCTION COMPLETION GUARANTY

[OMITTED]